PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 7, 1997)

                                  $75,000,000

                                     [LOGO]
                       (FORMERLY OLYMPIC FINANCIAL LTD.)

                         11 1/2% SENIOR NOTES DUE 2007

    The 11 1/2% Senior Notes due 2007 (the "Notes") are being offered (the "Offering") by Arcadia Financial Ltd. (the "Company"). Interest on the Notes is payable semi-annually on March 15 and September 15 of each year, commencing March 15, 1998. The Notes are not redeemable prior to March 15, 2002. Thereafter, the Notes are redeemable, in whole or in part, at the option of the Company, at the redemption prices set forth herein, together with accrued and unpaid interest to the date of redemption. Upon a Change of Control (as defined), the Company will be obligated to make an offer to purchase all outstanding Notes at a price of 101% of the principal amount thereof, together with accrued and unpaid interest to the date of purchase. See "Description of Notes."

    The Notes are general, unsecured obligations of the Company and will rank senior to all outstanding subordinated notes of the Company ($51.2 million aggregate principal amount outstanding as of August 31, 1997) and PARI PASSU in right of payment with all unsecured and unsubordinated indebtedness of the Company. The Company and its subsidiaries are parties to certain warehouse credit facilities that finance purchases of automobile loans to be held on a short-term basis pending securitization in the ordinary course of the Company's business. The Company's obligations under such facilities are secured by the loans financed thereby, and the Notes are effectively subordinated to such obligations to the extent of the security interest in such loans. Moreover, the Company engages in securitization of automobile receivables through subsidiaries in the ordinary course of the Company's business, and the Notes are effectively subordinated to the obligations of such subsidiaries. At August 31, 1997, subsidiaries of the Company had $359.9 million aggregate principal amount of warehouse debt outstanding.

    The Notes will initially be issued and represented solely by one or more certificates that will be registered in the name of the nominee of The Depository Trust Company or any successor depository (the "Depository"), and such nominee will be the sole record Holder of the Notes. Owners of beneficial interests in the Notes will have certain rights that may be exercised only through the Depository and the Depository's book-entry system. Owners of beneficial interests in the Notes will not be entitled to the delivery of a definitive Note except under limited circumstances. See "Description of Debt Securities--Global Securities" in the accompanying Prospectus.

    There is no existing market for the Notes and the Company does not intend to list the Notes on any securities exchange. See "Risk Factors--Absence of Public Market."

    SEE "RISK FACTORS" BEGINNING ON PAGE S-12 HEREOF FOR A DISCUSSION OF MATERIAL RISKS RELATING TO AN INVESTMENT IN THE NOTES OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
            SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

------------------------------------------------------------------------------------------------------
                                                          PRICE        UNDERWRITING       PROCEEDS
                                                         TO THE        DISCOUNTS AND       TO THE
                                                      PUBLIC (1)(2)   COMMISSIONS (3)  COMPANY (1)(4)
------------------------------------------------------------------------------------------------------
Per Note...........................................      98.00%            2.75%           95.25%
Total..............................................    $73,500,000      $2,062,500       $71,437,500
------------------------------------------------------------------------------------------------------

(1) PLUS ACCRUED INTEREST, IF ANY, FROM THE DATE OF ISSUANCE.
(2) $3,150,000 IN PRINCIPAL AMOUNT OF THE NOTES WILL BE SOLD TO CERTAIN OFFICERS AND A DIRECTOR OF THE COMPANY IN THE PUBLIC OFFERING.
(3) SEE "UNDERWRITING" FOR INDEMNIFICATION ARRANGEMENTS WITH THE UNDERWRITERS.
(4) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY, ESTIMATED AT $258,000.

    The Notes are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain prior conditions, including the right of the Underwriters to reject any order in whole or part. It is expected that delivery of the Notes will be made in New York, New York on or about October 8, 1997.

  DONALDSON, LUFKIN & JENRETTE                                      J.P. MORGAN & CO.
              SECURITIES CORPORATION

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 3, 1997.

                                   ARCADIA'S
                                HUBS AND SPOKES

                                     [MAP]

    The Company has used its low-cost "hub and spoke" strategy to expand its network of dealer development representatives to serve over 8,800 dealers in 42 states. This "hub and spoke" strategy has been designed to allow the Company to increase the volume of automobile loans it purchases through its Premier and Classic programs without incurring the additional costs that would be associated with establishing a proportionate number of new buying centers. In addition, the Company has a national customer service center and four regional collection centers.

    "Premier" and "Classic" are proprietary trademarks of the Company.
                            ------------------------

    INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "SHOULD" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. WITHOUT LIMITATION TO THE FOREGOING, SUCH FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS UNDER THE CAPTIONS "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996--RESULTS OF OPERATIONS--SPECIAL CHARGES," "--THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996--RESULTS OF OPERATIONS--GAIN ON SALE OF LOANS," "--THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996--RESULTS OF OPERATIONS--OPERATING EXPENSES,"
"--DELINQUENCY, CREDIT LOSS AND REPOSSESSION EXPERIENCE" AND "--LIQUIDITY" IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1997, AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--THREE MONTHS ENDED MARCH 31, 1997 AND 1996--RESULTS OF OPERATIONS--SPECIAL CHARGES," "--THREE MONTHS ENDED MARCH 31, 1997 AND 1996--RESULTS OF OPERATIONS-- OPERATING EXPENSES" AND "--LIQUIDITY" IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1997, WHICH ARE INCORPORATED HEREIN BY REFERENCE. THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.
                            ------------------------

    ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS PROSPECTUS SUPPLEMENT AND THE REGISTRATION STATEMENT TO WHICH IT RELATES TO THE EXTENT THAT A STATEMENT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR REPLACES SUCH STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE PART OF THIS PROSPECTUS SUPPLEMENT OR THE REGISTRATION STATEMENT TO WHICH IT RELATES. WITHOUT LIMITATION TO THE FOREGOING, ANY STATEMENTS CONTAINED HEREIN FOR OR WITH RESPECT TO PERIODS ENDING AFTER JUNE 30, 1997, SHALL BE DEEMED TO SUPERSEDE ANY STATEMENTS RELATING TO THE SAME SUBJECT MATTER CONTAINED IN THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED MARCH 31 AND JUNE 30, 1997, WHICH ARE INCORPORATED BY REFERENCE HEREIN.
                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO OF THE COMPANY APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. UNLESS OTHERWISE INDICATED, REFERENCES IN THIS PROSPECTUS SUPPLEMENT TO THE COMPANY INCLUDE ARCADIA FINANCIAL LTD. AND ITS SUBSIDIARIES.

                                  THE COMPANY

    Arcadia Financial Ltd. purchases, securitizes and services consumer automobile loans originated primarily by car dealers affiliated with major foreign and domestic manufacturers. The Company purchases loans from more than 8,800 dealers in 42 states, a substantial majority of which sell loans to the Company on a regular basis. Loans are purchased through 18 regional buying centers serving as "hubs" in 15 states, supplemented by a network of dealer development representatives ("DDRs"). DDRs generate loans in "hubs" or "spokes" (markets outside the specific areas of the "hubs"), while credit approval and loan processing are generally performed at the "hub" or at the Company's headquarters in Minneapolis, Minnesota. As a result of this strategy, the Company has expanded the number of dealers in its network and has significantly increased its annual volume of automobile loans purchased, from $743.3 million in 1994 to $2.8 billion in 1996, without incurring the additional costs that would be associated with establishing a proportionate number of new buying centers. During the first six months of 1997, the Company purchased $1.5 billion of automobile loans compared to $1.3 billion in the first six months of 1996. The Company services loans primarily through its national customer service center and four regional collection centers.

    The Company purchases loans based on its underwriting procedures, which focus on a borrower's qualifications and collateral value. The Company's underwriting criteria do not distinguish between new and used vehicles, which represented approximately 17.7% and 82.3%, respectively, of the Company's loan purchases during the first six months of 1997. The Company seeks to maximize gross interest rate spreads relative to expected net losses by maintaining a tiered pricing system based on the borrower's credit characteristics as measured by the Company's underwriting and proprietary credit scoring criteria. The Company markets its loan products to dealers under two programs, designated Premier and Classic. Premier borrowers generally have stronger credit characteristics than Classic borrowers. Classic loans purchased during the first six months of 1997 had annual percentage rates of interest ("APRs") typically ranging from 16% to 23%, with a weighted average APR of approximately 17.9%, while the APRs of Premier loans purchased during the same period typically ranged from 8% to 16%, with a weighted average APR of approximately 13.5%. The Company has been expanding the level of loan purchases under its Classic program primarily to increase gross interest rate spreads. For the month of June 1997, the Company purchased 54% of the principal amount of its loans under the Classic program, compared with 36% and 17% for all of 1996 and 1995, respectively. The Company may change its loan purchase "mix" at any time and from time to time. The Company considers substantially all of the loans it purchases under both the Premier and the Classic programs to be in the "prime" or "non-prime" loan categories, but does not consider the loans it purchases under such programs to be in the "sub-prime" loan category.

    In accordance with prevailing industry practice, the Company pays an up-front dealer participation to the originating dealer for each loan purchased. These dealer participations vary in amount among the Company's loan products and are generally greater for products under the Premier program than for products under the Classic program. Average dealer participations in the first six months of 1997 were 3.20% of the principal amount of loans purchased by the Company, compared with 3.45% and 4.21% during 1996 and 1995, respectively. The decline in 1997 and 1996 was principally due to the increase in the Company's loan purchases under its Classic program and a reduction in the maximum participation rate allowable under the Premier program.

    The Company acts as the servicer of all loans originated and securitized by it in return for a monthly servicing fee. Servicing fee income was $20.5 million in the first six months of 1997, compared with $28.3 million and $14.0 million in all of 1996 and 1995, respectively. In response to the rapid growth of its servicing portfolio, continued expansion of its Classic program (which generally requires greater collection efforts than its Premier program), and increases in delinquencies and default rates on its servicing portfolio, the Company substantially increased its servicing and collection staff and, in October 1996, implemented a strategy to regionalize its collection activities into four new locations: Charlotte, North Carolina; Dallas, Texas; Denver, Colorado and Minneapolis, Minnesota. At August 31, 1997, the Company employed over 700 service representatives and collection associates who are responsible for various aspects of the collection and repossession procedures, compared with 510 and 188 at December 31, 1996 and 1995, respectively. The Company generally utilizes its highly automated telephone dialing systems (the "autodialer") to contact delinquent obligors throughout the first 30 days after a past due date (typically every third day) if previous efforts do not result in the account deficiency being cured. In addition to telephone inquiries, the Company's computerized collection system generates past due notices which typically are mailed to the obligor at various intervals during the first 30 days after a past due date generally beginning approximately 13 days after a past due date. If the collection effort during the first 20 days after a past due date does not result in a satisfactory resolution of the delinquent account, then the account is generally forwarded to collection specialists, who typically send a final demand letter and make a recommendation as to whether the automobile should be repossessed or other action, such as a contract extension, should be taken.

    The Company relies significantly upon the resale of its repossession inventory through retail markets, primarily retail used car consignment lots. The Company believes that the greater recoveries available from the retail market justify the costs of maintaining higher levels of unsold repossession inventory and managing the retail program. In addition, the use of retail markets provides the Company with an opportunity to finance the repossessed vehicles with new buyers. In March and April 1997, following a review by the Company's new chief executive officer, the Company modified its retail liquidation strategy, increasing its use of wholesale auctions to enable it to liquidate vehicles at a pace satisfactory to management, thereby better controlling inventory levels, and introducing a policy that limits the length of time a repossessed vehicle may be held for resale through retail channels. Since 1996, the Company has been adjusting its strategies for identifying and utilizing dealers who demonstrate the ability to sell the Company's repossession inventory at prices and within periods of time that are acceptable to the Company's management. At August 31, 1997, the Company had arrangements with approximately 60 consignment lots, compared with 67 consignment lots at December 31, 1996 and ten large retail consignment lots at December 31, 1995. At August 31, 1997, the inventory of repossessed automobiles managed by the Company and held for resale was $54.8 million, compared with $49.0 million at June 30, 1997, $64.9 million at December 31, 1996 and $17.7 million at December 31, 1995. During the first half of 1997, approximately 55% of repossessed vehicles sold were liquidated through retail markets and the Company financed approximately 90% of these sales, while during 1996, the Company sold approximately 70% of its repossession inventory through retail markets and financed approximately 90% of these sales. The Company believes this strategy had the effect of reducing the Company's loan losses in 1996 and, to a lesser extent, in the first half of 1997 (relative to a wholesale-based strategy) while delaying cash distributed from securitization trusts as a result of slower inventory turnover. The strategic benefits of the retail program were partially offset in 1996 and the first half of 1997 by the performance of the Company's portfolio of repossessed automobile loans, which experienced delinquency, default and loss rates substantially higher than the Company's other loan products, and by lower retail prices for used cars in 1997. Since the latter part of 1996, the Company has taken a series of steps intended to improve the performance of its financed repossession portfolio, including introducing greater verification of credit applications, tightening supervision of the buying process and lowering the loan-to-value ratios on loans purchased. See "Business--Loan Purchases and Underwriting--Resale and Financing of Repossessions."

    The Company primarily uses warehouse facilities to fund its initial purchase of loans. At August 31, 1997, the Company had an aggregate borrowing capacity of approximately $647.7 million under two primary warehouse facilities, of which approximately $287.8 million was available. Such facilities expire in December 1997 and July 1998, subject to renewal or extension at the option of the lenders. The Company securitizes purchased loans as asset-backed securities, generally on a quarterly or more frequent basis. In its securitizations, the Company, through a special purpose subsidiary, transfers loans to newly formed securitization trusts which issue one or more classes of asset-backed securities. The asset-backed securities are simultaneously sold to investors and the Company recognizes a gain on sale of the loans. Each month, collections of principal and interest on the securitized loans are used by the trustee to pay holders of the related asset-backed securities, to establish and maintain spread accounts as a source of cash to cover shortfalls in collections and to pay expenses associated with the securitizations and subsequent servicing. After such application by the trustee, excess cash is generally distributed to the Company, subject to its agreements with Financial Security Assurance Inc. ("FSA"). All of the Company's securitization trusts and one of the Company's warehouse facilities are credit-enhanced through financial guaranty insurance policies issued by FSA, which insure payments of principal and interest due on the related asset-backed securities. Asset-backed securities insured by FSA have been rated AAA by Standard & Poor's and Aaa by Moody's Investors Service, Inc. At August 31, 1997 the aggregate principal amount of loans held by securitization trusts was approximately $4.2 billion, with aggregate restricted cash in spread accounts of $222.9 million, compared with $3.8 billion and $143.0 million, respectively, at December 31, 1996 and $2.3 billion and $63.6 million, respectively, at December 31, 1995. Excess cash from securitization trusts distributed to the Company was $58.9 million (including $14.5 million that was restricted pursuant to an arrangement between the Company and FSA) in the first nine months of 1997, compared with $43.4 million in all of 1996 and $21.1 million in all of 1995. In September 1997, the Company completed an additional $775.0 million securitization.

STRATEGIES

    The Company's business objective is to maximize the volume and profitability of loans it purchases, securitizes and services. To achieve this objective, the Company employs the following strategies:

    - EMPHASIS ON DEALER RELATIONSHIPS. The Company believes that one of its key competitive advantages is its ability to identify and meet a dealer's financing needs. When presented with a loan application, the Company attempts to notify the dealer within one hour or less whether it will approve, conditionally approve or deny the automobile loan for purchase from the dealer. The Company's business hours generally coincide with those of the dealership and, in some cases, the Company will provide loan processing on the dealer's premises during dealer promotions. When the Company considers a borrower's credit quality to be adequate, the Company may provide the dealer with flexibility in developing loan structures to accommodate a borrower's needs, such as extended payment terms or low down-payment requirements. To further assist the dealer, the Company may perform more in-depth underwriting analysis when warranted by special circumstances. A DDR maintains frequent contact with the dealer and recommends service enhancements from time to time. By employing consistent loan underwriting and purchasing procedures, the Company believes that it provides the dealer with a reliable and consistent source of financing.

    - TIERED PRICING STRATEGY. The Company maintains a tiered pricing system, allowing it to price different loan products according to the profiles of borrowers' credit characteristics as measured by the Company's proprietary credit scoring system. The Company's tiered pricing system seeks to (i) maximize gross interest rate spreads relative to expected net losses within each credit tier, (ii) provide a greater opportunity to expand its automobile loan market share through loan products that address a greater variety of customer needs and (iii) reduce initial cash requirements relative to the Premier program because the Company offers lower dealer participations on Classic loans. The Company generally achieves significantly higher pricing under the Classic program than under the Premier program. The higher pricing of the Classic program is intended to compensate the Company for the higher delinquency and default rates associated with the Classic program, which the Company addresses through higher reserves for loan losses. At June 30, 1997, the Company had an aggregate of $209.6 million reserved for loan losses, compared with $95.0 million at December 31, 1996 and $42.3 million at December 31, 1995. Reserves as a percentage of outstanding loans securitized increased from 1.86% at December 31, 1995 to 2.51% at December 31, 1996 and 4.64% at June 30, 1997. The Company may change its loan purchase mix at any time and from time to time. See "Business--Loan Purchases and Underwriting."

    - MAINTENANCE OF UNDERWRITING PROCEDURES. The Company has developed a proprietary credit scoring system designed to maintain consistent underwriting procedures for its loan authorizations. The Company's credit scoring system monitors six evaluation criteria, including debt-to-income, payment-to-income, loan-to-value, bankruptcy score, credit score and loan size. Based on the results of the credit scoring system, loan applications are reviewed by one of the Company's credit specialists and, based on the Company's underwriting procedures, are frequently reviewed by one or more credit managers, to determine whether the loan should be approved. To monitor the integrity of the underwriting procedures, management tracks on a daily basis the approval rates and delinquency and loss rates by credit specialist, buying center and dealer. On a regular basis, the Company evaluates its underwriting procedures and implements enhancements when management believes appropriate.

    - SERVICING. The Company operates a national servicing center in Minneapolis, Minnesota and four regional collection centers located in Charlotte, North Carolina; Dallas, Texas; Denver, Colorado and Minneapolis, Minnesota. These centers are staffed with over 700 trained personnel responsible for various servicing, collection and repossession activities. Collectors are assisted by highly automated telephone dialing systems which improve the Company's ability to make early contact with delinquent obligors. In addition the Company utilizes a computerized collection system to aid its servicing and collection efforts. The Company regularly monitors and periodically evaluates its servicing and collection centers with a view to improving their procedures and anticipating expansion of loan purchase volume or changes in product mix.

    - FUNDING AND LIQUIDITY THROUGH WAREHOUSING AND SECURITIZATIONS. The Company funds the acquisition of automobile loans principally through two warehouse facilities with asset-backed commercial paper programs. Currently, these facilities provide sufficient capacity to handle the Company's loan purchases. The Company securitizes purchased loans as asset-backed securities and uses such securitizations as a cost competitive source of capital compared to traditional sources of corporate debt financing. Securitization enables the Company to sell automobile loans on a regular basis, while retaining the right to receive future servicing fees and excess cash flows. Securitization also allows the Company to use the net proceeds from such sales to fund the purchase of additional automobile loans. Since inception, the Company has securitized approximately $8.1 billion of automobile loans.

    - RETAILING OF REPOSSESSED AUTOMOBILES. The Company relies significantly upon the resale of its repossession inventory through retail markets, primarily retail used car consignment lots. The Company believes that the greater recoveries available from the retail market justify the costs of maintaining unsold repossession inventory and managing the retail program. In addition, the use of retail markets provides the Company with an opportunity to finance the sale of repossessed automobiles to new buyers.

RECENT DELINQUENCY, LOSS AND REPOSSESSION EXPERIENCE

    Delinquencies (loans over 30 days past due) as a percentage of the balance of loans outstanding at August 31, 1997 increased to 3.07% from 2.64% at December 31, 1996 and 2.15% at August 31, 1996. Annualized gross charge-offs as a percentage of the average servicing portfolio for the eight months ended August 31, 1997 were 3.77%, compared to gross charge-offs as a percentage of the average servicing portfolio of 1.18% during the year ended December 31, 1996. Annualized net losses as a percentage of servicing portfolio for the eight months ended August 31, 1997 were 3.56% compared to net losses as a percentage of servicing portfolio of 0.99% during the year ended December 31, 1996. The significant increase in the rates of gross charge-offs and net losses during the first eight months of 1997, experienced by both the Premier and Classic programs, was primarily due to a valuation adjustment to existing inventory when the Company changed its accounting policy with respect to the valuation of repossession inventory in March 1997, as discussed above, and the application of such policy beginning in the second quarter of 1997, which has resulted in substantially lower recovery rates on repossessed vehicles compared to prior periods. These increases also resulted from (i) increased demands on the Company's servicing and collection resources as a result of growth in its servicing portfolio, continued expansion of the Classic loan program (which generally requires greater collection efforts than its Premier program) and a recent increase in the rate of turnover for servicing and collection personnel, (ii) the performance of the Company's Classic product for first time automobile buyers (discontinued in March 1996) and the Company's financed repossession program, both of which have experienced significantly higher delinquencies, repossessions and losses than the Company's other products and programs, and (iii) the continued seasoning of the Company's servicing portfolio to include a greater proportion of loans, particularly Classic loans, in the period of highest probability for delinquencies and defaults (generally six to 14 months from the origination date). See "Risk Factors--Loan Performance Risks" and "--Economic Conditions--Labor Market Conditions."

    The Company's principal executive offices are located at Olympic Financial Center, 7825 Washington Avenue South, Minneapolis, Minnesota 55439-2435, and its telephone number is (612) 942-9880. Following a request from the U.S. Olympic Committee, the Company changed its name from Olympic Financial Ltd. to Arcadia Financial Ltd. in April 1997.

                                  THE OFFERING

SECURITIES OFFERED................  $75.0 million principal amount of 11 1/2% Senior Notes due 2007 (the "Notes").

MATURITY DATE.....................  March 15, 2007.

INTEREST PAYMENT DATES............  March 15 and September 15 of each year, commencing March
                                    15, 1998.

OPTIONAL REDEMPTION...............  The Notes will be redeemable at the option of the
                                    Company, in whole or in part, at any time on or after
                                    March 15, 2002, at the redemption prices set forth
                                    herein, together with accrued and unpaid interest to the
                                    date of redemption.

CHANGE OF CONTROL.................  Upon a Change of Control (as defined), the Company will be obligated to make an offer to repurchase all
                                    outstanding Notes at a price of 101% of the principal
                                    amount thereof, together with accrued and unpaid
                                    interest to the date of purchase.

ASSET SALES.......................  The Supplemental Indenture relating to the Notes, together with the Senior Note Indenture described in the
                                    accompanying Prospectus (the "Indenture"), requires that
                                    the proceeds of certain Asset Sales (as defined) be
                                    applied as specified in the Indenture or be used to
                                    repurchase Notes, at the option of the holder thereof,
                                    at 100% of the principal amount thereof plus accrued and
                                    unpaid interest thereon to the date of purchase. If, as
                                    a result of any Asset Sale of Excess Spread (as
                                    defined), Finance Income Receivable relating to the
                                    aggregate remaining Excess Spread not sold or disposed
                                    of in such Asset Sale (the "Remaining Finance Income
                                    Receivable") would be less than the Minimum Finance
                                    Income Receivable (as defined), the Indenture requires
                                    that a portion of the proceeds of such Asset Sale equal
                                    to the amount by which the Remaining Finance Income
                                    Receivable is less than the Minimum Finance Income
                                    Receivable be used to repurchase Notes, at the option of
                                    the Holder thereof, at 101% of the principal amount
                                    thereof plus accrued and unpaid interest thereon to the
                                    date of purchase. Such offers shall be made (i) only
                                    after asset sale offers required by the terms of the
                                    Company's 11 1/2% Senior Notes due 2007 issued March 12,
                                    1997 (the "Senior Term Notes"), (ii) only if and to the
                                    extent that there are funds remaining following such
                                    asset sale offers on the Senior Term Notes and (iii) pro
                                    rata in proportion to the principal amount (or accreted
                                    value, if applicable) outstanding in respect of any
                                    asset sale offer required by the terms of any PARI PASU
                                    Indebtedness, other than the Senior Term Notes, incurred
                                    in accordance with the Indenture.

RANKING...........................  The Notes are general, unsecured obligations of the
                                    Company and will rank senior to all outstanding
                                    subordinated indebtedness of the Company ($51.2 million
                                    aggregate principal amount outstanding as of August 31,
                                    1997) and PARI PASSU in right of payment with all
                                    current and future unsecured and unsubordinated
                                    indebtedness of the Company. The Company and its
                                    subsidiaries are parties to certain warehouse facilities
                                    that finance purchases of automobile loans to be held on
                                    a

                                    short-term basis pending securitization in the ordinary
                                    course of the Company's business. The obligations under
                                    such facilities are secured by the loans financed
                                    thereby and the Notes are effectively subordinated to
                                    such obligations to the extent of the security interest
                                    in such loans. Moreover, the Company engages in
                                    securitization of automobile receivables through
                                    subsidiaries in the ordinary course of the Company's
                                    business, and the Notes are effectively subordinated to
                                    the obligations of such subsidiaries. At August 31,
                                    1997, subsidiaries of the Company had $359.9 million
                                    aggregate principal amount of warehouse debt
                                    outstanding.

CERTAIN COVENANTS.................  The Indenture will restrict, among other things, dividends and certain other distributions, the purchase,
                                    redemption or retirement of Equity Interests (as
                                    defined), the payment of principal on or purchase,
                                    redemption, defeasance or retirement for value of
                                    certain indebtedness (other than at final maturity or in
                                    accordance with mandatory redemption, sinking fund or
                                    similar provisions), investments outside Permitted
                                    Businesses (as defined) and the incurrence of certain
                                    additional indebtedness, and will restrict the ability
                                    of the Company's subsidiaries to pay dividends or
                                    distributions to the Company, the creation of certain
                                    liens, certain transactions with Affiliates (as defined)
                                    and certain mergers and consolidations.

REPORTS TO NOTEHOLDERS............  The Company will furnish to holders of the Notes annual reports containing audited financial statements and
                                    quarterly reports containing unaudited summary financial
                                    information for the first three quarters of each fiscal
                                    year.

USE OF PROCEEDS...................  Net proceeds from the sale of the Notes (after deducting underwriting discounts and estimated offering expenses)
                                    are estimated to be approximately $71.2 million and will
                                    be used to fund purchases of automobile loans and for
                                    working capital and other general corporate purposes.
                                    Prior to application for the foregoing purposes, the net
                                    proceeds will be used to reduce outstanding indebtedness
                                    under the Company's warehouse facilities.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

                                                                                                    SIX MONTHS ENDED JUNE
                                                       YEAR ENDED DECEMBER 31,                               30,
(Dollars in thousands except per    -------------------------------------------------------------  ------------------------
share amounts)                        1992        1993         1994         1995         1996         1996         1997
                                    ---------  -----------  -----------  -----------  -----------  -----------  -----------
STATEMENT OF INCOME DATA:
  Net interest margin.............  $     752  $     2,525  $     9,828  $    31,192  $    62,963  $    27,385  $    37,495
  Gain on sale of loans (1).......      2,698        7,650       13,579       62,182      115,773       50,681      (51,428)
  Servicing fee income............        408        1,685        4,502       13,987       28,284       12,300       20,525
  Other non-interest income.......         --           24          879        1,371        6,475        3,173        4,384
                                    ---------  -----------  -----------  -----------  -----------  -----------  -----------
      Total revenues..............      3,858       11,884       28,788      108,732      213,495       93,539       10,976
  Operating expenses..............      4,390        8,691       17,342       42,727       92,298       39,953       79,568
  Long term debt and other
    interest expense..............        810        1,798        5,416       17,170       25,193       11,949       18,242
                                    ---------  -----------  -----------  -----------  -----------  -----------  -----------
      Total expenses..............      5,200       10,489       22,758       59,897      117,491       51,902       97,810
                                    ---------  -----------  -----------  -----------  -----------  -----------  -----------
  Operating income (loss) before
    income taxes and extraordinary
    item..........................     (1,342)       1,395        6,030       48,835       96,004       41,637      (86,834)
  Provision for income taxes......         --           --        1,845       19,518       35,688       15,844      (33,066)
                                    ---------  -----------  -----------  -----------  -----------  -----------  -----------
  Net income (loss) before
    extraordinary items...........     (1,342)       1,395        4,185       29,317       60,316       25,793      (53,768)
  Extraordinary items (2).........       (458)          --           --       (3,856)          --           --      (15,828)
                                    ---------  -----------  -----------  -----------  -----------  -----------  -----------
  Net income (loss)...............  $  (1,800) $     1,395  $     4,185  $    25,461  $    60,316  $    25,793  $   (69,596)
                                    ---------  -----------  -----------  -----------  -----------  -----------  -----------
                                    ---------  -----------  -----------  -----------  -----------  -----------  -----------

PRIMARY EARNINGS PER SHARE:
  Net income (loss) per common
    share before extraordinary
    items.........................  $   (0.24) $      0.11  $      0.17  $      1.35  $      1.79  $      0.85  $     (1.37)
  Extraordinary items per common
    share (2).....................      (0.08)          --           --        (0.19)          --           --        (0.41)
                                    ---------  -----------  -----------  -----------  -----------  -----------  -----------
  Net income (loss) per common
    share.........................  $   (0.32) $      0.11  $      0.17  $      1.16  $      1.79  $      0.85  $     (1.78)
                                    ---------  -----------  -----------  -----------  -----------  -----------  -----------
                                    ---------  -----------  -----------  -----------  -----------  -----------  -----------

FULLY DILUTED EARNINGS PER SHARE:
  Net income (loss) per share
    before extraordinary items....  $   (0.24) $      0.11  $      0.17  $      1.11  $      1.65  $      0.76  $     (1.37)
  Extraordinary items per share
    (2)...........................      (0.08)          --           --        (0.15)          --           --        (0.41)
                                    ---------  -----------  -----------  -----------  -----------  -----------  -----------
  Net income (loss) per share.....  $   (0.32) $      0.11  $      0.17  $      0.96  $      1.65  $      0.76  $     (1.78)
                                    ---------  -----------  -----------  -----------  -----------  -----------  -----------
                                    ---------  -----------  -----------  -----------  -----------  -----------  -----------

WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING:
  Primary.........................  5,668,272   10,996,536   10,818,908   20,029,769   33,065,473   29,397,320   39,163,325
  Fully diluted...................  5,668,272   11,186,033   16,683,380   26,455,876   36,449,995   33,981,805   39,239,574

FINANCIAL RATIOS AND OTHER DATA
  (3):
  Ratio of earnings to fixed
    charges.......................         --        1.72x        2.06x        3.75x        4.64x        4.33x           --
  Deficiency in earnings to fixed
    charges.......................  $   1,342           --           --           --           --           --  $    86,834

                                                                                                    SIX MONTHS ENDED JUNE
                                                       YEAR ENDED DECEMBER 31,                               30,
                                    -------------------------------------------------------------  ------------------------
(Dollars in thousands)                1992        1993         1994         1995         1996         1996         1997
                                    ---------  -----------  -----------  -----------  -----------  -----------  -----------
SELECTED CASH FLOW DATA:
  Total cash used in operating
    activities....................  $ (17,991) $   (51,056) $   (78,774) $  (135,659) $  (253,127) $  (155,021) $  (119,204)
  Total cash used in investing
    activities....................     (1,104)        (455)        (917)      (2,588)      (6,600)      (2,131)      (4,434)
  Total cash provided by financing
    activities....................     41,372       31,040       93,572      122,970      274,444      178,387      135,716
                                    ---------  -----------  -----------  -----------  -----------  -----------  -----------
  Net increase (decrease) in
    cash..........................  $  22,277  $   (20,471) $    13,881  $   (15,277) $    14,717  $    21,235  $    12,078
                                    ---------  -----------  -----------  -----------  -----------  -----------  -----------
                                    ---------  -----------  -----------  -----------  -----------  -----------  -----------

BALANCE SHEET DATA (AT PERIOD
  END):
  Cash and cash equivalents.......  $  23,207  $     2,736  $    16,617  $     1,340  $    16,507  $    22,575  $    28,135
  Finance income receivable.......      6,133       26,247       58,540      186,001      362,916      264,466      338,092
  Restricted cash in spread
    accounts......................      5,207       15,109       21,408       63,580      142,977      101,948      189,643
  Total long-term debt............     15,626       33,506       46,804      161,929      206,418      204,734      349,996
  Total preferred shareholders'
    equity........................         --       27,289       27,279       25,379           --       17,204           --
  Total common shareholders'
    equity........................     30,072       31,410       33,583      155,434      393,093      339,591      335,270

OPERATING DATA:
  Automobile dealer relationships
    (at period end)...............        339          857        2,344        5,110        7,727        6,468        8,869
  Automobile loan purchases.......  $  97,819  $   305,823  $   743,256  $ 2,052,413  $ 2,750,553  $ 1,291,389  $ 1,520,374
  Automobile loan
    securitizations...............  $  79,759  $   336,077  $   712,211  $ 1,933,525  $ 2,787,412  $ 1,330,262  $ 1,522,135
  Annualized operating expenses as
    a percentage of average
    servicing portfolio...........       6.52%        4.39%        3.28%        2.78%        3.06%        3.03%        3.83%

SERVICING DATA:
  Servicing portfolio (at period
    end)..........................  $ 103,507  $   316,933  $   837,095  $ 2,267,107  $ 3,791,857  $ 3,004,706  $ 4,514,009
  Average servicing portfolio
    during the period.............  $  67,339  $   198,018  $   528,577  $ 1,534,720  $ 3,015,411  $ 2,635,759  $ 4,150,719
  Delinquencies of more than 30
    days as a percentage of
    servicing portfolio (at period
    end)..........................       0.36%        0.96%        0.82%        1.33%        2.64%        1.95%        2.66%
  Net losses as a percentage of
    average servicing portfolio
    (4)...........................       0.22%        0.52%        0.66%        0.67%        0.99%        0.83%        3.63%

--------------------------
(1) Included in gain on sale of loans during the six months ended June 30, 1997 is a non-recurring pretax charge to gain on sale of loans of $98.0 million resulting in a year-to-date loss on sale of loans. The special charge was due primarily to (i) a change in estimated recovery rates on current repossessed inventory and anticipated future inventory arising from existing securitization transactions and (ii) a change in the Company's accounting policy with respect to the estimated recovery rate realized upon disposition of repossessed inventory. See "Business-- Loan Purchases and Underwriting."

(2) Extraordinary items relate to prepayment fees and charge-off of capitalized debt financing costs in connection with early extinguishment of certain debt obligations.

(3) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and the interest factor in rental expenses.

(4) A change in the Company's estimated recovery rate for repossessed inventory, as discussed in note (1) above, resulted in a write down of existing inventory and an increase in net losses during the six months ended June 30, 1997. See "Business--Loan Purchases and Underwriting."

                                  RISK FACTORS

    INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS. INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "SHOULD" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. WITHOUT LIMITATION TO THE FOREGOING, SUCH FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS UNDER THE CAPTIONS "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996--RESULTS OF OPERATIONS--SPECIAL CHARGES," "--THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996-- RESULTS OF OPERATIONS--GAIN ON SALE OF LOANS," "--THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996-- RESULTS OF OPERATIONS--OPERATING EXPENSES," "--DELINQUENCY, CREDIT LOSS AND REPOSSESSION EXPERIENCE" AND "--LIQUIDITY" IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1997, AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--THREE MONTHS ENDED MARCH 31, 1997 AND 1996--RESULTS OF OPERATIONS--SPECIAL CHARGES," "--THREE MONTHS ENDED MARCH 31, 1997 AND 1996--RESULTS OF OPERATIONS--OPERATING EXPENSES" AND "--LIQUIDITY" IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1997, WHICH ARE INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING MATTERS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS. THE FOLLOWING RISK FACTORS ARE INTENDED TO UPDATE AND SUPERSEDE THE CORRESPONDING RISK FACTORS PRESENTED IN THE ACCOMPANYING PROSPECTUS AND THOSE INCORPORATED BY REFERENCE THEREIN.

LIQUIDITY AND ACCESS TO CAPITAL RESOURCES

    NEGATIVE OPERATING CASH FLOWS. The Company's business requires substantial cash to support the payment of dealer participations, the funding of spread accounts in connection with securitizations, the purchase of loans pending securitization, the financing of repossessed inventory and other cash requirements, in addition to debt service and dividends. These cash requirements increase as the volume of the Company's loan purchases increases. To the extent that increases in the volume of loan purchases and securitizations provide income, a substantial portion of such income is received by the Company in cash over the life of the loans. The Company has operated historically on a negative operating cash flow basis and expects to continue to do so for so long as the Company's volume of loan purchases continues to grow. As a result of the Company's historical growth rate, the Company has used increasingly larger amounts of cash than it has generated from its operating activities. The Company has funded these negative operating cash flows principally through borrowings from financial institutions, sales of equity securities and sales of senior and subordinated notes. The Company's ability to execute its growth strategy depends upon its continued ability to obtain substantial additional long-term debt and equity capital through access to the capital markets or otherwise. There can be no assurance that the Company will have access to the capital markets when needed or will be able to obtain financing upon terms reasonably satisfactory to the Company. Factors which could affect the Company's access to the capital markets, or the costs of such capital, include changes in interest rates, general economic conditions, the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects, and the performance of the Company's securitization trusts. In addition, covenants with respect to the Company's debt securities and credit facilities may significantly restrict the Company's ability to incur additional indebtedness and to issue new classes of preferred stock.

    POTENTIAL INABILITY TO REFINANCE EXISTING INDEBTEDNESS. The Company's ability to repay its outstanding indebtedness at maturity may depend on its ability to refinance such indebtedness, which could be adversely affected if the Company does not have access to the capital markets for the sale of additional debt or equity through public offerings or private placements on terms reasonably satisfactory to the Company. See "Negative Operating Cash Flows" above.

    DEPENDENCE ON WAREHOUSE FINANCING. The Company depends on warehouse facilities with financial institutions or institutional lenders to finance its purchase of loans on a short-term basis pending securitization. At August 31, 1997, the Company had $647.7 million of warehouse facilities through institutionally managed asset-backed commercial paper conduits, of which $287.8 million was available. These facilities expire in December 1997 and July 1998, subject to renewal or extension at the lenders' option. Implementation of the Company's growth strategy requires continued availability of warehouse facilities and may require increases in the capacity of warehouse facilities. There can be no assurance that such financing will be available on terms reasonably satisfactory to the Company. The inability of the Company to arrange additional warehouse facilities or to extend or replace existing facilities when they expire would have a material adverse effect on the Company's business, financial condition and results of operations and on the Company's outstanding securities.

    DEPENDENCE ON SECURITIZATION. The Company has relied upon its ability to aggregate and sell loans as asset-backed securities in the secondary market to generate cash proceeds for repayment of warehouse facilities and to purchase new loans from dealers. Since inception, the Company has securitized approximately $8.1 billion of automobile loans. At August 31, 1997, approximately $4.2 billion of these loans were outstanding and in September 1997 the Company completed an additional $775.0 million securitization. Accordingly, adverse changes in the Company's asset-backed securities program or in the asset-backed securities market for automobile receivables generally could materially adversely affect the Company's ability to purchase and resell loans on a timely basis and upon terms reasonably satisfactory to the Company. The Company endeavors to effect public securitizations of its loans on at least a quarterly basis. However, market and other considerations, including the conformity of loans to insurance company and rating agency requirements, could affect the timing of such transactions. Any delay in the sale of loans beyond a quarter-end would eliminate the related gain on sale in the given quarter and adversely affect the Company's reported earnings for such quarter. All of the Company's securitizations since March 1993 and one of the Company's warehouse facilities have utilized credit enhancement in the form of financial guaranty insurance policies issued by FSA to achieve "AAA/Aaa" ratings with respect to the asset-backed securities. The Company believes that financial guaranty insurance policies reduce the costs of the securitizations and such warehouse facility relative to alternative forms of credit enhancements available to the Company. The Company has committed to use FSA for future credit enhancement on insured securitizations through 1998 in consideration for certain limitations on FSA insurance premiums. FSA is not required to insure Company-sponsored securitizations and there can be no assurance that it will continue to do so or that future Company-sponsored securitizations will be similarly rated.

LOAN PERFORMANCE RISKS

    POTENTIAL NEGATIVE EFFECTS ON FINANCIAL CONDITION, RESULTS OF OPERATIONS AND LIQUIDITY. The Company's business, financial condition, results of operations and liquidity depend, to a material extent, on the performance of loans purchased and sold by the Company. When such loans are sold in securitizations, the Company recognizes gain on sale. Finance income receivable, the Company's principal asset, has been calculated using assumptions concerning future default, prepayment and net loss rates on securitized loans that are consistent with the Company's historical experience and market conditions and present value discount rates that the Company believes would be requested by an unrelated purchaser of an identical stream of estimated cash flows. Management believes that the Company's estimates of excess cash flow were reasonable at the time each gain on sale of loans was recorded. However, the actual rates of default and/or prepayment and/or net loss on such loans may exceed those estimated for purposes of calculating the Company's finance income receivable and consequently may adversely affect anticipated future excess cash flow. The Company periodically reviews its default, prepayment and net loss assumptions in relation to current performance of the loans and market conditions, and, if necessary, writes down the balance of finance income receivable. The Company made a significant adjustment to its finance income receivable at March 31, 1997 after completing such a review, primarily relating to the recovery rates on repossessed vehicles and the Company's disposition strategy. See "Business--Loan Purchases and Underwriting." The Company's business, financial condition, results of operations and liquidity could be materially adversely affected by such adjustments in the future. No assurance can be given that loan losses and prepayments will not exceed the Company's estimates or that finance income receivable could be sold at its stated value on the balance sheet, if at all.

    POSSIBLE RESTRICTIONS ON CASH FLOW FROM SECURITIZATIONS. The Company's future liquidity and financial condition, and its ability to finance the growth of its business and to repay or refinance its indebtedness, will depend to a material extent on distributions of excess cash flow from securitization trusts. The Company's agreements with FSA provide that the Company must maintain in a spread account for each insured securitization trust specified levels of excess cash during the life of the trust. These spread accounts are initially funded out of initial deposits or cash flows from the related trust. Thereafter, during each month, excess cash flow due to Arcadia Receivables Finance Corp. (formerly Olympic Receivables Finance Corp.) ("ARFC"), from all insured securitization trusts is first used to replenish any spread account deficiencies and is then distributed to the Company. The timing and amount of distributions of excess cash from securitization trusts varies based on a number of factors, including but not limited to loan delinquencies, defaults and net losses, the rate of turnover of repossession inventory and recovery rates, the ages of loans in the portfolio, prepayment experience and required spread account levels. A deterioration of the Company's loan delinquencies, cumulative defaults or net losses, or a build-up in repossession inventory, or the continuing increase in the proportion of repossession inventory sold in the wholesale auction markets, or the increase in loans entering the seasoning period, could reduce excess cash available to the Company. At August 31, 1997, the Company had an aggregate of $222.9 million of restricted cash in spread accounts. There can be no assurance that in the future the Company will not experience an interruption of excess cash flow from ARFC, which could adversely affect the Company's ability to pay its obligations, including the Notes.

    Each insured securitization trust has certain portfolio performance tests relating to levels of delinquency, defaults and net losses on the loans in such trust based in part on the relative percentage of Premier and Classic loans. Portfolio performance tests require that the loan portfolio of each insured securitization trust (i) have an average delinquency ratio not equal to or in excess of a specified percentage, (ii) have a cumulative default rate not equal to or in excess of specified percentages which vary based on the aging of the loan portfolio, and (iii) have a cumulative net loss rate not equal to or in excess of specified percentages which vary based on the aging of the loan portfolio. If any of these tests are exceeded (a "violation"), the amount required to be retained in the spread account related to such securitization trust will be increased to an amount generally equal to the greater of 10% of the outstanding balance of loans or 1% of the original balance of loans held by the securitization trust. As a consequence, a violation generally will decrease excess cash flow available from such securitization trust until loan portfolio performance has returned to the required limits for a specified period, generally three to five months, unless waived by FSA. FSA and the Company have an arrangement under which, if any insured securitization trust exceeds the specified portfolio performance tests, ARFC may, in lieu of retaining the excess cash from that securitization trust in the related spread account, pledge an equivalent amount of cash, which has the effect of preventing the violation of the portfolio performance test. Although certain trusts, primarily those that contained loans originated in 1995, exceeded portfolio performance tests in the first eight months of 1997 and are still in excess of such tests, this arrangement with FSA has prevented a violation, although it has reduced the amount of cash that would otherwise have been available to the Company if the Company had sought and received a waiver of such violation from FSA. A deterioration of the Company's delinquencies, cumulative defaults or net losses would result in one or more additional existing securitization trusts exceeding one or more of these tests in the absence of changes to the trigger levels. There can be no assurance that, in such event, waivers will be available from FSA permitting payments to ARFC.

    Upon the occurrence of certain events with respect to any series of asset-backed securities insured by FSA, including the failure to meet loan portfolio performance tests of the nature described above but at significantly higher levels, or upon a breach of the collateral coverage requirements of the FSA-insured warehouse facility (an "Insurance Agreement Event of Default"), the Company will be in default under its insurance agreement with FSA. Upon an Insurance Agreement Event of Default, unless waived by FSA, FSA may suspend distributions of cash flow from the related securitization trust and all other FSA-insured trusts (including the FSA-insured warehouse facility) until the asset-backed securities have been redeemed, capture excess cash flow from performing trusts, increase its premiums and replace the Company as servicer with respect to all FSA-insured trusts. There can be no assurance that a further deterioration of the Company's loan delinquencies, gross charge-offs and net losses would not result in an Insurance Agreement Event of Default, which could adversely affect the Company's ability to satisfy its obligations, including the Notes. Certain of the Company's securitization trusts exceeded such insurance agreement thresholds prior to 1996 and the Company obtained waivers from FSA to permit distributions of cash to ARFC. There can be no assurance that in the future, if such thresholds are exceeded, waivers will be available.

    In addition, the spread account for each securitization is cross-collateralized to the spread accounts established in connection with the Company's other securitization trusts (including the FSA-insured warehouse facility) such that excess cash flow from a performing securitization trust may be used to support negative cash flow from, or to replenish a deficient spread account in connection with, a nonperforming securitization trust, thereby further restricting excess cash flow available to ARFC. If excess cash flow from all insured securitization trusts is not sufficient to replenish all such spread accounts, no cash flow would be available to the Company from ARFC for that month. In January 1996, approximately $0.5 million of the Company's $63.6 million of restricted cash in spread accounts at December 31, 1995 under insured securitization trusts was utilized for payments on related asset-backed securities due to insufficient current cash flow in four such securitization trusts. Excess cash flows from the other securitization trusts were not sufficient to replenish such withdrawals and, consequently, the Company did not receive excess cash flow from Olympic Receivables Finance Corp. (the predecessor of ARFC) during that month. In February 1996, current excess cash flows again began releasing to the Company. There can be no assurance that in the future the Company will not experience an interruption of excess cash flow from ARFC such as occurred in January 1996, which could adversely affect the Company's ability to pay its obligations, including the Notes. FSA also has a collateral security interest in the stock of ARFC. If FSA were to foreclose on such security interest following an event of default under an insurance agreement with respect to a securitization trust (including the FSA-insured warehouse facility), FSA could preclude payment of dividends by ARFC to the Company, thereby eliminating the Company's right to receive distributions of excess cash flow from all the FSA-insured securitization trusts. The Company's right to service the loans sold in securitizations insured by FSA is also generally subject to the discretion of FSA. Accordingly, there can be no assurance that the Company will continue as servicer for such loans and receive related servicing fees.

    Any increase in limitations on cash flow available to the Company from ARFC (including any increase in the amount of cash pledged under the arrangement with FSA), inability to obtain any necessary waivers from FSA or termination of servicing arrangements could materially adversely affect the Company's cash flow and liquidity, and, ultimately, its business, financial condition and results of operations and its outstanding securities.

    IMPACT OF PORTFOLIO GROWTH AND PRODUCT MIX. The Company has experienced rapid growth in its loan servicing portfolio, although the rate of such growth has slowed in 1997. Historically, the statistical incidence of delinquencies and defaults in connection with automobile loans tends to vary over the age of the loan. For example, statistically, loans that are between six and fourteen months old have had a higher likelihood of being delinquent or defaulting than loans with similar credit characteristics that are three months old. Accordingly, to the extent that portfolio growth results in a servicing portfolio containing disproportionately more loans originated within the prior six months, the current and historical delinquency and default rates of loans in the servicing portfolio may understate future delinquency and default rates. Also, there can be no assurance that the Company's transition from centralized to regional servicing and collection will not adversely affect the rate of loan delinquencies and defaults.

    In addition, to the extent the Company offers new loan products which involve different underwriting policies, the delinquency and default rates of the Company's servicing portfolio may change. The Company has instituted a tiered pricing system and has periodically increased the authorized amount of loans purchased under its Classic program involving borrowers who do not meet all of the underwriting standards in the Company's Premier program and are charged rates of interest higher than those under the

Company's Premier program. The Company increased its purchase of loans under the Classic program from 17% of the principal amount of loans purchased in 1995 to 36% in 1996 and to 50% during the six months ended June 30, 1997, and in the month of June 1997, 54% of loans purchased were Classic loans. As a result of the increases in Classic loans as a proportion of the Company's portfolio, there has been an increase in the rates of, and reserves for, delinquencies, repossessions and losses historically reported by the Company. The expansion of the Classic loan program and seasoning of the Company's existing servicing portfolio will likely continue to cause the Company's loan performance statistics to show higher delinquencies, gross charge-offs and net losses when compared with historical performance even if such loan performance statistics are consistent with the Company's reserves for loan losses.

    To estimate future delinquency, repossession and loss experience on its loans, the Company uses a combination of factors, including actual loan performance experience for that loan program, and industry experience on loans with similar credit characteristics. However, there can be no assurance that its loans will perform under varying economic conditions in the manner estimated by the Company. Any increase in delinquency, repossession and loss rates related to its loans above the rates estimated by the Company could have a material adverse effect on the Company's business, financial condition and results of operations, as well as its liquidity. In addition, certain of the Company's loan products which produce higher delinquency, repossession and loss rates than initially expected may continue to have an impact on the Company's overall loan performance, even after being discontinued or modified, until the initially generated loans mature beyond the six- to fourteen-month period. In 1996, the Company discontinued a Classic loan product directed at first-time credits and modified a Classic program for financing the sale of its repossessed inventory in retail markets, each of which had experienced higher than expected delinquency, repossession and loss rates.

    EXTENSIONS AND AMENDMENTS. Like others in the industry, the Company gives certain obligors extensions or amendments to loan terms in certain circumstances, including when the Company believes such obligors will thereby be more likely to repay their loans, and losses on such loans can be reduced. Loans that have been extended or amended generally present substantially higher default risks than loans that have neither of these characteristics. Primarily as a result of the expansion of the Classic program (which involves higher credit risks than the Premier program), the portion of the Company's servicing portfolio which exhibits one or both of these characteristics has increased. Extensions and amendments (in the aggregate) averaged approximately 2.7% of the servicing portfolio per month in 1996 and 1.9% per month in 1995, and with seasonal peaks occurring during the Christmas holiday season. Extensions and amendments (in the aggregate) averaged approximately 3.4% per month for the first eight months of 1997, compared to 2.7% per month for the first eight months of 1996, and in the months of July and August 1997 were 3.0% and 2.7%, respectively, compared to 2.9% and 2.8% in the months of July and August 1996, respectively. The Company believes that one reason for the 1997 increase in extensions and amendments as a percentage of the servicing portfolio is the slower rate of growth in the size of the Company's portfolio, which results in a higher percentage of loans of the age that are more likely to be extended or amended. Any continued slowing of growth could contribute to a further increase in such statistics. The Company considers these characteristics when establishing its loss reserves. In certain circumstances, loans that have been extended or amended have the effect of removing the related loan from delinquent status.

    POTENTIAL NEGATIVE IMPACT OF COVENANTS UNDER FINANCE AGREEMENTS. Increases in loan delinquency and loss rates with respect to any securitization trust may result in the trust's portfolio exceeding the various pool performance levels established by FSA, thereby restricting or cutting off cash distributions to ARFC from the securitization spread accounts. See "Cash Flow from Securitizations" above. In addition, such increases may cause the Company to exceed certain pool performance tests established in other agreements governing its indebtedness. If at the end of any month the Portfolio Loss Ratio (as defined) exceeds 3.5% (which is calculated excluding the effect of the Company's March 1997 special charge), the Company's Delinquency Rates (as defined) exceed 3.5%, the Warehousing Loss Ratio (as defined) exceeds 1.0%, or the Average Net Excess Spread (as defined) is not less than 4.0%, an event of default will occur under one of the Company's outstanding warehouse facilities. The delinquency level is calculated as a percentage of outstanding principal balance of all automobile loans owned or securitized by the Company as to which a payment is more than thirty days past due. Upon the occurrence of an event of default under such warehouse facility, the lending banks under such facility would have no further obligation to extend additional credit. Furthermore, any such event of default or acceleration may trigger cross-defaults under other outstanding indebtedness of the Company and may result in the acceleration of amounts due thereunder. The increase in Classic loans, among other things, has increased the risk that the Company may trigger its Portfolio Loss Ratio covenants in the future.

    RESALE AND FINANCING OF REPOSSESSIONS The Company relies significantly upon the resale of its repossession inventory through retail markets, primarily retail used car consignment lots. During the six months ended June 30, 1997, approximately 55% of repossessed vehicles sold were liquidated through retail markets, compared with 70% in 1996 and 40% in 1995. This strategy delays the Company's excess cash flow during the period repossessions are held in inventory pending resale, which is typically a longer period of time than for wholesale auctions. In addition, the Company's repossession inventory has increased as a percentage of its servicing portfolio due to the increase in the rate of loan defaults and the Company's transition from using a few large retail consignment lots for repossession sales to using multiple retail consignment lots. At August 31, 1997, the Company had $54.8 million of repossessed inventory, compared with $49.0 million at June 30, 1997, $64.9 million at December 31, 1996, and $17.7 million at December 31, 1995.

    As of March 31, 1997, the Company took an after-tax charge of $60.8 million due primarily to a reduction in the estimated recovery rates on then current repossessed inventory and anticipated future inventory arising from then existing securitization transactions to 60% of principal balance outstanding (as discussed in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997). The Company selected this 60% recovery rate on the basis of the recovery rate the Company believes it could achieve if all of its repossession inventory, including those higher value vehicles that are ultimately sold through retail channels, were sold through wholesale channels. In addition, the Company changed its accounting policy with respect to the estimated recovery rate realized upon disposition of repossessed inventory to estimate recovery rates based on such wholesale values and to record any recoveries in excess of such levels at the time such excess recoveries are realized. Since the Company changed its strategy at the end of the first quarter of 1997, the Company's overall recovery rate (for both wholesale and retail sales) has averaged approximately 62.5%. There can be no assurance that a change in the proportions of vehicles sold through retail and wholesale channels or any further softening of used car markets will not require additional adjustments to repossession inventory or estimated recovery rates used to calculate finance income receivable, which could be required if the Company's recovery rate were to decline further. Futhermore, with the significant increase in the number of repossessions, the Company has increased purchases of loans that finance resales of repossessions to new buyers. Delinquency, gross charge-off and net loss rates associated with loans on repossessed automobiles have historically been substantially in excess of the same statistics associated with the Company's remaining servicing portfolio. There can be no assurance that management's recent efforts to improve the Company's retail repossession finance program will be successful. If and to the extent the Company further modifies its current disposition strategy with respect to use of the wholesale auction markets, this modification could decrease recovery rates and increase net losses.

    POTENTIAL NEGATIVE IMPACT OF INCREASE IN PERSONAL BANKRUPTCIES. Recent media reports have suggested an increase in the number of personal bankruptcy filings and the Company has in recent months experienced a slight increase in the proportion of its servicing portfolio representing loans to borrowers who have filed for bankruptcy protection. A continuation or increase in such trend could contribute to greater default and net loss rates than the Company has historically experienced.

SUBSTANTIAL INDEBTEDNESS

    The issuance of the Notes offered hereby will have the effect of further increasing the Company's leverage. The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) the Company's debt service costs will increase as the result of the issuance of the Notes; (iii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations and expansion plans; (iv) the Company's increased level of indebtedness may make it more vulnerable in the event of a downturn in its business; and (v) such indebtedness, including the Notes, contains numerous financial and other restrictive covenants, the failure to comply with which may result in an event of default. If the Company should require, but be unable to obtain, any cure, modification or waiver of noncompliance with any such covenants in the future, default could occur with respect to the relevant indebtedness and, under cross-default provisions, other indebtedness of the Company, and there can be no assurance that the Company would be able to repay or refinance such obligations in such circumstances. The terms of a series of Debt Securities issued by the Company in the future may contain similar covenants.

    The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. Although the Company's cash flow from its operations has historically been sufficient to meet its debt service obligations, there can be no assurance that the Company's operating results will continue to be sufficient for payment of the Company's indebtedness.

STRUCTURAL SUBORDINATION OF THE NOTES

    Any right of the Company to receive assets of any of its subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of creditors of such subsidiaries before such proceeds may be available for distribution to the parent Company. Substantially all of the Company's securitizations through June 30, 1997 provide that ARFC, a special purpose subsidiary, owns the rights to excess cash flow from such securitization trusts. Consequently, a significant portion of the Company's available cash flow is in the form of distributions from ARFC. ARFC is a separate and distinct legal entity and has no obligation, contingent or otherwise, to pay any amounts due under the Notes or to make any funds available therefor, whether by dividends to the Company or otherwise. Substantially all of the Company's finance income receivable at June 30, 1997 is held by ARFC, and, in the event of liquidation of both the Company and ARFC, creditors of ARFC would have first claim to such assets before holders of the Notes. To the extent any restriction on the distribution of cash from ARFC or other subsidiaries to the Company is applicable and enforced, the Company's ability to pay interest and principal on the Notes may be impaired. See "Loan Performance Risks--Cash Flow from Securitizations" above.

ECONOMIC CONDITIONS

    MARKET CONDITIONS. Periods of economic slowdown or recession, whether general, regional or industry-related, may increase the risk of default on automobile loans and may have an adverse effect on the Company's business, financial condition and results of operations. Such periods also may be accompanied by decreased consumer demand for automobiles, resulting in reduced demand for automobile loans and declining values of automobiles securing outstanding loans, thereby weakening collateral coverage and increasing the possibility of losses in the event of default. In addition, recent reports of increases in consumer bankruptcy filings and default rates on consumer credit during a period of economic growth indicate that the impact of consumer behavior on default rates is not limited to periods of economic slowdown or recession.

    The increased proportion of loans under the Company's Classic program has increased the Company's sensitivity to changes in economic conditions. Significant increases in the inventory of used automobiles during recessionary economies may depress the prices at which repossessed automobiles may be sold or delay the timing of such sales. A continuation of the recent softening of the used car market as the result of factors including the recent start-up of superstore competition or forecasted levels of used lease vehicles that will be available in the market could have a similar effect on prices for and timing of sales of repossession inventory. There can be no assurance that the used automobile markets will be adequate for the sale of the Company's repossessed automobiles and any material deterioration of such markets could increase the Company's loan losses or reduce recoveries from the sale of repossession inventory. In addition, the Company has channeled a significant portion of its repossession inventory through retail resale markets instead of wholesale markets, including the financing of such retail sales through its Classic program, which had the effect of reducing the Company's loan losses while increasing repossession inventory and delaying cash flow recovered from inventory turnover. There can be no assurance that the Company will continue to use such retail resale channels, that it will be able to realize such benefits to loan losses in the future or that its inventories will not reach levels at which they cannot readily be liquidated through such channels. Any such event might have an adverse effect on loan loss levels.

    INTEREST RATES. The Company's profitability may be directly affected by the level of and fluctuations in interest rates, which affect the Company's gross interest rate spread. The Company monitors the interest rate environment and employs prefunding or other hedging strategies designed to mitigate the impact of changes in interest rates on its gross interest rate spread. However, there can be no assurance that the profitability of the Company would not be adversely affected during any period of changes in interest rates.

    LABOR MARKET CONDITIONS. The Company's ability to manage portfolio delinquency, default and loss rates is dependent on its ability to attract and retain qualified servicing and collection personnel. In recent months, low unemployment rates driven by economic growth and the continued expansion of the consumer credit markets have contributed to an increase in employee turnover rate, especially among the Company's collection personnel. Continued high turnover relative to historical levels, or an inability to attract and retain replacement personnel, could have an adverse effect on the Company's portfolio delinquency, default and net loss rates and, ultimately, its financial condition, results of operations and liquidity. See "Business--Servicing."

LITIGATION

    On March 4, 1997 a shareholder commenced an action against the Company and certain named directors and officers of the Company entitled Taran v. Olympic Financial Ltd. et al. in the United States District Court for the District of Minnesota. Four similar lawsuits, three of them in the United States District Court for the District of Minnesota (Frank Dibella, on behalf of himself and all others similarly situated vs. Olympic Financial Ltd. et al., Michael Diemer vs. Olympic Financial Ltd. et al. and Howard Pisnoy vs. Olympic Financial Ltd. et al.) and one in the United States District Court for the Eastern District of New York (North River Trading, LLC, and Allan Farkas, and All Others Similarly Situated vs. Olympic Financial Ltd. et al.) were filed after that time. These suits have been consolidated in one suit, In re Olympic Financial Ltd. Securities Litigation, in the United States District Court for the District of Minnesota. Plaintiffs in the consolidated action allege that during the period from July 20, 1995 through March 3, 1997 the defendants, in violation of federal securities laws, engaged in a scheme that had the effect of artificially inflating, maintaining and otherwise manipulating the value of the Company's Common Stock by, among other things, making baseless, false and misleading statements about the current state and future prospects of the Company, particularly with respect to the Classic program and the refinancing of repossessed automobiles. Plaintiffs allege that this scheme included making false and misleading statements and/or concealing material adverse facts. The consolidated action is in the preliminary stages and the parties have not begun discovery. The Company has reviewed the complaint in the consolidated action and believes that the consolidated action is without merit and intends to defend it vigorously. There can, however, be no assurance that the Company will prevail in such defense or that any order, judgment, settlement or decree arising out of this litigation will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.

MANAGEMENT OF GROWTH

    The growth of the Company's servicing portfolio has resulted in increased demands on the Company's personnel and systems. The Company's ability to support, manage and control continued growth is dependent upon, among other things, its ability to hire, train, supervise and manage its larger workforce.

Furthermore, the Company's ability to manage portfolio delinquency and loss rates is dependent upon the maintenance of efficient collection and repossession procedures and adequate staffing therefor. There can be no assurance that the Company will have trained personnel and systems adequate to support such growth. As discussed under "Business--Servicing," in 1996 the Company opened four regional collection centers and has taken a number of initiatives to improve its servicing and collection performance. There can be no assurance that these efforts will be successful.

COMPETITION

    The business of financing automobiles is highly competitive. Existing and potential competitors include well-established financial institutions, such as banks, other automobile finance companies, small loan companies, thrifts, leasing companies and captive finance companies owned by automobile manufacturers, such as General Motors Acceptance Corporation, Chrysler Credit Corp. and Ford Motor Credit Company. Many of these competitors have greater financial, technical and marketing resources than the Company and from time to time offer special buyer incentives in the form of below-market interest rates on certain classes of vehicles. Many of such competitors also have longstanding relationships with automobile dealers and some of such major competitors provide other forms of financing to automobile dealers, including dealer floor plan financing and leasing, which is not provided by the Company. There can be no assurance that the Company will be able to compete successfully with such competitors.

REGULATION

    The Company's business is subject to numerous federal and state consumer protection laws and regulations, which, among other things: (i) require the Company to obtain and maintain certain licenses and qualifications; (ii) limit the interest rates, fees and other charges the Company is allowed to charge;
(iii) limit or prescribe certain other terms of the Company's automobile loan contracts; (iv) require specific disclosures; and (v) define the Company's rights to repossess and sell collateral. The Company believes it is in substantial compliance with all such laws and regulations, and that such laws and regulations have had no material effect on the Company's ability to operate its business. Changes in existing laws or regulations, or in the interpretation thereof, or the promulgation of any additional laws or regulations, could have a material adverse effect on the Company's business, financial condition and results of operations and upon its outstanding securities.

CHANGE OF CONTROL

    The terms of the Notes will provide that, upon the occurrence of any Change of Control (as defined in the Indenture), the Company will be required to make an offer to purchase all the Notes issued and then outstanding under the Indenture at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. The Senior Term Notes have an identical requirement and certain future credit or other borrowing agreements may contain similar restrictions. In 1996, the Company received an indication of interest to buy the Company and requested its financial advisor to examine the strategic alternatives available to the Company, including a sale of the Company. No definitive offers to buy the Company were received, but there can be no assurance that a change in control of the Company will not occur in the future. There can be no assurance that the Company would have sufficient resources to purchase any Notes tendered pursuant to a Change of Control offer.

ABSENCE OF PUBLIC MARKET

    Prior to this Offering there has been no existing market for the Notes and there can be no assurance as to the liquidity of any market that may develop for the Notes, the ability of holders of the Notes to sell their Notes or the price at which Holders will be able to sell their Notes. If such a market were to develop, the Notes could trade at prices that may be higher or lower than the initial offering price thereof depending on many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. The Underwriters have advised the Company that they currently intend to make a market in the Notes; however, they are not obligated to do so and any market may be discontinued at any time without notice. The Company does not intend to apply for listing of the Notes on any securities exchange.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

    Under the Indenture, acceptance of a Note by a purchaser will constitute waiver and release of all liability of any director, officer, employee, incorporator or shareholder of the Company, as such, for any obligations of the Company on the Notes or the Indenture or for any claim based on, or in respect of, or by reason of, such obligations or their creation.

                                USE OF PROCEEDS

    The net proceeds from the Offering are estimated to be approximately $71.2 million, after deducting estimated offering expenses and underwriting discounts. The net proceeds from the Offering will be used to fund purchases of automobile loans and for working capital and other general corporate purposes. Prior to application for the foregoing purposes, the net proceeds will be used to reduce outstanding indebtedness under the Company's warehouse facilities. At August 31, 1997, the Company's warehouse facilities had a weighted average interest rate of 5.60%.

                                 CAPITALIZATION

    The following table sets forth the short-term debt and capitalization of the Company as of June 30, 1997 (unaudited) and as adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom.

                                                                                              AT JUNE 30, 1997
                                                                                           -----------------------
(Dollars in thousands)                                                                       ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
Short-term debt:
  Amounts due under warehouse facilities.................................................  $   97,722   $  26,543
                                                                                           ----------  -----------
                                                                                           ----------  -----------
Long-term debt:
  Senior Term Notes......................................................................  $  291,671   $ 291,671
  Notes offered hereby...................................................................          --      75,000
  Unsecured senior subordinated notes....................................................      30,000      30,000
  Unsecured junior subordinated notes....................................................      21,742      21,742
  Capital lease obligations..............................................................       6,583       6,583
                                                                                           ----------  -----------
        Total long-term debt.............................................................     349,996     424,996
                                                                                           ----------  -----------
Shareholders' equity:
  Capital stock, $0.01 par value, 100,000,000 shares authorized:
    38,060,023 shares of Common Stock issued and outstanding and no shares of Preferred
      Stock issued and outstanding.......................................................         381         381
  Additional paid-in capital.............................................................     321,943     321,943
  Retained earnings......................................................................      12,946      12,946
                                                                                           ----------  -----------
        Total shareholders' equity.......................................................     335,270     335,270
                                                                                           ----------  -----------
            Total capitalization.........................................................  $  685,266   $ 760,266
                                                                                           ----------  -----------
                                                                                           ----------  -----------

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                                                        SIX MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                       JUNE 30,
(Dollars in thousands except per share         -----------------------------------------------------  --------------------
amounts)                                         1992       1993       1994       1995       1996       1996       1997
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF INCOME DATA:
  Net interest margin........................  $     752  $   2,525  $   9,828  $  31,192  $  62,963  $  27,385  $  37,495
  Gain on sale of loans (1)..................      2,698      7,650     13,579     62,182    115,773     50,681    (51,428)
  Servicing fee income.......................        408      1,685      4,502     13,987     28,284     12,300     20,525
  Other non-interest income..................         --         24        879      1,371      6,475      3,173      4,384
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total revenues.........................      3,858     11,884     28,788    108,732    213,495     93,539     10,976
  Operating expenses.........................      4,390      8,691     17,342     42,727     92,298     39,953     79,568
  Long term debt and other interest
    expense..................................        810      1,798      5,416     17,170     25,193     11,949     18,242
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total expenses.........................      5,200     10,489     22,758     59,897    117,491     51,902     97,810
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income (loss) before income taxes
    and extraordinary item...................     (1,342)     1,395      6,030     48,835     96,004     41,637    (86,834)
  Provision for income taxes.................         --         --      1,845     19,518     35,688     15,844    (33,066)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss) before extraordinary
    items....................................     (1,342)     1,395      4,185     29,317     60,316     25,793    (53,768)
  Extraordinary items (2)....................       (458)        --         --     (3,856)        --         --    (15,828)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss)..........................  $  (1,800) $   1,395  $   4,185  $  25,461  $  60,316  $  25,793  $ (69,596)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------

PRIMARY EARNINGS PER SHARE:
  Net income (loss) per common share before
    extraordinary items......................  $   (0.24) $    0.11  $    0.17  $    1.35  $    1.79  $    0.85  $   (1.37)
  Extraordinary items per common share (2)...      (0.08)        --         --      (0.19)        --         --      (0.41)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss) per common share.........  $   (0.32) $    0.11  $    0.17  $    1.16  $    1.79  $    0.85  $   (1.78)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------

FULLY DILUTED EARNINGS PER SHARE:
  Net income (loss) per share before
    extraordinary items......................  $   (0.24) $    0.11  $    0.17  $    1.11  $    1.65  $    0.76  $   (1.37)
  Extraordinary items per share (2)..........      (0.08)        --         --      (0.15)        --         --      (0.41)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss) per share................  $   (0.32) $    0.11  $    0.17  $    0.96  $    1.65  $    0.76  $   (1.78)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
  SHARES OUTSTANDING:
  Primary....................................  5,668,272  10,996,536 10,818,908 20,029,769 33,065,473 29,397,320 39,163,325
  Fully diluted..............................  5,668,272  11,186,033 16,683,380 26,455,876 36,449,995 33,981,805 39,239,574

FINANCIAL RATIOS AND OTHER DATA (3):
  Ratio of earnings to fixed charges.........         --      1.72x      2.06x      3.75x      4.64x      4.33x         --
  Deficiency in earnings to fixed charges....  $   1,342         --         --         --         --         --  $  86,834

SELECTED CASH FLOW DATA:
  Total cash used in operating activities....  $ (17,991) $ (51,056) $ (78,774) $(135,659) $(253,127) $(155,021) $(119,204)
  Total cash used in investing activities....     (1,104)      (455)      (917)    (2,588)    (6,600)    (2,131)    (4,434)
  Total cash provided by financing
    activities...............................     41,372     31,040     93,572    122,970    274,444    178,387    135,716
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net increase (decrease) in cash............  $  22,277  $ (20,471) $  13,881  $ (15,277) $  14,717  $  21,235  $  12,078
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------

BALANCE SHEET DATA (AT PERIOD END):
  Cash and cash equivalents..................  $  23,207  $   2,736  $  16,617  $   1,340  $  16,507  $  22,575  $  28,135
  Finance income receivable..................      6,133     26,247     58,540    186,001    362,916    264,466    338,092
  Restricted cash in spread accounts.........      5,207     15,109     21,408     63,580    142,977    101,948    189,643
  Total long-term debt.......................     15,626     33,506     46,804    161,929    206,418    204,734    349,996
  Total preferred shareholders' equity.......         --     27,289     27,279     25,379         --     17,204         --
  Total common shareholders' equity..........     30,072     31,410     33,583    155,434    393,093    339,591    335,270

                                                                                                     SIX MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                       JUNE 30,
(Dollars in thousands except per share      -----------------------------------------------------  --------------------
amounts)                                      1992       1993       1994       1995       1996       1996       1997
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
OPERATING DATA:
  Automobile dealer relationships (at
    period end)...........................        339        857      2,344      5,110      7,727      6,468      8,869
  Automobile loan purchases...............  $  97,819  $ 305,823  $ 743,256  $2,052,413 $2,750,553 $1,291,389 $1,520,374
  Automobile loan securitizations.........  $  79,759  $ 336,077  $ 712,211  $1,933,525 $2,787,412 $1,330,262 $1,522,135
  Annualized operating expenses as a
    percentage of average servicing
    portfolio.............................       6.52%      4.39%      3.28%      2.78%      3.06%      3.03%      3.83%

SERVICING DATA:
  Servicing portfolio (at period end).....  $ 103,507  $ 316,933  $ 837,095  $2,267,107 $3,791,857 $3,004,706 $4,514,009
  Average servicing portfolio during the
    period................................  $  67,339  $ 198,018  $ 528,577  $1,534,720 $3,015,411 $2,635,759 $4,150,719
  Delinquencies of more than 30 days as a
    percentage of servicing portfolio (at
    period end)...........................       0.36%      0.96%      0.82%      1.33%      2.64%      1.95%      2.66%
  Net losses as a percentage of average
    servicing portfolio(4)................       0.22%      0.52%      0.66%      0.67%      0.99%      0.83%      3.63%

------------------------------
(1) Included in gain on sale of loans during the six months ended June 30, 1997 is a non-recurring pretax charge to gain on sale of loans of $98.0 million resulting in a year-to-date loss on sale of loans. The special charge was due primarily to (i) a change in estimated recovery rates on current repossessed inventory and anticipated future inventory arising from existing securitization transactions and (ii) a change in the Company's accounting policy with respect to the estimated recovery rate realized upon disposition of repossessed inventory. See "Business--Loan Purchases and Underwriting."

(2) Extraordinary items relate to prepayment fees and charge-off of capitalized debt financing costs in connection with early extinguishment of certain debt obligations.

(3) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and the interest factor in rental expenses.

(4) A change in the Company's estimated recovery rate for repossessed inventory, as discussed in note (1) above, resulted in a write down of existing inventory and an increase in net losses during the six months ended June 30, 1997. See "Business--Loan Purchases and Underwriting."

                                    BUSINESS

GENERAL

    The Company purchases, securitizes and services consumer automobile loans originated primarily by car dealers affiliated with major foreign and domestic manufacturers. At June 30, 1997, the Company had purchased loans from more than 8,800 dealers in 42 states, a substantial majority of which sell loans to the Company on a regular basis. Loans are purchased through 18 regional buying centers serving as "hubs" in 15 states, supplemented by a network of dealer development representatives ("DDRs"). DDRs generate loans in "hubs" or "spokes" (markets outside the specific areas of "hubs"), while credit approval and loan processing are generally performed at the "hub" or at the Company's headquarters in Minneapolis, Minnesota. As a result of this strategy, the Company has expanded the number of dealers in its network and has significantly increased its annual volume of automobile loans purchased, from $743.3 million in 1994 to $2.8 billion in 1996, without incurring the additional costs that would be associated with establishing a proportionate number of new buying centers. During the first six months of 1997, the Company purchased $1.5 billion of automobile loans compared to $1.3 billion in the first six months of 1996. The Company services loans primarily through its national customer service center and four regional collection centers.

    The Company purchases loans based on its underwriting procedures, which focus on a borrower's qualifications and collateral value. The Company's underwriting criteria do not distinguish between new and used vehicles, which represented approximately 17.7% and 82.3%, respectively, of the Company's loan purchases during the first six months of 1997. The Company seeks to maximize gross interest rate spreads relative to expected net losses by maintaining a tiered pricing system based on the borrower's credit characteristics as measured by the Company's underwriting and proprietary credit scoring criteria. The Company markets its loan products to dealers under two programs, designated Premier and Classic. "Premier" and "Classic" are proprietary trademarks of the Company. Premier borrowers generally have stronger credit characteristics than those of Classic borrowers. Classic loans purchased during the first six months of 1997 had annual percentage rates of interest ("APRs") typically ranging from 16% to 23%, with a weighted average APR of approximately 17.9%, while the APRs of Premier loans purchased during the same period typically ranged from 8% to 16%, with a weighted average APR of approximately 13.5%. The Company has been expanding the level of loan purchases under its Classic program primarily to increase gross interest rate spreads. For the month of June 1997, the Company purchased 54% of the principal amount of its loans under the Classic program, compared with 36% and 17% for all of 1996 and 1995, respectively. The Company may change its loan purchase mix at any time and from time to time. The Company considers substantially all of the loans it purchases under both the Premier and Classic programs to be in the "prime" or "non-prime" loan categories, but does not consider the loans it purchases under such programs to be in the "sub-prime" loan category.

    In accordance with prevailing industry practice, the Company pays an up-front dealer participation to the originating dealer for each loan purchased. These dealer participations vary in amount among the Company's loan products and are generally greater for products under the Premier program than for products under the Classic program. Average dealer participations in the first six months of 1997 were 3.20% of the principal amount of loans purchased by the Company, compared with 3.45% and 4.21% during 1996 and 1995, respectively. The decline in 1997 and 1996 was principally due to the increase in the Company's loan purchases under its Classic program and a reduction in the maximum participation rate allowable under the Premier program.

    The Company primarily uses warehouse facilities to fund the initial purchase of loans. The Company securitizes purchased loans as asset-backed securities, generally on a quarterly or more frequent basis. In its securitizations, the Company, through a special purpose subsidiary, transfers loans to newly-formed securitization trusts which issue one or more classes of asset-backed securities. The asset-backed securities are simultaneously sold to investors and the Company recognizes a gain on the sale of the loans. Each month, collections of principal and interest on the securitized loans are used by the trustee to pay the holders of the related asset-backed securities, to establish and maintain spread accounts as a source of cash to cover shortfalls in collections and to pay expenses associated with the securitizations and subsequent servicing. After such application by the trustee, amounts in excess of those necessary to satisfy requirements associated with the asset-backed securities are generally distributed to the Company, subject to its agreements with FSA. All of the Company's securitization trusts and one of the Company's warehouse facilities are credit-enhanced through financial guaranty insurance policies, issued by FSA, which insure payments of principal and interest due on the related asset-backed securities. Asset-backed securities insured by FSA have been rated AAA by Standard & Poor's and Aaa by Moody's Investors Service, Inc. At August 31, 1997 the aggregate principal amount of loans held by securitization trusts was approximately $4.2 billion, with aggregate restricted cash in spread accounts of $222.9 million, compared with $3.8 billion and $143.0 million, respectively, at December 31, 1996 and $2.3 billion and $63.6 million, respectively, at December 31, 1995. Excess cash from securitization trusts distributed to the Company was $58.9 million (including $14.5 million that was restricted pursuant to an arrangement between the Company and FSA) in the first nine months of 1997, compared with $43.4 million in all of 1996 and $21.1 million in all of 1995. In September 1997, the Company completed an additional $775.0 million securitization.

    The Company acts as the servicer of all loans originated and securitized by it in return for a monthly servicing fee. Servicing fee income was $20.5 million in the first six months of 1997, compared with $28.3 million and $14.0 million in all of 1996 and 1995, respectively. Until October 1996, servicing and collection functions were provided through the Company's national servicing and collection center located in Minneapolis, Minnesota, and in each of its "hubs." In response to the rapid growth of its servicing portfolio, continued expansion of its Classic program (which generally requires greater collection efforts than its Premier program), and increases in delinquencies and default rates on its servicing portfolio, the Company substantially increased its servicing and collection staff and, in October 1996, implemented a strategy to regionalize its collection activities into four new locations: Charlotte, North Carolina; Dallas, Texas; Denver, Colorado and Minneapolis, Minnesota.

STRATEGIES

    The Company's business objective is to maximize the volume and profitability of loans it purchases, securitizes and services. To achieve this objective, the Company employs the following strategies:

    - EMPHASIS ON DEALER RELATIONSHIPS -- The Company believes that one of its key competitive advantages is its ability to identify and meet a dealer's financing needs. When presented with a loan application, the Company attempts to notify the dealer within one hour or less whether it will approve, conditionally approve or deny the automobile loan for purchase from the dealer. The Company's business hours generally coincide with those of the dealership and, in some cases, the Company will provide loan processing on the dealer's premises during dealer promotions. When the Company considers a borrower's credit quality to be adequate, the Company may provide the dealer with flexibility in developing loan structures to accommodate a borrower's needs, such as extended payment terms or low down-payment requirements. To further assist the dealer, the Company may perform more in-depth underwriting analysis when warranted by special circumstances. A DDR maintain frequent contacts with the dealer and recommends service enhancements from time to time. By employing consistent loan underwriting and purchasing procedures, the Company believes that it provides the dealer with a reliable and consistent source of financing.

    - TIERED PRICING STRATEGY -- The Company maintains a tiered pricing system, allowing it to price different loan products according to the profiles of borrowers' credit characteristics as measured by the Company's proprietary credit scoring system. The Company's tiered pricing system seeks to (i) maximize gross interest rate spreads relative to expected net losses within each credit tier, (ii) provide a greater opportunity to expand its automobile loan market share through loan products that address a greater variety of customer needs, and (iii) reduce initial cash requirements relative to the Premier program because the Company offers lower dealer participations on Classic loans. The higher pricing of the Classic program is intended to compensate the Company for the higher delinquency and default rates associated with the Classic program, which the Company addresses through higher reserves for loan losses. At June 30, 1997, the Company had an aggregate of $209.6 million reserved for loan losses, compared with $95.0 million at December 31, 1996 and

      $42.3 million at December 31, 1995. Reserves as a percentage of outstanding loans securitized increased from 1.86% at December 31, 1995 to 2.51% at December 31, 1996 and 4.64% at June 30, 1997. The Company may change its loan purchase mix at any time and from time to time.

    - MAINTENANCE OF UNDERWRITING PROCEDURES -- The Company has developed a proprietary credit scoring system designed to maintain consistent underwriting procedures for its loan authorizations. The Company's credit scoring system monitors six evaluation criteria, including debt-to-income, payment-to-income, loan-to-value, bankruptcy score, credit score and loan size. Based on the results of the credit scoring system, loan applications are reviewed by one of the Company's credit specialists and, based on the Company's underwriting procedures, are frequently reviewed by one or more credit managers, to determine whether the loan should be approved. To monitor the integrity of the underwriting procedures, management tracks on a daily basis the approval rates and delinquency and loss rates by credit specialist, buying center and dealer. On a regular basis the Company evaluates its underwriting procedures and implements enhancements when management believes appropriate.

    - SERVICING -- The Company operates a national servicing center in Minneapolis, Minnesota and four regional collection centers located in Charlotte, North Carolina; Dallas, Texas; Denver, Colorado and Minneapolis, Minnesota. These centers are staffed with over 700 trained personnel responsible for various servicing, collection and repossession activities. Collectors are assisted by highly automated telephone dialing systems which improve the Company's ability to make early contact with delinquent obligors. In addition the Company utilizes a computerized collection system to aid its servicing and collection efforts. The Company regularly monitors and periodically evaluates its servicing and collection centers with a view to improving their procedures and anticipating expansion of loan purchase volume or changes in product mix.

    - FUNDING AND LIQUIDITY THROUGH WAREHOUSING AND SECURITIZATIONS -- The Company funds the acquisition of automobile loans principally through two warehouse facilities with asset-backed commercial paper programs. Currently, these facilities provide sufficient capacity to handle the Company's loan purchases. The Company securitizes purchased loans as asset-backed securities and uses such securitizations as a cost competitive source of capital compared to traditional sources of corporate debt financing. Securitization enables the Company to sell automobile loans on a regular basis, while retaining the right to receive future servicing fees and excess cash flows. Securitization also allows the Company to use the net proceeds from such sales to fund the purchase of additional automobile loans. Since inception, the Company has securitized approximately $8.1 billion of automobile loans.

    - RETAILING OF REPOSSESSED AUTOMOBILES -- The Company relies significantly upon the resale of its repossession inventory through retail markets, primarily retail used car consignment lots. The Company believes that the greater recoveries available from the retail market justify the costs of maintaining unsold repossession inventory and managing the retail program. In addition, the use of retail markets provides the Company with an opportunity to finance the sale of repossessed automobiles to new buyers.

AUTOMOBILE DEALER PROGRAM

    OVERVIEW. The following table describes the growth in the number of dealers with whom the Company has entered into a dealer agreement during each of the three years ended December 31, 1996 and during the six months ended June 30, 1997. A substantial majority of these dealers sell loans to the Company on a regular basis.

                                                    OPENING                                      JUNE 30,
REGIONAL BUYING CENTER                               DATE        1994       1995       1996        1997
------------------------------------------------  -----------  ---------  ---------  ---------  -----------
Minnesota.......................................        6/90         340        645        823         892
Colorado........................................        4/92         240        414        500         562
North Texas.....................................       11/92         334        467        534         606
Washington......................................        3/93         248        409        532         558
Arizona.........................................        7/93         136        266        344         367
Florida.........................................        8/93         169        332        477         557
Georgia.........................................       11/93         250        395        499         536
South Texas (1).................................        2/94         175        333        311         351
Northern California.............................        6/94         115        286        424         468
Missouri........................................        6/94         163        403        547         668
Massachusetts...................................        8/94         123        400        581         619
Tennessee.......................................       10/94          51        218        300         376
Ohio............................................        3/95          --        208        395         423
North Carolina..................................        5/95          --        309        513         616
Southern California.............................       12/95          --         25        303         368
New York........................................        3/96          --         --        339         420
West Texas (1)..................................        7/96          --         --        305         373
Maryland........................................        3/97          --         --         --         109
                                                               ---------  ---------  ---------       -----
    Totals......................................                   2,344      5,110      7,727       8,869
                                                               ---------  ---------  ---------       -----
                                                               ---------  ---------  ---------       -----

------------------------

(1) Prior to July 1996, the West Texas region was included in the South Texas region.

    The Company believes that the volume and quality of the loans it acquires depends upon its ability to establish and maintain satisfactory relationships with automobile dealers. The Company's DDRs and other loan purchasing personnel emphasize dealer service. The Company attempts to identify the particular service needs of dealers and to provide a reliable source of financing for qualified automobile buyers. DDRs are the Company's primary contact with its dealers and are responsible for prospecting new dealerships, selling the Company's programs, and cultivating dealer relationships. DDRs train dealer personnel in the Company's programs and meet with dealer management periodically in an effort to ensure the dealer's needs and expectations are being satisfied. DDRs operate out of one of the Company's regional buying centers or out of one of the Company's "spokes," which are typically within a 200-mile radius of a regional buying center. The Company's cost in maintaining DDRs is primarily limited to compensation.

LOAN PURCHASES AND UNDERWRITING

    LOAN PURCHASES. Retail automobile buyers are customarily directed to a dealer's finance and insurance department to finalize their purchase agreement and to review potential financing sources and rates available from the dealer. If the customer elects to pursue financing through the dealer, an application is taken for submission to the dealer's financing sources. The Company's agreements with its dealers are non-exclusive and, typically, a dealer will submit the purchaser's application to more than one financing source for review. The dealer in consultation with the borrower will decide which source will finance the automobile purchase based upon the rates being offered, the terms for approval, dealer participations or certain incentives offered from time to time in accordance with captive wholesale financing arrangements with the dealer's primary supplier of automobiles.

    When presented with a loan application, the Company attempts to notify the dealer within an hour or less whether it will approve, conditionally approve or deny the loan for purchase from the dealer. A loan purchase by the Company generally occurs simultaneously with the purchase by the buyer of the related automobile and the making of the loan to the buyer by the dealer. The buyer's purchase generally is not completed until the Company or another financing source approves a loan. If the application is approved by the Company and the buyer accepts the terms of the financing, the buyer enters into an installment contract or secured note with the dealer on a form prepared and provided to the dealer by the Company. At the bottom or reverse of the contract or note is an assignment of the loan to the Company which is signed by the dealer.

    UNDERWRITING. The Company purchases loans based on its established underwriting procedures. The Company's underwriting procedures include scoring the borrower's loan application in accordance with the Company's proprietary credit scoring system and comparing such credit scores to established underwriting criteria. For borrowers with credit scores falling outside predetermined criteria, the Company's policies require additional review and approval by supervisory personnel in order to determine whether to approve such loans. These procedures are intended to assess the applicant's ability to repay the amounts due on the loan and the adequacy of the financed vehicle as collateral. The Company's underwriting procedures do not distinguish between new and used vehicles. The Company maintains a tiered pricing system, allowing it to price loans according to the borrower's credit characteristics. The Company markets its loan products to automobile dealers through its Premier and Classic programs. Premier borrowers generally have stronger credit characteristics than those of Classic borrowers.

    Each applicant for a loan is required to complete and sign an application which lists the applicant's assets, liabilities, income, credit and employment history and other personal information. Upon receipt of the completed loan application, the Company's administrative personnel order a credit bureau report on the applicant to document the applicant's credit history. The application and the credit bureau report are given to one of the Company's credit specialists for analysis under the Company's proprietary credit scoring system.

    The Company's credit scoring system evaluates the credit applicant with an emphasis on cash flow as a principal indicator of repayment capability and provides credit scores which are utilized by the Company as a basis to determine if the applicant initially falls within the parameters of the Company's underwriting criteria for a particular loan product. Assuming that the applicant qualifies, the Company will expand its credit review by preparing an analysis of the applicant's debt-to-income and payment-to-income ratios, and purchasing from a credit bureau an additional credit score which attempts to assess the likelihood of borrower bankruptcies. If the applicant meets the Company's underwriting standards, the Company generally will approve the application. For Classic borrowers (and, if certain scoring criteria are not satisfied, for Premier borrowers), this data is subject to further investigation. This investigation typically consists of direct telephone confirmations, when feasible, of the applicant's employment and may also include direct credit references from banks and financial institutions noted on the application.

    Once scoring and verifications have been completed, one of the Company's credit specialists reviews the application to ensure that it meets the requirements of the Company's internal system and also reviews the various banking and employment verifications obtained. The credit specialist also considers the amount to be financed in relation to the purchase price and market value of the automobile. If the vehicle is used, the Company determines market value based upon the Kelly Blue Book value or the National Automobile Dealers Association's ("NADA") Guide on Retail and Wholesale Values. Consistent with industry standards, this assessment does not include inspection of the automobile. The Company does not reject an applicant solely because of the age of the automobile.

    Objective credit scoring criteria provide the factual background for lending decisions, but such decisions frequently require the credit judgment of the Company's credit specialists. To the extent an applicant fails to meet one or more of the scoring benchmarks for the proposed loan, the Company generally requires higher levels of management scrutiny before such loans are approved. In 1996 and 1997, a substantial majority of Classic loans and a substantial number of Premier loans purchased by the Company failed to meet at least one applicable scoring benchmark and generally were subject to additional management review before approval of these loans.

    Upon completion of the credit analysis, the Company decides whether it will approve, conditionally approve or deny the loan application as submitted. Conditioning approval of the application involves amending the dealer's proposed terms of the loan to qualify the application according to Company procedures. Typical conditions include, but are not limited to, requiring a co-applicant, amending the length of the proposed term, requiring additional down payment, substantiating certain credit information, or requiring proof of resolution of certain credit deficiencies as noted on the applicant's credit history. Approved, declined or conditioned application decisions are promptly communicated to the dealer by phone or facsimile. Additionally, the applicant is informed by the Company of any credit denial or other adverse action by mail, in compliance with applicable statutory requirements.

    The Company regularly reviews the quality of the loans it purchases and conducts internal compliance reviews on a monthly basis.

    RESALE AND FINANCING OF REPOSSESSIONS. The Company relies significantly upon the resale of its repossession inventory through retail markets, primarily retail used car consignment lots. The Company believes that the greater recoveries available from the retail market justify the costs of maintaining higher levels of unsold repossession inventory and managing the retail program. In addition, the use of retail markets provides the Company with an opportunity to finance the repossessed vehicles with new buyers. In late March 1997, the Company increased its use of wholesale distribution channels after a review by the Company's new chief executive office and other members of management indicated that the Company's then-current retail channels were not sufficient to liquidate vehicles at a pace satisfactory to management. As of March 31, 1997, the Company took an after-tax charge of $60.8 million primarily due to a reduction in the estimated recovery rates on then current repossessed inventory and anticipated future inventory arising from then existing securitization transactions to 60% of principal balance outstanding (as discussed in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997). The Company selected this 60% recovery rate on the basis of the recovery rate the Company believes it could achieve if all of its repossession inventory, including those higher value vehicles that are ultimately sold through retail channels, were sold through wholesale channels. In addition, the Company changed its accounting policy with respect to the estimated recovery rate realized upon disposition of repossessed inventory to estimate recovery rates based on values expected to be achieved through wholesale distribution channels and to record any recoveries in excess of such levels at the time such excess recoveries are realized. Similarly, in April 1997, based on the recommendation of the Company's new chief executive officer following his review, the Company adopted modifications to its retail disposition strategy that were intended to reduce liquidity requirements and establish more efficient operating procedures. These changes included a policy that limits the length of time a repossessed vehicle may be held for resale through retail channels. Since 1996, the Company has been adjusting its strategies for identifying and utilizing dealers who demonstrate the ability to sell the Company's repossession inventory at prices and within periods of time that are acceptable to the Company's management. At August 31, 1997, the Company had arrangements with approximately 60 consignment lots, compared with 67 consignment lots at December 31, 1996 and ten large retail consignment lots at December 31, 1995. At August 31, 1997, the inventory of repossessed automobiles managed by the Company and held for resale was $54.8 million, compared with $49.0 million at June 30, 1997, $64.9 million at December 31, 1996 and $17.7 million at December 31, 1995. The Company intends to measure the effectiveness of this modified strategy by comparing its profitability to that of a wholesale disposition strategy. The Company's retail disposition strategy, as modified, is relatively new and evolving and may be subject to further change.

    During the first half of 1997, approximately 55% of repossessed vehicles sold were liquidated through retail markets and the Company financed approximately 90% of these sales, while during 1996, the Company sold approximately 70% of its repossession inventory through retail markets and the Company financed approximately 90% of these sales. The Company believes this strategy had the effect of reducing the Company's loan losses in 1996 and, to a lesser extent, in the first half of 1997 (relative to a wholesale-based strategy) while delaying cash distributed from securitization trusts as a result of slower inventory turnover. The strategic benefits of the retail program were partially offset in 1996 and the first half of 1997 by the performance of the Company's portfolio of repossessed automobile loans, which experienced delinquency, default and loss rates substantially higher than the Company's other loan products, and by lower retail prices for used cars in 1997. Since the latter part of 1996, the Company has taken a series of steps intended to improve the performance of its financed repossession portfolio, including introducing greater verification of credit applications, tightening supervision of the buying process and lowering the loan-to-value ratios on loans purchased.

    The Company applies the same underwriting methodology and procedures to the financing of repossessed automobiles as it applies to the purchase of other loan products, but it allows credit specialists and managers greater latitude in the financed repossession product to approve exceptions (with appropriate management authorization) to underwriting criteria as compared to other products in the Premier and Classic programs. The principal amount of retail repossession sales financed by the Company increased from $25.7 million (1.13% of the total servicing portfolio) at December 31, 1995 to $96.9 million (2.56% of the total servicing portfolio) at December 31, 1996 and to $142.7 milllion (3.16% of the total servicing portfolio) at June 30, 1997. The delinquency, default and loss rates of the Company's portfolio of repossessed automobile loans have significantly exceeded the rates of the Company's other loan products, accounting for a disproportionate amount of the Company's overall delinquencies, defaults and losses in 1996. The Company has instituted more comprehensive controls over its financed repossession product for the purpose of reducing delinquency, default and loss rates to acceptable levels. Acceptable levels of delinquencies, defaults and losses in the repossession loan portfolio, as determined by management, are likely to exceed levels typically experienced in the Company's other loan products.

    DEALER PARTICIPATIONS. The Company remits to the dealer the amount financed pursuant to the terms of the loan and, consistent with industry practice, a dealer participation for selling such loan to the Company. The Company computes the dealer participation by calculating the amount of cash flow arising from the rate differential between the interest rate charged by the automobile dealer to the borrower and the rate offered by the Company to the dealer. The Company generally offers two alternative methods for payment of the dealer participation. Under the "shared participation" method, the dealer generally receives a percentage of the total participation at the time of sale in exchange for a shorter charge-back period. During the charge-back period the Company is entitled to recover the upfront percentage received by the dealer in the event of a prepayment or default during the first 90 to 180 days. Under an alternative method, the Company pays the full participation to the dealer less approximately 1% of the outstanding loan balance which is held in reserve to allow for future charges to the dealer in the event of early prepayment or default. Under the alternative method, the Company is entitled to recover from the dealer the unearned portion of the dealer participation in the event of a prepayment or default in excess of the amount withheld at any point prior to contractual maturity and the entire reserve amount if the loan defaults within its first 12 months. A substantial majority of the Company's dealers elect the "shared participation" method.

MARKETS AND EXPANSION

    The following table illustrates the loan purchasing volume and percentage of total loan purchases by regional buying center during each of the three years ended December 31, 1996 and during the six months ended June 30, 1997:

(Dollars in thousands)
REGIONAL BUYING CENTER              1994                       1995                       1996                  JUNE 30, 1997
------------------------  ------------------------   ------------------------   ------------------------   ------------------------
Minnesota...............  $     61,135       8.23%   $    117,253       5.71%   $    160,376       5.83%   $     81,542       5.36%
Colorado................        77,982      10.49         145,552       7.09         161,880       5.89          84,735       5.57
North Texas.............       109,624      14.75         260,775      12.71         299,673      10.90         164,075      10.79
Washington..............        75,218      10.12         176,241       8.59         198,580       7.22          84,762       5.58
Arizona.................        71,936       9.68         124,921       6.09         204,717       7.44         100,968       6.64
Florida.................        79,598      10.71         123,308       6.01         144,042       5.24          95,173       6.26
Georgia.................        95,123      12.80         143,289       6.98         189,346       6.88          95,357       6.27
South Texas (1).........        98,699      13.28         335,317      16.34         278,457      10.12         100,770       6.63
Northern California.....        23,822       3.21         149,291       7.27         192,794       7.01          78,003       5.13
Missouri................        33,267       4.48         172,569       8.41         173,381       6.30          79,626       5.24
Massachusetts...........        12,359       1.66         108,090       5.27         131,794       4.79          62,305       4.10
Tennessee...............         4,493       0.59          99,951       4.87         141,491       5.15         103,074       6.78
Ohio....................            --         --           9,844       0.48          57,267       2.08          54,699       3.60
North Carolina..........            --         --          85,978       4.18         202,255       7.35         130,005       8.55
Southern California.....            --         --              34         --          57,858       2.10          54,088       3.56
New York................            --         --              --         --          44,516       1.62          49,338       3.25
West Texas (1)..........            --         --              --         --         112,126       4.08          92,992       6.12
Maryland................            --         --              --         --              --         --           8,862       0.57
                          ------------   ---------   ------------   ---------   ------------   ---------   ------------   ---------
    Totals..............  $    743,256     100.00%   $  2,052,413     100.00%   $  2,750,553     100.00%   $  1,520,374     100.00%
                          ------------   ---------   ------------   ---------   ------------   ---------   ------------   ---------
                          ------------   ---------   ------------   ---------   ------------   ---------   ------------   ---------

------------------------
(1) Prior to July 1996, the West Texas region was included in the South Texas region.

    The Company regularly evaluates its "hub and spoke" strategy and from time to time has expanded into new markets through the establishment of additional regional buying centers and "spoke" operations. The Company's expansion program is directed by personnel with backgrounds in credit administration, finance and operations, information systems, facilities development, sales and marketing and human resources. In considering potential markets for expansion, the Company reviews such factors as population, income per capita, retail sales per capita, city work force, number of households, average annual income, automobile registrations, driver licenses issued and number of dealerships in the state and standard metropolitan statistical areas and the competitive environment for automobile financing. The Company also considers other general expansion criteria, including but not limited to, recruiting and staffing, training, compensation and benefits, policies and procedures, demographics, and legal and licensing requirements. The Company also reviews the performance of existing buying centers to evaluate their continuing contribution to the Company's strategy.

FINANCING

    WAREHOUSE FACILITIES. The Company uses warehouse facilities to finance its purchase of loans on a short-term basis pending securitization. At August 31, 1997, the Company had an aggregate borrowing capacity of approximately $647.7 million under two primary warehouse facilities, of which $287.8 million was available. The Company, through a wholly-owned special purpose subsidiary, ARFC, has a $375.0 million receivables warehouse facility (the "BofA Facility") with Receivables Capital Corporation ("RCC"), a commercial paper conduit sponsored by Bank of America. At August 31, 1997, the Company, through another wholly-owned special purpose subsidiary, Arcadia Receivables Finance Corp. II (formerly Olympic Receivables Finance Corp. II) ("ARFC II"), had an approximately $272.7 million receivables warehouse facility (the "Conduit Facility" and, together with the BofA Facility, the "Warehouse Facilities") with a commercial paper conduit managed by Morgan Guaranty Trust Company of New York.

    In connection with the BofA Facility, the Company, through ARFC, sells loans to another wholly-owned special purpose subsidiary, Arcadia Receivables Conduit Corp. ("ARCC"), and ARCC purchases the loans from ARFC and agrees to transfer the loans back to ARFC on ARFC's demand (at the time, and for the purpose, of securitization). ARFC is also obligated to repurchase loans from ARCC on or before the date which is twelve months following their conveyance to ARCC and upon the occurrence of a default or certain other events. The BofA Facility provides for the purchase of loans for an aggregate purchase price outstanding at any time not to exceed $375.0 million. ARCC finances its purchase of loans from ARFC by issuing asset-backed notes (the "ARCC Notes") to RCC. FSA provides credit enhancement with respect to the BofA Facility in the form of a financial guaranty insurance policy guaranteeing certain payments on the ARCC Notes. The BofA Facility will continue until the earlier of December 2, 1999 or the occurrence of certain events, subject to early termination as described below. The purchase price payable to ARFC by ARCC is 98% of the principal balance of each loan except in the case of loans used to finance the purchase of vehicles previously repossessed by the Company, in which case the purchase price is 85% of the principal balance of the loan. Proceeds of the loans, the loan purchase price payable to ARFC and the repurchase price payable by ARFC are deposited in a collection account. The loans and the collection account are pledged to secure payment of the ARCC Notes. Any excess in the collection account over certain amounts required to be retained in the account is released to a spread account. The spread account is cross-collateralized with the spread accounts established in connection with the Company's securitization trusts. If no default exists with respect to the BofA Facility, all amounts deposited into the spread account in excess of 1% of the outstanding balance of loans in the BofA Facility are released to ARFC. In the event that ARFC or ARCC, respectively, default under any payment obligation under the BofA Facility, ARFC and ARCC are prohibited from paying dividends or making other distributions to the Company.

    RCC's purchase of the ARCC Notes and concurrent issuance of commercial paper is supported by a liquidity facility provided by financial institutions (the "BofA liquidity banks"). This liquidity facility is a revolving obligation that must be renewed annually. The next renewal date is December 2, 1997. Failure by the BofA liquidity banks to renew this liquidity facility would lead to an early termination of the BofA Facility. The BofA Facility also includes eligibility criteria for loans warehoused, normal and customary representations, warranties, covenants and portfolio performance triggers designed to protect RCC, FSA and the BofA liquidity banks from various risks relating to the pool of automobile loans supporting the BofA Facility.

    The Company pays usage and non-usage fees to FSA and Bank of America, in connection with the BofA Facility. The ARCC Notes bear an interest rate equal to the rate at which funds are obtained by RCC from time to time in the commercial paper market plus a margin. In the event the ARCC Notes are funded by the BofA liquidity banks, the rate of interest will be the reserve-adjusted interbank offered rate in effect from time to time plus a margin.

    Under the Conduit Facility, the Company, through ARFC II, may from time to time warehouse automobile loans by selling them to an owner trust (the "Owner Trust"). The Company may obtain up to 100% of the principal balance of the receivables sold to the Owner Trust, but must deposit 6% of such principal balance (subject to increase to 7% from retained excess spread, and further increases upon the occurrence of certain events) into a spread account. The Owner Trust simultaneously issues a Variable Funding Note ("VFN") to the commercial paper conduit, representing 88% of the outstanding principal balance of the receivables, and issues certificates (the "Certificates") to institutional investors, representing 12% of the outstanding principal balance of the receivables. If this facility were drawn on, the Company would be required to purchase approximately 54% of the Certificates, but it would be free to resell such Certificates if it could obtain a price satisfactory to the Company. The purchase of the VFN will be funded through the issuance of commercial paper by the commercial paper conduit. The Conduit Facility will continue until the earlier of July 31, 1998 or the occurrence of certain events. At the time the Company accesses the public asset-backed securitization market, the Company's securitization subsidiary (currently ARFC) purchases the loans using the proceeds from the securitization and the VFN and the Certificates are redeemed by the Owner Trust. The Company may use the Conduit Facility as a source of permanent funding for a designated pool of automobile loans, but the pricing on the facility would be increased under those circumstances.

    The commercial paper conduit's purchase of the VFNs and concurrent issuance of commercial paper is supported by a liquidity facility provided by financial institutions (the "conduit liquidity banks"). The liquidity facility is a revolving obligation that must be renewed annually. In addition to credit enhancement through the subordination of the Certificates, the spread account and the liquidity facility, the Conduit Facility includes eligibility criteria for loans warehoused, normal and customary representations and warranties, covenants, and portfolio triggers designed to protect the commercial paper conduit, the liquidity providers, and the private investors purchasing the Certificates from various risks relating to the automobile loans supporting the warehouse facility. In addition, the Conduit Facility contains a capital base covenant with respect to the Company.

    The Company pays a commitment fee on the daily unused portion of the Conduit Facility. The VFNs bear an interest rate equal to the rate at which funds are obtained by the commercial paper conduit, from time to time in the commercial paper market plus a margin. The Investor Certificates require a higher market rate. In the event the VFN is purchased by the conduit liquidity banks, the rate of interest will be the applicable adjusted Eurodollar rate or base rate (as defined) plus a margin, if applicable.

    SECURITIZATION OF LOANS. The Company pursues a strategy of securitizing loans through the sale of asset-backed securities on a quarterly or more frequent basis, based on the availability of loans, profitability and other relevant factors. Securitization is used as a cost-competitive source of capital compared to traditional corporate debt financing alternatives. The Company utilizes the net proceeds from securitizations to purchase additional automobile loans and to pay down outstanding warehouse facilities, thereby making such short-term sources available for future loan purchases.

    In its securitizations, the Company (through its special purpose subsidiary, ARFC) transfers automobile loans to newly-formed securitization trusts which issue one or more classes of asset-backed securities. The asset-backed securities are simultaneously sold to investors. Each month, collections of principal and interest on the automobile loans are used by the trustee to pay the holders of the related asset-backed securities, to fund spread accounts as a source of cash to cover shortfalls in collections, if any, and to pay expenses. The Company continues to act as the servicer of the automobile loans held by the trust in return for a monthly fee.

    To improve the level of profitability from the sale of securitized loans, the Company uses credit enhancement to achieve a desired credit rating on the asset-backed securities issued. The credit enhancement for the Company's securitizations has generally taken the form of subordinated tranches of asset-backed securities and financial guaranty insurance policies issued by FSA. FSA insures payments of principal and interest due on the asset-backed securities. Asset-backed securities insured by FSA have been rated AAA by Standard & Poor's and Aaa by Moody's Investors Service, Inc. The Company has limited reimbursement obligations to FSA related only to violations of representations and warranties and not credit performance. However, spread accounts established in connection with the securitizations provide a source of cash to cover shortfalls in collections (as described below) and to reimburse FSA for claims made under the policies issued with respect to the Company's securitizations.

    The Company's agreements with FSA provide that the Company must maintain specified levels of excess cash in a spread account for each insured securitization trust during the life of the trust. The spread account for any securitization trust is generally funded with the interest collected on the loans that exceeds the sum of the interest payable to holders of asset-backed securities and certain other amounts. In certain securitization trusts, the spread account is also funded in part through initial deposits by the Company. Funds may be withdrawn from the spread account to cover any shortfalls in amounts payable on insured asset-backed securities or to reimburse FSA for draws or advances under its financial guaranty insurance policy. In addition, under cross-collateralization arrangements with FSA, the funds on deposit in the spread account for any one securitization may be used to cover shortfalls in amounts payable or to reimburse FSA in connection with other FSA-insured securitizations. ARFC is entitled to receive excess cash monthly from securitization trusts to the extent that, after payments to holders of asset-backed securities, the amounts deposited in spread accounts exceed predetermined required minimum levels. The spread accounts cannot be accessed by the Company or ARFC without the consent of FSA until such levels have been reached.

    Each month, excess cash from each securitization trust is used to fund the Company's spread account obligations related to that securitization trust and to replenish any spread account deficiencies under other securitization trusts before distribution of any remaining excess cash flow from that securitization to ARFC. The spread account for each securitization is cross-collateralized to the spread accounts established in connection with the Company's other securitization trusts and the BofA Facility such that excess cash flow from a performing securitization trust may be used to support negative cash flow from, or to replenish a deficient spread account in connection with, a nonperforming securitization trust, thereby further restricting excess cash flow available to ARFC. If excess cash flow from all insured securitization trusts in any month is not sufficient to fund current spread account obligations or replenish any prior deficiency in all such spread accounts, no cash flow would be available to ARFC for that month. Otherwise, excess cash flow from the securitization trusts is distributed to ARFC and is available for dividends to the Company by ARFC.

    Each insured securitization trust has certain portfolio performance tests relating to the following: (i) the average delinquency ratio; (ii) the cumulative default rate; and (iii) the cumulative net loss rate. In each case, these portfolio performance tests will be triggered if the above ratios equal or exceed an agreed-upon percentage of the principal balance of loans included in the securitization trust related to such series for a given time period. For the cumulative default rate and the cumulative net loss rate, the ratios applicable to the securitization trusts reflect the relationship between loan delinquencies and repossession rates at various stages of a loan repayment term, including the fact that the probability of a loan becoming delinquent or going into default is highest during the six- to fourteen-month period from the date of origination of the loan. If any of these levels are exceeded, the amount required to be retained in the related spread account, and not passed through to ARFC, may be increased. FSA and the Company have an arrangement under which, if any insured securitization trust exceeds the specified portfolio performance tests, ARFC may, in lieu of retaining the excess cash from that securitization trust in the related spread account, pledge an equivalent amount of cash, which has the effect of preventing the violation of the portfolio performance test. As the result of this, although certain trusts, primarily those that contained loans originated in 1995, exceeded portfolio performance tests in the first eight months of 1997 and are still in excess of such tests, this arrangement with FSA has prevented a violation, although it has reduced the amount of cash that would otherwise have been available to the Company if the Company had sought and received a waiver of such violation from FSA. In addition, certain adverse events with respect to the Company (including insolvency and default on certain long-term obligations) or more adverse portfolio performance with respect to the tests described above, would cause the Company to be in default under its insurance agreement with FSA and distributions of cash flow to ARFC from the related securitization trust may be suspended until the asset-backed securities have been paid in full or redeemed. There can be no assurance that such thresholds will not be exceeded in the future or that, if exceeded, waivers will be available from FSA permitting such payments to ARFC. In the event ARFC defaults under any payment obligation with respect to any loan securitization, ARFC would be prohibited from paying dividends or making other distributions to the Company. FSA also has a collateral security interest in the stock of ARFC. If FSA were to foreclose on such security interest following an event of default under an insurance agreement with respect to a securitization trust, FSA could preclude payment of dividends by ARFC to the Company, thereby eliminating the Company's right to receive distributions of excess cash flow from all the FSA-insured securitization trusts.

    No information is presented in this Prospectus Supplement, nor should any such information be deemed incorporated by reference herein, with respect to cumulative net loss per securitization trust or the methodology by which the Company calculates (or calculated, with respect to any particular trust) gain on sale from the securitization of automobile loans.

SERVICING

    Under the terms of its warehouse facilities and securitizations, the Company acts as servicer with respect to the automobile loans warehoused or securitized. The Company receives servicing fees for servicing securitized loans and loans held under certain warehouse facilities equal to one percent per annum of the outstanding principal balance of the loans for all securitizations entered into prior to September 1997. The Company receives a servicing fee of
1.25 percent per annum on its third quarter 1997 securitization. The Company services the loans by collecting payments due from the obligors and remitting these payments to the trusts or warehouse facility in accordance with the terms of servicing agreements for pass through to holders of asset-backed securities and holders of warehouse debt. The Company maintains computerized records with respect to each loan to record all receipts and disbursements. The Company is permitted to perform servicing activities through subcontractors, but has not delegated servicing activities, except for the repossession of automobiles. Delegation of duties does not relieve the Company of its responsibility to the trusts with respect to those duties.

    The following table represents the amount of the Company's servicing portfolio and the percentage of the total servicing portfolio by state.

                                                     AT DECEMBER 31,                                         AT JUNE 30,
                      ------------------------------------------------------------------------------   ------------------------
(Dollars in
thousands)                      1994                       1995                       1996                       1997
                      ------------------------   ------------------------   ------------------------   ------------------------
Arizona.............  $     74,125       8.86%   $    127,292       5.61%   $    201,965       5.33%   $    232,565       5.15%
California..........        16,162       1.93          99,278       4.38         226,381       5.97         285,295       6.32
Colorado............        90,805      10.85         132,570       5.85         156,637       4.13         169,312       3.75
Connecticut.........           190       0.02          29,769       1.31          50,090       1.32          59,500       1.32
Florida.............        73,482       8.78         146,629       6.47         213,209       5.62         265,050       5.87
Georgia.............        73,555       8.79         161,260       7.12         269,600       7.11         307,937       6.82
Illinois............         2,149       0.26          20,741       0.91          45,209       1.19          51,508       1.14
Kentucky............           343       0.04           7,287       0.32          38,585       1.02          59,457       1.32
Massachusetts.......        11,668       1.39          63,752       2.81         103,221       2.72         110,841       2.46
Minnesota...........        93,752      11.20         105,386       4.65         107,971       2.85         108,629       2.41
Missouri............        26,780       3.20         124,541       5.49         186,624       4.92         203,401       4.51
Nevada..............         8,270       0.99          52,683       2.32         102,734       2.71         118,058       2.62
New Mexico..........         5,410       0.65          27,760       1.22          65,641       1.73          74,032       1.64
New York............           532       0.06           1,970       0.09          44,806       1.18          84,823       1.88
North Carolina......         4,321       0.52          34,035       1.50         101,957       2.69         147,314       3.26
Oklahoma............        10,334       1.23          88,334       3.90         173,531       4.58         212,404       4.71
Oregon..............         8,821       1.05          61,971       2.73         106,208       2.80         122,959       2.72
South Carolina......        10,075       1.20          54,282       2.39         118,738       3.13         155,404       3.44
Tennessee...........         4,964       0.59          81,380       3.59         160,930       4.24         218,477       4.84
Texas...............       228,223      27.26         564,606      24.91         826,749      21.80         932,085      20.65
Washington..........        68,098       8.14         128,859       5.68         163,707       4.32         166,522       3.69
Wisconsin...........         4,226       0.50          26,497       1.17          57,035       1.50          67,097       1.49
All Other States....        20,810       2.49         126,225       5.58         270,329       7.14         361,339       7.99
                      ------------   ---------   ------------   ---------   ------------   ---------   ------------   ---------
    Total...........  $    837,095     100.00%   $  2,267,107     100.00%   $  3,791,857     100.00%   $  4,514,009     100.00%
                      ------------   ---------   ------------   ---------   ------------   ---------   ------------   ---------
                      ------------   ---------   ------------   ---------   ------------   ---------   ------------   ---------

    DELINQUENCY, COLLECTION AND REPOSSESSION ACTIVITIES. As servicer, the Company is responsible for monitoring collections, collecting delinquent accounts and, when necessary, repossessing and selling automobiles. Delinquency rates for all loans purchased by each loan buyer are monitored, and loan buyers are incentivized to maintain loan quality. In response to the rapid growth of its servicing portfolio, continued expansion of its Classic program (which generally requires greater collection efforts than its Premier program), and increases in delinquencies and default rates on its servicing portfolio, the Company substantially increased its servicing and collection staff and, in October 1996, implemented a strategy to regionalize its collection activities into four new locations: Charlotte, North Carolina; Dallas, Texas; Denver, Colorado and Minneapolis, Minnesota. At August 31, 1997, the Company employed over 700 service representatives and collection associates who are responsible for various aspects of the collection and repossession procedures, compared with 510, 188 and 38 at December 31, 1996, 1995 and 1994, respectively. The Company also substantially expanded the capacity of its highly automated telephone dialing systems (the "autodialer") in connection with its establishment of four regional servicing and collection centers. In addition, the Company uses a computerized collection system to aid its collection associates. The Company regularly evaluates its servicing staffing needs based on anticipated growth in its servicing portfolio and estimated delinquency and repossession rates. In recent months, low unemployment driven by economic growth and the continued expansion of the consumer credit markets have contributed to an increase in employee turnover rate relative to historical levels, especially among the Company's collections personnel.

    The Company generally utilizes the autodialer initially to contact delinquent obligors. Based on parameters established by the Company for each of its loan programs, the autodialer will phone the obligor within five to ten days after a past due date. Once the call is answered, the autodialer will immediately transfer the call to an available customer service representative located in one of the Company's four regional service and collection centers and will automatically display the obligor's loan information on the representative's computer screen. The autodialer will continue to follow up with obligors at various times throughout the first 30 days after a past due date (typically every third day) if previous efforts do not result in the account deficiency being cured. In addition to telephone inquiries, the Company's computerized collection system generates past due notices which are typically mailed to the obligor at various intervals during the first 30 days after a past due date. The first such correspondence is generally sent approximately 13 days after a past due date.

    If the collection effort during the first 20 days after a past due date does not result in a satisfactory resolution of the delinquent account, then the account is generally forwarded to collection specialists. These collection specialists will typically send a final demand letter to the delinquent obligor allowing the obligor a specified number of days to bring the account current. During this period, the collection specialist generally will make a recommendation as to whether the automobile should be repossessed or other action, such as a contract extension, should be taken. The Company, like other consumer finance companies, grants extensions in the ordinary course of business, following a re-evaluation of the obligor's creditworthiness and approval by a collection department manager. The terms of the Company's securitization trusts and the Company's policies restrict the number of contract extensions that the Company may grant. When an extension is granted, the maturity of the loan is extended for one month and the interest for the delinquent period is added to the loan balance. Contract extensions are more frequently granted with respect to Classic and financed repossession loans than with respect to Premier loans, and are seasonally highest during the Christmas holiday period. Under special circumstances, the Company, like other consumer finance companies, may agree to contract modifications, such as lengthening the term to maturity or adjusting interest rates, subject to limitations set forth in securitization trusts and agreements with FSA.

    The Company uses independent contractors to perform repossessions. Once an automobile is repossessed, a letter is sent giving the obligor a specified number of days to pay the entire loan balance in order to recover the automobile. At the expiration of this time period, the Company will prepare the automobile for sale and determine the method of sale. The Company has historically sold repossessed automobiles through wholesale auto auctions and retail consignment lots. Beginning in 1995, the Company has primarily utilized retail consignment lots to sell its repossessed inventory. Under this method the Company retains control of repossessed automobiles on behalf of the relevant securitization trust until resold through independent dealers. The Company has a remarketing department responsible for the management of its repossession inventory, which decides whether to sell each vehicle repossessed in the retail or wholesale market, manages reconditioning and repairs when necessary, tracks vehicles until sold and selects and monitors the retail consignment lots used by the Company.

PROPRIETARY INFORMATION

    The Company has developed a credit scoring system for evaluating loan applications submitted by dealers. The credit scoring system ranks the credit quality of the applicant. The system is intended by the Company to act as a predictor of loan repayment probability or loan defaults and serves as the basis for the Company's underwriting procedures. Although asset-based lenders utilize a variety of scoring and credit evaluation systems, the Company considers its credit scoring system to be proprietary and attempts to maintain the system as a trade secret.

COMPETITION

    Competition in the field of financing retail automobile sales is intense. Competitors include banks, savings and loans, small loan companies, credit unions, a variety of local, regional and national consumer financing institutions and captive finance companies of automobile manufacturers, such as Ford Motor Credit Company, Chrysler Credit Corp. and General Motors Acceptance Corporation. Many of these competitors have substantially greater capital resources than the Company and a number offer other forms of financing to automobile dealers, including, but not limited to vehicle floor plan financing and leasing. Captive automobile finance companies also, from time to time, have national promotions offering below-market interest rates on select vehicles to automobile purchasers. The Company believes it competes on the basis of providing a high level of service, offering flexible loan terms which meet dealers' needs and maintaining good relationships with its dealers. From time to time, competing finance companies may offer to refinance borrowers' loans originally purchased by the Company. As a result of such an offer, a borrower may refinance and prepay an existing loan, or the Company may agree to amend the terms of the borrower's loan.

REGULATION

    The Company's operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. At June 30, 1997 the Company's business operations were conducted in 42 states, the laws and regulations of which govern the Company's operations conducted therein. The Company is required to be, and is, licensed as a sales finance company in 27 states. The Company is required to be, and is, licensed under the Ohio Mortgage Loan Act. To the extent the Company expands its operations into additional states, it will be required to comply with the laws of those states.

    CONSUMER PROTECTION LAWS. Numerous federal and state consumer protection laws and related regulations impose substantive disclosure requirements upon lenders and servicers involved in consumer finance. The Federal Trade Commission ("FTC") has adopted the so-called "holder-in-due-course" rule which has the effect of subjecting persons who finance consumer credit transactions (and certain related lenders and their assignees) to all claims and defenses which the purchaser could assert against the seller of the goods and services. The FTC's Rule on Sale of Used Vehicles requires that all sellers of used vehicles prepare, complete and display a "Buyer's Guide" which explains the warranty coverage (if any) for such vehicles. The "Credit Practices Rule" of the FTC imposes additional restrictions on loan provisions and credit practices.

    A majority of states in which the Company operates have adopted motor vehicle retail installment sales acts or variations thereof. These laws regulate, among other things, the interest rate and terms and conditions of motor vehicle retail installment loans. These laws also impose restrictions on consumer transactions, and some require loan disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply. In addition, the laws of certain states grant to the purchasers of vehicles certain rights of rescission under so-called "lemon laws." Under such statutes, purchasers of motor vehicles may be able to seek recoveries from, or assert defenses against, the Company. A number of states impose interest rate limitations under applicable usury laws and regulate the Company's ability to collect late fees and other charges.

    SECURED PARTY RIGHTS AND OBLIGATIONS. In the event of default by an obligor, the Company has all the remedies of a secured party under the Uniform Commercial Code ("UCC"), except where specifically limited by other state laws. The remedies of a secured party under the UCC include the right of repossession by self-help means, unless such means would constitute a breach of the peace. In the event of default by the obligor, some jurisdictions require that the obligor be notified of the default and be given a period of time in which to cure the default prior to repossession. In addition, courts have applied general equitable principles to secured parties pursuing repossession or litigation involving deficiency balances. The obligor also has the right to redeem the collateral prior to actual sale.

    The proceeds from resale of financed vehicles generally will be applied first to the expenses of repossession and resale and then to the satisfaction of the automobile loans. A deficiency judgment can be sought in most states subject to satisfaction of statutory procedural requirements by the secured party and certain limitations as to the initial sale price of the motor vehicle. Certain state laws require the secured party to remit the surplus to any holder of a lien with respect to the vehicle, or, if no such lienholder exists, the UCC requires the secured party to remit the surplus to the former owner of the financed vehicle.

    In addition to laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including Federal bankruptcy laws and related state laws, may interfere with or affect the ability of the Company to realize upon collateral or enforce a deficiency judgment. The repossession process and the costs thereof generally result in losses on the underlying automobile loans, and such losses generally reduce the amounts available for distribution from the related spread accounts of securitized loan pools.

LITIGATION

    On March 4, 1997 a shareholder commenced an action against the Company and certain named directors and officers of the Company entitled Taran v. Olympic Financial Ltd. et al. in the United States District Court for the District of Minnesota. Four similar lawsuits, three of them in the United States District Court for the District of Minnesota (Frank Dibella, on behalf of himself and all others similarly situated vs. Olympic Financial Ltd. et al., Michael Diemer vs. Olympic Financial Ltd. et al. and Howard Pisnoy vs. Olympic Financial Ltd. et al.) and one in the United States District Court for the Eastern District of New York (North River Trading, LLC, and Allan Farkas, and All Others Similarly Situated vs. Olympic Financial Ltd. et al.) were filed after that time. These suits have been consolidated in one suit, In re Olympic Financial Ltd. Securities Litigation, in the United States District Court for the District of Minnesota. Plaintiffs in the consolidated action allege that during the period from July 20, 1995 through March 3, 1997 the defendants, in violation of federal securities laws, engaged in a scheme that had the effect of artificially inflating, maintaining and otherwise manipulating the value of the Company's Common Stock by, among other things, making baseless, false and misleading statements about the current state and future prospects of the Company, particularly with respect to the Classic program and the refinancing of repossessed automobiles. Plaintiffs allege that this scheme included making false and misleading statements and/or concealing material adverse facts. The consolidated action is in the preliminary stages and the parties have not begun discovery. The Company has reviewed the complaint in the consolidated action and believes that the consolidated action is without merit and intends to defend it vigorously. There can, however, be no assurance that the Company will prevail in such defense or that any order, judgment, settlement or decree arising out of this litigation will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.

    The nature of the Company's business is such that it is routinely a party or subject to other items of pending or threatened litigation, including litigation involving actions against borrowers to collect amounts on loans or to repossess vehicles and litigation challenging the terms of loans purchased by the Company. Although the ultimate outcome of certain of these matters cannot be predicted, management of the Company believes, based upon information currently available and the advice of counsel, that the resolution of these various matters will not result in any material adverse effect on the Company's financial condition, results of operations or liquidity.

EMPLOYEES

    The Company employs personnel experienced in all areas of loan origination, documentation, collection and administration. The Company employs and trains specialists in loan processing and servicing with minimal cross-over of duties. As of August 31, 1997, the Company had 1,481 full-time employees and 87 part-time employees. None of the Company's employees is covered by a collective bargaining agreement.

                              DESCRIPTION OF NOTES

GENERAL

    The Notes will be issued pursuant to an Indenture dated as of March 12, 1997 (the "Base Indenture"), as supplemented by a Second Supplemental Indenture, to be dated as of the Issue Date (the "Supplemental Indenture") (the Base Indenture as so supplemented, the "Indenture"), between the Company and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Reference is made to the "Description of Debt Securities" and the "Description of Senior Debt Securities" contained in the Prospectus (collectively, the "Prospectus Note Description") for a description of certain terms of the Indenture. To the extent the Prospectus Note Description is inconsistent with the following summary, such summary supersedes the Prospectus Note Description. A copy of the Indenture (excluding the Supplemental Indenture) has been filed with the Securities and Exchange Commission and is available as set forth below under "Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to Arcadia Financial Ltd. and not to any of its Subsidiaries.

    The Notes will be general unsecured obligations of the Company and will rank senior to all outstanding subordinated Indebtedness of the Company ($51.2 million aggregate principal amount outstanding as of August 31, 1997) and PARI PASSU in right of payment with all current and future unsecured unsubordinated Indebtedness of the Company. The Company is a party to certain Warehouse Facilities that finance purchases of automobile loans to be held on a short-term basis pending securitization in the ordinary course of the Company's business. The Company's obligations under such Warehouse Facilities are secured by the loans financed thereby, and the Notes are effectively subordinated to such obligations to the extent of the security interest in such loans. Moreover, the Company engages in the warehousing and securitization of automobile receivables through Subsidiaries in the ordinary course of business, and the Notes are effectively subordinated to the obligations of such Subsidiaries in connection therewith. The Company is dependent to a material extent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The Company and certain of its Subsidiaries are also parties to agreements with FSA, which has a pledge of the stock of such Subsidiaries and the right to restrict cash distributions from such Subsidiaries to the Company in certain circumstances. See "Risk Factors--Loan Performance Risks" in this Prospectus Supplement and in the accompanying Prospectus. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of Subsidiary warehouse lenders, FSA and any other entity providing credit enhancement for the Company's securitizations since proceeds from any such liquidation or reorganization will first be applied to satisfy obligations of such Subsidiaries owing to creditors of such Subsidiaries, including warehouse lenders and FSA or other credit enhancement providers, before such proceeds may be available for distribution to the Company. The Company will be restricted under the Indenture in its ability to pledge any assets to secure Indebtedness, except for Permitted Liens. Permitted Liens include, among other things, any liens on Receivables to secure Indebtedness in connection with Loan Securitizations, obligations under Warehouse Facilities or Hedging Obligations. In certain circumstances, the Company's Excess Spread also may be pledged to secure Indebtedness. Consequently, such Indebtedness will be senior to the Notes to the extent of the security interests in such assets.

    As of the Issue Date, all of the Company's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. As of the Issue Date, the Notes are not guaranteed by any of the Company's Subsidiaries. The Company may, in the future, cause one or more Subsidiaries to become Subsidiary

Guarantors, which would permit such Subsidiaries to incur certain Indebtedness and issue certain preferred stock, and would permit certain Investments in such Subsidiaries that would not otherwise be permitted. In such event, the Notes will be unconditionally guaranteed on a senior unsecured basis by each of the Subsidiary Guarantors. See "--Subsidiary Guarantees."

PRINCIPAL, MATURITY AND INTEREST

    The Notes will be limited in aggregate principal amount to $75.0 million and will mature on March 15, 2007. Interest on the Notes will accrue at the rate of 11 1/2% per annum and will be payable semi-annually in arrears on March 15 and September 15, commencing on March 15, 1998, to Holders of record on the immediately preceding March 1 and September 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; PROVIDED that all payments of principal, premium and interest with respect to Notes the Holders of which have given valid, timely and complete wire transfer instructions to the Company and the Trustee will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof in such instructions. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

    The Notes will not be redeemable at the option of the Company prior to March 15, 2002. Thereafter, the Notes will be redeemable at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice to each Holder, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period commencing on March 15 of the years set forth below:

YEAR                                                                      PERCENTAGE
------------------------------------------------------------------------  -----------
2002....................................................................      105.75%
2003....................................................................      103.83%
2004....................................................................      101.92%
2005 and thereafter.....................................................      100.00%

MANDATORY REDEMPTION

    The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    The Indenture will provide that, upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than the earliest date permitted under

Rule 14e-1 under the Exchange Act ("Rule 14e-1") and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

    Pursuant to the Indenture, on the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent is required to promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee is required to promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; PROVIDED that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Change of Control provisions described above will be applicable whether or not the covenant described below under "--Merger, Consolidation or Sale of Assets" is applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

    The Company's Warehouse Facilities contain, and future Indebtedness of the Company may contain, prohibitions of certain events that could constitute a Change of Control. In addition, the financial effect on the Company of the exercise by the Holders of Notes of their right to require the Company to repurchase the Notes could cause a default under outstanding Indebtedness, even if the Change of Control itself does not. In addition, the Company's ability to pay cash to the Holders of Notes upon a repurchase may be limited by the Company's then existing financial resources.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation and excluding sales, leases, transfers, conveyances or other dispositions pursuant to Loan Securitizations or Warehouse Facilities), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by general voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors or (v) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance). For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    Notwithstanding the foregoing, the Indenture will provide that this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Rating Event.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

    From August 1996 until December 1996, the Board of Directors of the Company reviewed strategic alternatives available to the Company, including possible sale of the Company and its Subsidiaries. No offer to purchase the Company and its Subsidiaries was made during such time; however, there can be no assurance that the Company will not engage in a transaction constituting a Change of Control in the future.

    ASSET SALES

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by an Officers' Certificate delivered to the Trustee and, with respect to any Asset Sale involving consideration in excess of $5.0 million, a resolution of the Company's Board of Directors) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of Cash Equivalents; PROVIDED that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are expressly assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any currencies, securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into Cash Equivalents within 30 days after receipt (to the extent of the cash received), shall be deemed to be Cash Equivalents for purposes of this provision.

    The Indenture will permit the Company or the Restricted Subsidiary, as the case may be, within 180 days after the receipt of any Net Proceeds from an Asset Sale subject to this covenant, to apply such Net Proceeds (a) to permanently reduce Senior Indebtedness (other than the Notes or obligations of a Special Purpose Entity) of the Company or of any Restricted Subsidiary, or (b) to (i) an Investment (other than in Receivables that, at the time of purchase, are not Eligible Receivables), or (ii) the purchase of Receivables that are, at the time of purchase, Eligible Receivables (including payment of Dealer Participations), or (iii) the making of any capital expenditure, or (iv) the acquisition of any other tangible assets, in each case, in or with respect to a Permitted Business. Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce the principal obligations outstanding under any Warehouse Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Indenture will require the Company to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture.

    Notwithstanding the foregoing, if any Excess Spread or interest therein is sold or otherwise conveyed or disposed of in an Asset Sale subject to this covenant and, immediately thereafter, Finance Income Receivable relating to the remaining aggregate Excess Spread not sold, conveyed or disposed of pursuant to such transaction (the "Remaining Finance Income Receivable") would be less than Minimum Finance Income Receivable, the Company will be required to make an Asset Sale Offer in the amount by which the Remaining Finance Income Receivable is less than Minimum Finance Income Receivable (the "FIR Offer Amount"), without regard to the application of the Net Proceeds of such sale by the Company pursuant to clause (a) or (b) above; PROVIDED, that any Asset Sale Offer made pursuant to this sentence shall be at an offer price of 101% of the principal amount of the Notes plus accrued and unpaid interest thereon to the date of the purchase. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds or FIR Offer Amount, the Company or the Restricted Subsidiary, as the case may be, may use any remaining Excess Proceeds or FIR Offer Amount for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds or FIR Offer Amount, the Trustee is required to select the Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. The FIR Offer Amount shall be determined separately for each Asset Sale of Excess Spread.

    Notwithstanding the foregoing or following, any Asset Sale Offer on the Notes shall be subject to the following: (i) any such Asset Sale Offer shall be made only after asset sale offers required by the terms of the Senior Term Notes, (ii) any such Asset Sale Offer shall be made only if and to the extent that there are funds remaining following such asset sale offers on the Senior Term Notes and (iii) any such Asset Sale Offer shall be made pro rata in proportion to the principal amount (or accreted value, if applicable) outstanding in respect of any asset sale offer required by the terms of any PARI PASSU Indebtedness, other than the Senior Term Notes, incurred in accordance with the Indenture.

    Under the Indenture, the Asset Sale Offer is required to remain open for the minimum period of time required by Rule 14e-1 and no longer (the "Asset Sale Offer Period"). Under the Indenture, no later than five Business Days after the termination of the Asset Sale Offer Period (the "Asset Sale Purchase Date"), the Company is required to purchase the principal amount of Notes required to be purchased pursuant to this covenant (the "Asset Sale Offer Amount") or, if less than the Asset Sale Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer.

    If the Asset Sale Purchase Date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

    Under the Indenture, on or before the Asset Sale Purchase Date, the Company is required, to the extent lawful, to accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been tendered, all Notes tendered, and to deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant. The Company, the Depositary or the Paying Agent, as the case may be, is required, not later than five days after the Asset Sale Purchase Date, to mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company is required to issue a new Note, and the Trustee, upon delivery of an Officers' Certificate from the Company, is required to authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of any Note surrendered. Any Note not so accepted is required to be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date.

    The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

    Notwithstanding the foregoing, the Indenture will provide that this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Rating Event.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) other than dividends or other payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or other payments or distributions payable to the Company or any Wholly-Owned Restricted Subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any payment in connection with any merger or consolidation involving the Company) any Equity Interests of the Company (other than any such Equity Interests owned by any Wholly-Owned Restricted Subsidiary of the Company) or any direct or indirect parent of the Company; (iii) make any principal payment on or with respect to, purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes (other than Hedging Obligations, Permitted Warehouse Debt or intercompany Indebtedness payable to the Company or a Restricted Subsidiary of the Company by any Restricted Subsidiary of the Company), except at final maturity or in accordance with the mandatory redemption, sinking fund, purchase or repayment provisions set forth in the documentation governing such Indebtedness when such Indebtedness is incurred, or when such Indebtedness is amended at any time when it could be incurred under the test set forth in the first paragraph of the covenant described below under "--Incurrence of Indebtedness and Issuance of Preferred Stock"; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described below under "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

        (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after March 12, 1997 (excluding Restricted Payments permitted by clauses (ii), (iii), (v), (vi) and (viii) of the next succeeding paragraph), is less than the sum of (i) 25% of the aggregate cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) from and after the last day of the first fiscal quarter ending immediately following March 12, 1997 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
    (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since March 12, 1997 of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or Indebtedness represented by securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or other Indebtedness represented by securities that have been converted into Disqualified Stock); plus (iii) to the extent that any Restricted Investment that was made after March 12, 1997 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

    The foregoing provisions will not prohibit the following Restricted
Payments: (i) the payment of (A) any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture or (B) any regular quarterly dividend on the Company's common stock not in excess of $0.01 per share per fiscal quarter; (ii) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); PROVIDED, that the amount of any such net cash proceeds that are utilized for such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;
(iii) the payment of principal on, or purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); PROVIDED, that the amount of any such net cash proceeds from any such sale of Equity Interests that are utilized for such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iv) the redemption of Indebtedness or preferred stock that is redeemable at the option of the Company and convertible by its terms into common stock of the Company, and which was permitted to be incurred or issued by the terms of the Indenture; PROVIDED, that at the time such securities are called for redemption the number of shares of common stock of the Company which a holder of such securities would receive upon such holder's conversion of such securities to common stock multiplied by the closing bid or comparable market price of the Company's common stock on the principal securities exchange for such common stock on the Business Day immediately preceding the day such Indebtedness or preferred stock is called for redemption would exceed 120% of the redemption price to be paid by the Company for such Indebtedness or preferred stock in connection with such redemption; (v) in the absence of a Default or Event of Default which has occurred or would occur as a consequence thereof, scheduled dividends and mandatory redemptions, repurchases or sinking fund payments with respect to Disqualified Stock or preferred stock of a Subsidiary Guarantor, which, when issued, was permitted to be issued pursuant to the first paragraph of the covenant described below under "--Incurrence of Indebtedness and Issuance of Preferred Stock"; (vi) in the absence of a Default or Event of Default which has occurred or would occur as a consequence thereof, principal payments, purchases, redemptions, defeasance or other acquisition or retirement for value of any Junior Subordinated Notes permitted to be incurred pursuant to clause (11) of the second paragraph of the covenant described below under "--Incurrence of Indebtedness and Issuance of Preferred Stock"; (vii) payments (A) in an amount not to exceed $1.0 million in the aggregate during any fiscal year of the Company (plus any such amount not utilized in any prior fiscal year) in connection with the repurchase, redemption or other acquisition or retirement for value of any Equity Interest of the Company held by an employee or director of the Company or any of its Subsidiaries, related to compensation or severance arrangements or (B) of withholding taxes due or paying exercise prices in connection with exercises of options for common stock of the Company by such persons with such common stock as consideration therefor; (viii) the making and consummation of any offer to repurchase any Indebtedness upon the occurrence of a change of control under and as defined in the documents governing such Indebtedness; PROVIDED, that in connection with Indebtedness incurred after March 12, 1997, the definition of "change of control" is the same in all material respects as the definition of "Change of Control" set forth in the Indenture and payments pursuant thereto are not required to be made prior to the date on which the Change of Control Payment is required to be made under the Indenture or, with respect to any Indebtedness subordinated in right of payment to the Notes, no sooner than 30 days after the date such Change of Control Offer is required to be made; (ix) any purchase, redemption or other acquisition or retirement for value of Equity Interests issued pursuant to the Company's stockholder rights plan, as the same may be amended from time to time; and (x) payment of cash in lieu of fractional shares of common stock that otherwise would be issuable upon exercise of warrants to purchase common stock.

    If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair maket value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the second succeeding paragraph below.

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    The amount of all Restricted Payments other than cash shall be the fair market value (evidenced by an Officers' Certificate on the date of the Restricted Payment) of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment in excess of $1.0 million shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

    Notwithstanding the foregoing, the Indenture will provide that this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Rating Event.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) or issue Disqualified Stock, and that the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock except for preferred stock issued to and held by the Company or any Wholly-Owned Restricted Subsidiary of the Company, PROVIDED that any subsequent issuance or transfer of Capital Stock that results in such Wholly-Owned Restricted Subsidiary ceasing to be a Wholly-Owned Restricted Subsidiary of the Company or any subsequent transfer of such preferred stock

(other than to the Company or any of its Wholly-Owned Restricted Subsidiaries) will be deemed, in each case, to constitute the issuance of such preferred stock by the issuer thereof; PROVIDED, HOWEVER, that the Company or any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Subsidiary Guarantor may issue preferred stock if, on the date of such incurrence or issuance and after giving effect thereto, the Consolidated Leverage Ratio does not exceed 2.0 to 1.0.

    The foregoing provisions will not apply to:

     (1) the incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

     (2) the existence of Warehouse Facilities, regardless of amount, and the incurrence of Permitted Warehouse Debt by the Company or any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that to the extent any such Indebtedness of the Company or a Restricted Subsidiary of the Company ceases to constitute Permitted Warehouse Debt, to such extent such Indebtedness shall be deemed to be incurred by the Company or such Restricted Subsidiary of the Company, as the case may be, at such time;

     (3) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to the Company or any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that (i)(A) any subsequent issuance or transfer of any Capital Stock which results in any such Indebtedness being held by a Person other than a Restricted Subsidiary of the Company and (B) any sale or transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, (ii) any Indebtedness of the Company to any Restricted Subsidiary of the Company is permitted by the covenant described above under "--Restricted Payments" and (iii) if the Company is the obligor on such Indebtedness, such Indebtedness is either (A) owed solely to a Special Purpose Entity in connection with a Loan Securitization or Warehouse Facility or
(B) expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

     (4) the incurrence by the Company of Indebtedness represented by the Notes and by the Subsidiary Guarantors of Subsidiary Guarantees;

     (5) Indebtedness of the Company, any of its Restricted Subsidiaries or any Special Purpose Entity outstanding on the Issue Date;

     (6) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness with respect to Indebtedness that was permitted by the Indenture to be incurred or that was outstanding at the Issue Date; PROVIDED, that Permitted Refinancing Indebtedness with respect to clauses
(1), (2), (3), (7) or (12) of this paragraph (and Indebtedness of like character outstanding on the Issue Date) would otherwise be permitted to be incurred pursuant to such clauses, as applicable;

     (7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations directly related to (i) Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted by the Indenture to be incurred, (ii) Receivables held by the Company or its Restricted Subsidiaries pending sale in a Loan Securitization, (iii) Receivables of the Company or its Restricted Subsidiaries that have been sold pursuant to a Warehouse Facility; or
(iv) Receivables that the Company or a Restricted Subsidiary of the Company reasonably expects to purchase or commit to purchase, finance or accept as collateral; PROVIDED, HOWEVER, that, in the case of each of the foregoing clauses (i) through (iv), such Hedging Obligations are eligible to receive hedge accounting treatment in accordance with GAAP as applied by the Company and its Restricted Subsidiaries on the Issue Date;

     (8) the incurrence of Acquired Debt by the Company or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $10.0 million at any one time outstanding (reduced by the amount of Acquired Debt repaid with Net Proceeds of Asset Sales of the Restricted Subsidiary acquired subject to such Acquired Debt) that is without recourse to the Company or any of its Restricted Subsidiaries or any of their respective assets (other than the Restricted Subsidiary acquired subject to such Acquired Debt), and is not guaranteed by any such Person; PROVIDED, that at the time of such incurrence, the Restricted Subsidiary acquired subject to such Acquired Debt becomes a Subsidiary Guarantor;

     (9) the Guarantee by the Company or any of the Subsidiary Guarantors of the Indebtedness of the Company or another Subsidiary Guarantor that was permitted to be incurred by another provision of this covenant;

    (10) the incurrence by the Company or any Subsidiary Guarantor of Indebtedness under a Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $10.0 million;

    (11) the incurrence by the Company of Indebtedness which is expressly subordinated in right of payment to the Notes in an aggregate principal amount at any time outstanding not to exceed the sum of $75.0 million, PROVIDED, HOWEVER, that the extension or roll-over of the Junior Subordinated Notes will not reduce the amount of Indebtedness that may be incurred pursuant to this clause (11);

    (12) (A) the incurrence by a Special Purpose Entity of Indebtedness in connection with a Loan Securitization; PROVIDED, HOWEVER, that if and to the extent (and only to the extent) any such Indebtedness ceases to be "without recourse" (as defined in the definition of "Special Purpose Entity"), such Indebtedness shall be deemed to be incurred by a Restricted Subsidiary of the Company at such time; and (B) the issuance by a Special Purpose Entity of preferred stock representing a residual interest in such Special Purpose Entity; and

    (13) (A) the incurrence by an Unrestricted Subsidiary of the Company of Non-Recourse Debt (including, without limitation, Non-Recourse Debt that would constitute Permitted Warehouse Debt if incurred by a Restricted Subsidiary of the Company); PROVIDED, HOWEVER, that if any such Indebtedness ceases to be Non-Recourse Debt of the Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company; and (B) the issuance by an Unrestricted Subsidiary of the Company of preferred stock.

    The Indenture will also provide that the Company will not, and will not permit any Subsidiary Guarantor to, incur any Indebtedness that is contractually subordinated to any Indebtedness of the Company or any such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated to the Notes, or the Subsidiary Guarantee of such Subsidiary Guarantor (as applicable), on substantially identical terms; PROVIDED, HOWEVER, that no Indebtedness shall be deemed to be contractually subordinated to any other Indebtedness solely by virtue of being unsecured.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (13) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof.

    Notwithstanding the foregoing, the Indenture will provide that this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Rating Event.

    LIENS

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens. Notwithstanding the foregoing, the Indenture will provide that this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Rating Event.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(A) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (B) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Warehouse Facilities as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, additions (including additional Warehouse Facilities), replacements or refinancings thereof, PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, additions, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Warehouse Facilities as in effect on the Issue Date, (b) applicable law, (c) any instrument governing Acquired Debt or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Debt was incurred or such Capital Stock was issued or its terms amended in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than the Person or the property or assets of the Person, so acquired, PROVIDED that such Person is not taken into account in determining on a pro forma basis whether such acquisition subject to such Acquired Debt was permitted by the terms of the Indenture, (d) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (e) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(iii) above on the property so acquired, (f) Credit Enhancement Agreements, (g) the requirements of any Loan Securitization that are exclusively applicable to any Special Purpose Entity or (h) Permitted Refinancing Indebtedness; PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

    Notwithstanding the foregoing, the Indenture will provide that this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Rating Event.

    MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under "--Incurrence of Indebtedness and Issuance of Preferred Stock," if such covenant is then applicable. This covenant shall apply to the Notes in lieu of the "Merger, Consolidation or Sale of Assets" covenant described in the accompanying Prospectus.

    TRANSACTIONS WITH AFFILIATES

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing actions, considered separately, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; PROVIDED that Affiliate Transactions shall not include (A) any employment agreement, stock option, employee benefit, indemnification, compensation (including the payment of reasonable fees to directors of the Company or its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries), business expense reimbursement or other employment-related agreement, arrangement or plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary, (B) transactions between or among the Company and/or its Restricted Subsidiaries not otherwise prohibited by the Indenture, (C) loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $500,000 in aggregate principal amount outstanding at any one time, (D) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments" and Permitted Investments and (E) transactions, arising out of and in connection with either a Loan Securitization or the incurrence of Permitted Warehouse Debt, between the Company or any Restricted Subsidiary of the Company, on the one hand, and a Special Purpose Entity or Warehouse Facility or any Person (other than an Affiliate of the Company that is not a Subsidiary of the Company) which owns an interest in a Special Purpose Entity or Warehouse Facility, on the other hand.

    Notwithstanding the foregoing, the Indenture will provide that this covenant shall be of no further force and effect and shall cease to apply upon and after the occurence of an Investment Grade Rating Event.

    NO AMENDMENT TO SUBORDINATION PROVISIONS

    The Indenture will provide that, without the consent of the Holders of 90% of the Notes outstanding, the Company will not amend, modify or alter the terms of the Subordinated Notes to (i) increase the rate of or change the time for payment of interest on such Subordinated Notes, (ii) increase the principal of, advance the final maturity date of or shorten the maturity of such Subordinated Notes, (iii) increase the redemption price or alter the other redemption provisions or increase the price or modify the other terms at which the Company is required to offer to purchase such Subordinated Notes or (iv) amend any of the provisions governing subordination of such Subordinated Notes in a manner adverse to the Holders of the Notes; PROVIDED, that no such consent will be required if, at the effective time of any such amendment, modification or alteration, the Company would be permitted to incur such amended, modified or altered Subordinated Notes under the covenant described above under "--Incurrence of Indebtedness and Issuance of Preferred Stock."

    Notwithstanding the foregoing, the Indenture will provide that this covenant shall be of no further force and effect and shall cease to apply upon and after the occurrence of an Investment Grade Rating Event.

    BUSINESS ACTIVITIES

    The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses. Notwithstanding the foregoing, the Indenture will provide that this covenant shall be of no further force or effect and shall cease to apply upon and after the occurrence of an Investment Grade Rating Event.

    PAYMENTS FOR CONSENT

    The Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, the Indenture will provide that this covenant shall be of no further force and effect and shall cease to apply on and after the occurrence of an Investment Grade Rating Event.

    REPORTS

    The Indenture will provide that, in addition to the reports set forth under the caption "Description of Senior Debt Securities--Certain Covenants in the Senior Note Indenture--Reports" in the accompanying Prospectus, so long as any Notes are outstanding and until the occurrence of an Investment Grade Rating Event, the Company will furnish to the Holders of Notes, either on the face of the financial statements or the footnotes thereto or in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial condition, results of operations and statements of cash flow of the Company and its Restricted Subsidiaries separate from those of the Company's Unrestricted Subsidiaries.

SUBSIDIARY GUARANTEES

    The Indenture will provide that the Company will not, and will not permit any of the Subsidiary Guarantors to, make any Investment in any Subsidiary of the Company that is not a Subsidiary Guarantor unless either (i) such Investment is permitted by the covenant entitled "--Restricted Payments" (including Investments in Special Purpose Entities) or (ii) such Subsidiary executes a Subsidiary Guarantee and delivers an opinion of counsel in accordance with the provision of the Indenture. Currently, the Company's only active Restricted Subsidiaries are Special Purpose Entities and therefore there will be no Subsidiary Guarantees of the Notes in effect on the Issue Date. The Indenture will provide that each Subsidiary Guarantor's obligations under its Subsidiary Guarantee will be unsecured senior obligations of such Subsidiary Guarantor and will be joint and several with the obligations of each other Subsidiary Guarantor under its Subsidiary Guarantee of the Notes.

    The Indenture will provide that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, whether or not affiliated with such Subsidiary Guarantor, unless (i) subject to the provisions of the following paragraphs, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor, pursuant to a supplemental indenture in form and substance satisfactory to the Trustee, under the Indenture, (ii) immediately after giving effect to such transaction no Default or Event of Default exists, (iii) such Subsidiary Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction, and
(iv) the Company would be permitted, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under "--Incurrence of Indebtedness and Issuance of Preferred Stock"; PROVIDED that the foregoing provisions will not restrict the ability of a Subsidiary Guarantor to consolidate or merge with the Company or a Wholly-Owned Restricted Subsidiary of the Company.

    The Indenture will provide that, in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor (other than to or with the Company or a Wholly-Owned Restricted Subsidiary of the Company), by way of merger, consolidation or otherwise, or a sale or other disposition of all the Capital Stock of such Subsidiary Guarantor (other than to the Company or a Wholly-Owned Restricted Subsidiary of the Company), then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such merger, consolidation or otherwise, of all of the Capital Stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; PROVIDED that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

    Various fraudulent conveyance laws enacted for the protection of creditors may apply to a Subsidiary Guarantor's issuance of a Subsidiary Guarantee, if any, with respect to the Notes. To the extent that a court were to find that (x) a Subsidiary Guarantee was incurred by a Subsidiary Guarantor with intent to hinder, delay or defraud any present or future creditor, or the Subsidiary Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Subsidiary Guarantee and such Subsidiary Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Subsidiary Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Subsidiary Guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Subsidiary Guarantee in favor of the Subsidiary Guarantor's creditors. Among other things, a legal challenge of a Subsidiary Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the Company's issuance of the Notes and/or the issuance of such Subsidiary Guarantee. Each Subsidiary Guarantee will contain a savings clause, which states that the obligations of each Subsidiary Guarantor under the Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all of the liabilities of such Subsidiary Guarantor, result in such obligations not constituting a fraudulent conveyance. To the extent a Subsidiary Guarantee of any Subsidiary Guarantor was avoided or limited as fraudulent conveyance or held unenforceable for any other reason, Holders of the Notes would cease to have any claim against such Subsidiary Guarantor and would be creditors solely of the Company and any Subsidiary Guarantor whose Subsidiary Guarantee was not avoided or held unenforceable. In such event, the claims of the Holders of the Notes against the issuer of an invalid Subsidiary Guarantee would be subject to the prior payment of all liabilities (including trade payables) of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the Holders of the Notes relating to any avoided portions of any of the Subsidiary Guarantees.

    The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally, however, a Subsidiary Guarantor may be considered insolvent if the sum of its debts, including contingent liabilities, is greater than the value of all of its assets at a fair valuation or if the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company to comply with the provisions described above under "--Change of Control," "--Asset Sales," "--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Merger, Consolidation or Sale of Assets," "--Liens" or "--Business Activities"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries; and (viii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be invalid or unenforceable or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Subsidiary of the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to March 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to March 15, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of premium, if any, or interest on, or the principal of, the Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default. The "Events of Default and Remedies" provisions described above shall apply to the Notes in lieu of those described in the accompanying Prospectus.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes,
(vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under "--Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of

Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act. The "Amendment, Supplement and Waiver" provisions described above shall apply to the Notes in lieu of those described under the caption "Description of Senior Debt Securities--Modification and Waiver" in the accompanying Prospectus.

ADDITIONAL INFORMATION

    Any Holder may obtain a copy of the Indenture without charge by writing to Arcadia Financial Ltd., 7825 Washington Avenue South, Minneapolis, Minnesota, 55439-2435, Attention: Secretary.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control. Notwithstanding the foregoing, no Person (other than the Company or any Restricted Subsidiary of the Company) in whom a Special Purpose Entity makes an Investment in connection with a Loan Securitization shall be deemed to be an Affiliate of the Company or any of its Restricted Subsidiaries solely by reason of such Investment.

    "ASSET SALE" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, (x) by way of a sale and leaseback and (y) the sale or other disposition of any Excess Spread) other than sales of Receivables in connection with Loan Securitizations or Warehouse Facilities and sales of repossessed assets in the ordinary course of business (PROVIDED that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue by the Company or any of its Restricted Subsidiaries of Equity Interests, or the sale by the Company or any Restricted Subsidiary of any Equity Interests, of their Subsidiaries (other than directors qualifying shares), in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following will not be deemed to be Asset Sales: (i) an issuance of Equity Interests by a Wholly-Owned Restricted Subsidiary of the Company to the Company or to another Wholly-Owned Restricted Subsidiary of the Company; (ii) a Restricted Payment that is permitted by the covenant described above under "--Restricted Payments"; (iii) a pledge, or transfer pursuant to a pledge, of assets, which pledge is a Permitted Lien; (iv) a disposition by a Restricted Subsidiary of the Company to the Company or a Wholly-Owned Restricted Subsidiary of the Company or by the Company to a Wholly-Owned Restricted Subsidiary of the Company; and (v) leasing transactions and other sales of goods and services in the ordinary course of business of a Permitted Business.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership (whether general or limited) or membership interests and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's and in each case maturing within nine months after the date of acquisition, and (vi) money market funds, the portfolios of which are limited to investments described in clauses (i) through (v) above.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "CONSOLIDATED LEVERAGE RATIO" as of any date of determination means the ratio of (i) the aggregate amount of all consolidated Indebtedness of the Company and its Restricted Subsidiaries excluding (A) Permitted Warehouse Debt,
(B) Hedging Obligations permitted to be incurred pursuant to clause (5) or (7) of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (C) Indebtedness of a Special Purpose Entity permitted to be incurred pursuant to clause (5) or (12)(A) of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" to (ii) the Consolidated Net Worth of the Company.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP); PROVIDED, that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly-Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; PROVIDED, that this clause (ii) shall not exclude Net Income, the distribution of which is restricted solely by reason of spread account requirements with respect to Special Purpose Entities or Warehouse Facilities or limitations imposed by any Credit Enhancement Agreement or Warehouse Facility that are permitted by the covenant summarized above under "--Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (y) all Investments as of such date in unconsolidated Restricted Subsidiaries and in Persons that are not Restricted Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "CREDIT AGREEMENT" means any credit agreement entered into by and among the Company (and, if the Company so elects, one or more Subsidiary Guarantors) and one or more financial institutions, providing for revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

    "CREDIT ENHANCEMENT AGREEMENTS" means, collectively, any documents, instruments or agreements entered into by the Company, any of its Restricted Subsidiaries or any Special Purpose Entities with any Person exclusively for the purpose of providing credit support for Special Purpose Entities or any of their respective Indebtedness (including, without limitation, Permitted Warehouse
Debt) or asset-backed securities, including, without limitation, insurance and indemnity agreements with FSA.

    "DEALER PARTICIPATIONS" means, for any period, the cash paid or payable to originators of Receivables and other Persons by the Company or any of its Restricted Subsidiaries, net of payments received by the Company or any of its Restricted Subsidiaries from such Persons with respect to defaults and prepayments on Receivables, during such period, as participations in connection with the purchase of Receivables, including, without limitation, commissions paid to brokers in connection with the foregoing.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that either (A) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures or is mandatorily redeemable, in whole or in part, pursuant to a sinking fund obligation or otherwise or, (ii) is convertible into or exchangeable for Indebtedness or Disqualified Stock in whole or in part, or (iii) is redeemable in whole or in part, at the option of the Holder thereof at any time, in any such case, on or prior to the date that is 91 days after the date on which the Notes mature, or
(B) is designated by the Company (in a resolution of the Board of Directors delivered to the Trustee) as Disqualified Stock.

    "ELIGIBLE RECEIVABLES" means, at any time, Receivables which meet the sale or loan eligibility criteria set forth in one or more of the Warehouse Facilities to which the Company or any of its Restricted Subsidiaries is a party at such time and is eligible for sale in a Loan Securitization.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire such Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, such Capital Stock).

    "EXCESS SPREAD" means, over the life of a pool of Receivables that have been sold by the Company or a Restricted Subsidiary to a Special Purpose Entity or other Person in a Loan Securitization, the rights, other than servicing rights, retained by the Company or such Restricted Subsidiary at or subsequent to the closing of such securitization or sale with respect to such pool, to receive cash flows attributable to such pool.

    "FINANCE INCOME RECEIVABLE" of the Company means the capitalized asset value of Excess Spread of the Company and its Restricted Subsidiaries appearing from time to time on the consolidated balance sheet of the Company and its Restricted Subsidiaries (including finance income receivable and restricted cash in spread accounts), calculated in accordance with GAAP.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate or currency swap agreements, cap agreements, collar agreements and related agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in value of assets owned, financed or sold, or of liabilities incurred or assumed, or of pre-funding arrangements, in any case in the ordinary course of business of such Person and not for speculative purposes.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) all indebtedness of others secured by a Lien (except Liens on Receivables and other assets (including spread accounts of a Special Purpose Entity incurred in connection with a Loan Securitization)) on any asset of such Person (whether or not such indebtedness is assumed by such Person), (iii) without duplication, all Warehouse Debt, (iv) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock and, in the case of any Subsidiary Guarantor, preferred stock (but excluding in each case any accrued dividends thereon), and (v) to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person to the extent of any Guarantee of such indebtedness provided by such Person. Except in the case of Warehouse Debt (the amount of which shall be determined in accordance with the definition thereof) and except in the case of Hedging Obligations (the amount of which shall be determined on a net basis after rights of set-off and related positions), the amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, the term "Indebtedness" does not include (i) obligations pursuant to representations, warranties, covenants and indemnities in connection with a Loan Securitization or Warehouse Facility or (ii) deposit liabilities of any Subsidiary, the deposits of which are insured by the Federal Deposit Insurance Corporation or any successor thereto.

    "INVESTMENT GRADE RATING" means a simultaneous Moody's Investors Service, Inc. debt rating of Baa3 or higher (or the equivalent rating of any Substitute Rating Agency) and a Standard & Poor's debt rating of BBB- or higher (or the equivalent rating of any Substitute Rating Agency).

    "INVESTMENT GRADE RATING EVENT" means, and shall be deemed to have occurred on the first day on which, (i) the Notes have been and are assigned an Investment Grade Rating and (ii) no Default or Event of Default has occurred and is continuing under the Indenture.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; PROVIDED that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

    "ISSUE DATE" means October 8, 1997.

    "JUNIOR SUBORDINATED NOTES" means the Company's 30, 60, 90 and 180 day and One Year Subordinated Extendible Notes and One, Two, Three, Four, Five and Ten Year Subordinated Fixed-Term Notes issued under the Indenture dated July 1, 1994, as amended.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "LOAN SECURITIZATION" means a public or private transfer of Receivables in the ordinary course of business of the Company and its Restricted Subsidiaries and by which the Company or any such Restricted Subsidiary directly or indirectly securitizes a pool of Receivables, including but not limited to any such transaction involving the sale of specified Receivables to a Special Purpose Entity.

    "MINIMUM FINANCE INCOME RECEIVABLE" means Finance Income Receivable equal to 200% of all Senior Indebtedness of the Company and its Restricted Subsidiaries as of the time of creation of a Lien or the sale of Excess Spread, as the case may be. Any determination of whether Finance Income Receivable is greater or less than Minimum Finance Income Receivable shall be based on the consolidated balance sheet of the Company and its Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, after giving pro forma effect to the Asset Sale or Lien for which such determination is being made and to any other sale of or Lien on Excess Spread or reduction of Finance Income Receivable since the date of such balance sheet.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

    "NET PROCEEDS" means the aggregate Cash Equivalent proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any Cash Equivalent received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "NON-RECOURSE DEBT" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would consitute Indebtedness), or (b) is directly or indirectly liable (as a guarantor or otherwise); and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "PERMITTED BUSINESSES" means any consumer or commercial finance business or any financial service business, including but not limited to banks, savings and loan associations, credit unions and other financial institutions operated in conjunction therewith.

    "PERMITTED INVESTMENTS" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Subsidiary Guarantor; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if, as a result of such Investment, (i) such Person becomes a Wholly-Owned Restricted Subsidiary of the Company and a Subsidiary Guarantor that is engaged in a Permitted Business or
(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly-Owned Restricted Subsidiary of the Company that is a Subsidiary Guarantor and that is engaged in a Permitted Business; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under "--Repurchase at the Option of Holders--Asset Sales"; (e) any Investment in Receivables, including Dealer Participations; (f) Investments by the Company or any of its Subsidiaries in Special Purpose Entities, in any Person owning residual interests in a Special Purpose Entity or in repossessed assets, in each case in the ordinary course of business in connection with or arising out of Loan Securitizations or Warehouse Facilities; (g) purchases of all remaining outstanding asset-backed securities of any Special Purpose Entity for the purpose of relieving the Company or a Subsidiary of the Company of the administrative expense of servicing such Special Purpose Entity, but only if 90% or more of the aggregate principal amount of the original asset-backed securities of such Special Purpose Entity have previously been retired; and (h) other Investments in any Person (other than an Affiliate of the Company that is not also a Subsidiary of the Company) that do not exceed $10.0 million at any time outstanding.

    "PERMITTED LIENS" means (i) Liens on Receivables or other assets (other than Excess Spread) securing Warehouse Debt or Hedging Obligations (or Guarantees of Warehouse Debt or Hedging Obligations); (ii) Liens on Excess Spread and on the Capital Stock of Restricted Subsidiaries of the Company substantially all of the assets of which are Excess Spread; PROVIDED, HOWEVER, that, unless an Investment Grade Rating Event has occurred, any such Liens may only encumber Excess Spread in an amount which, in the aggregate, does not exceed 50% of the amount by which Finance Income Receivable relating to all Excess Spread exceeds Minimum Finance Income Receivable at the time of the incurrence of such Lien; (iii) Liens in favor of the Company or any Restricted Subsidiary; (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; PROVIDED that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary; (v) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, PROVIDED that such Liens were in existence prior to the contemplation of such acquisition; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vii) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (1) of the second paragraph of the covenant entitled "--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (viii) Liens existing on the Issue Date; (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (x) Liens (including, without limitation, Liens on spread accounts and any Excess Spread represented thereby) in favor of a monoline insurance company or other provider of credit enhancement pursuant to a Credit Enhancement Agreement; (xi) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $1.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (xii) Liens imposed by law, including but not limited to carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or, other Liens arising out of judgments or awards against the Company or any of its Restricted Subsidiaries with respect to which the Company or such Restricted Subsidiary shall then be proceeding with an appeal or other proceedings for review; (xiii) survey exceptions, easements and other restrictions on the use of property, (xiv) Liens on assets of Unrestricted Subsidiaries of the Company that secure Non-Recourse Debt of Unrestricted Subsidiaries of the Company, (xv) Liens on cash collateral accounts (including any Excess Spread represented thereby) established to satisfy the requirements of a Warehouse Facility and (xvi) Liens on Receivables and other assets of a Special Purpose Entity incurred in connection with a Loan Securitization.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries; PROVIDED that: (i) the principal amount (or accreted value, if applicable) or mandatory redemption amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) or mandatory redemption amount, plus accrued interest or dividends on, the Indebtedness or Disqualified Stock so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of contractual prepayment charges and reasonable expenses incurred in connection therewith);
(ii) such Permitted Refinancing Indebtedness has a final maturity or final redemption date later than the final maturity or final redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred or such Disqualified Stock is issued either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded.

    "PERMITTED WAREHOUSE DEBT" means Warehouse Debt of the Company or a Restricted Subsidiary of the Company outstanding under one or more Warehouse Facilities (excluding any Guarantees issued by the Company or a Restricted Subsidiary in connection therewith); PROVIDED, HOWEVER, that (i) the assets purchased with proceeds of such Warehouse Debt are or, prior to any funding under the Warehouse Facility with respect to such assets, were eligible to be recorded as held for sale on the consolidated balance sheet of the Company and its Restricted Subsidiaries in accordance with GAAP, (ii) such Warehouse Debt will be deemed Permitted Warehouse Debt (a) in the case of a Purchase Facility, only to the extent the holder of such Warehouse Debt has no contractual recourse to the Company or any of its Restricted Subsidiaries to satisfy claims in respect of such Warehouse Debt in excess of the realizable value of the Eligible Receivables financed thereby, and (b) in the case of any other Warehouse Facility, at the time such Warehouse Debt is incurred, only to the extent of the lesser of (A) the amount advanced by the lender with respect to the Eligible Receivables financed under such Warehouse Facility, and (B) 100% of the aggregate principal amount of such Eligible Receivables (exclusive of all Dealer Participations included therein) and (iii) any such Indebtedness incurred under such Warehouse Facility has not been outstanding in excess of 364 days.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated, organization, government or any agency or political subdivision thereof or any other entity.

    "PURCHASE FACILITY" means any Warehouse Facility in the form of a purchase and sale facility pursuant to which the Company or a Restricted Subsidiary of the Company sells Receivables to a financial institution, commercial paper facility or conduit or Special Purpose Entity and retains a right of first refusal or other repurchase arrangement upon the subsequent resale of such Receivables by such financial institution, commercial paper facility or conduit or Special Purpose Entity.

    "RECEIVABLES" means installment sale contracts, loans evidenced by promissory notes secured by assets, leases, mortgages or other finance receivables or instruments acquired in connection with the operations of any Permitted Business.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" means any Subsidiary other than an Unrestricted Subsidiary.

    "SENIOR INDEBTEDNESS" means all Indebtedness of any Person that is not subordinated in right of payment to any other Indebtedness or other obligations of such Person, excluding Permitted Warehouse Debt and Hedging Obligations.

    "SENIOR TERM NOTES" means the Company's 11 1/2% Senior Notes due 2007 issued March 12, 1997.

    "SPECIAL PURPOSE ENTITY" means any Person (whether or not a Subsidiary of the Company) established and maintained exclusively for one or more of the following purposes: (i) purchasing or otherwise acquiring Receivables (together with any assets related to such Receivables, including, without limitation, all collateral securing such Receivables, all contracts and all Guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and other assets which are customarily transferred in connection with asset securitization transactions involving Receivables) from the Company or any of its Restricted Subsidiaries in connection with a Loan Securitization or Warehouse Facility, (ii) selling such Receivables (and related assets) to a special purpose owner trust or other Person in connection with a Loan Securitization or Purchase Facility, (iii) serving as a conduit for the issuance of commercial paper in connection with the operation of any Purchase Facility,
(iv) issuing asset-backed securities, (v) serving as a corporate general partner (or managing member of a limited liability company) of another Special Purpose Entity, (vi) investing in and holding Investments in Special Purpose Entities issuing securities backed by Receivables originated by the Company or any Restricted Subsidiary of the Company, or (vii) engaging in activities that are incidental to and necessary, suitable or convenient for the accomplishment of the purposes specified above, PROVIDED, HOWEVER, that the obligations of such Special Purpose Entity are without recourse to the Company and any Restricted Subsidiary of the Company other than such Special Purpose Entity, except to the extent of Indebtedness incurred by the Company or a Subsidiary Guarantor in accordance with the first paragraph of the covenant described above under "--Incurrence of Indebtedness and Issuance of Preferred Stock." For purposes of this definition, "without recourse" shall mean that the Indebtedness of such Special Purpose Entity and none of the other obligations (contingent or otherwise) of a Special Purpose Entity (i) is guaranteed by the Company or any other Restricted Subsidiary of the Company, (ii) obligates the Company or any other Restricted Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants (including any covenant to deliver Receivables in a pre-funded Loan Securitization) and indemnities entered into in connection with a Loan Securitization or Warehouse Facility, or (iii) subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in connection with a Loan Securitization or Warehouse Facility. For purposes of the foregoing, a Permitted Investment in a Special Purpose Entity shall not be deemed recourse. As of the Issue Date, each of Arcadia Receivables Finance Corp., Arcadia Receivables Finance Corp. II, Arcadia Receivables Conduit Corp., Arcadia First G.P. Inc., Arcadia Second G.P. Inc. and Special Purpose Entities formed in connection with any Loan Securitization prior to the Issue Date shall be deemed to satisfy the requirements of this definition.

    "SUBORDINATED NOTES" means the Junior Subordinated Notes and the 10.125% Subordinated Notes, Series 1996-A due 2001, of the Company outstanding at the Issue Date.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person or (b) the only general partners or managing members of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "SUBSIDIARY GUARANTOR" means any Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture.

    "SUBSTITUTE RATING AGENCY" means, in the event that at any time either Moody's Investors Service, Inc. or Standard & Poor's does not have a debt rating in effect for the Notes, a nationally recognized statistical rating organization designated by the Company with the approval of the Trustee as a substitute for Moody's Investors Service, Inc. or Standard & Poor's, as the case may be.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted

Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary that those that might be obtained at the time from Persons who are not Affiliates of the Company; (b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (c) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (d) has at least one director of its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness and issuance of preferred stock by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness and preferred stock is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," (ii) such Subsidiary becomes a Subsidiary Guarantor, and (iii) no Default or Event of Default would be in existence following such designation.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

    "WAREHOUSE DEBT" means Indebtedness of the Company or a Restricted Subsidiary of the Company equal to the greater of (x) the consideration received by the Company or its Restricted Subsidiaries under a Warehouse Facility and (y) in the case of a Purchase Facility, the book value of the Eligible Receivables financed under such Warehouse Facility, until such time as such Eligible Receivables are (i) securitized, (ii) repurchased by the Company or its Restricted Subsidiaries or (iii) sold by the counterparty under the Warehouse Facility to a Person who is not an Affiliate of the Company, including any Guarantees issued by the Company or a Restricted Subsidiary of the Company in connection therewith.

    "WAREHOUSE FACILITY" means any funding arrangement, including Purchase Facilities, with a financial institution or other lender or purchaser or any conduit or special purpose vehicle used in connection with such funding arrangement, to the extent (and only to the extent) that the Company or any of its Restricted Subsidiaries incurs Warehouse Debt thereunder exclusively to finance or refinance the purchase or origination of Receivables by the Company or a Restricted Subsidiary of the Company prior to securitization.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity (or final redemption, in the case of Disqualified Stock), in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness or mandatory redemption amount of Disqualified Stock.

    "WHOLLY-OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    It is the opinion of Dorsey & Whitney LLP, counsel to the Company, that the material federal income tax consequences to purchasers expected to result from the purchase, ownership and sale or other taxable disposition of the Notes offered by this Prospectus Supplement under currently applicable law are as described herein. Such opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders of Notes.

    The following summary is for general information only. The tax treatment of a holder of Notes may vary depending upon such holder's particular situation. Certain holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States and persons holding the Notes as other than "capital assets" within the meaning of Code Section 1221) may be subject to special rules not discussed below.

    Investors should consult their own tax advisors concerning this Offering. Investors should also consult their own tax advisors as to the tax treatment arising from the application of foreign, state and local tax laws and regulations.

    STATED INTEREST

    The stated interest on the Notes will generally be taxable to a holder as ordinary income at the time that it is paid or accrued, in accordance with the holder's method of accounting for federal income tax purposes.

    ORIGINAL ISSUE DISCOUNT

    The Notes may be deemed to be issued with "original issue discount" within the meaning of Section 1273(a)(1) of the Code if the "stated redemption price at maturity" exceeds the "issue price" of the Notes. The original issue discount with respect to the Notes will be considered to be zero if it is less than 0.25% of the Notes' stated redemption price at maturity multiplied by the number of complete years from the date of issue of the Notes to their maturity date. The "stated redemption price at maturity" of the Notes will generally be equal to the principal amount thereof. Although under certain circumstances the Notes are subject to redemption by the Company for an amount in excess of their principal amount, the Company believes that, based on the Treasury Regulations, this excess need not be considered when determining the Notes' stated redemption price at maturity. In general, the "issue price" of a Note is the initial offering price to the public at which a substantial amount of Notes is first sold. The Company expects the Notes to be issued with original issue discount.

    If the Notes are determined to be issued with original issue discount, a holder thereof, regardless of such holder's method of accounting, must generally include the original issue discount in ordinary gross income for federal income tax purposes as it accrues in advance of the receipt of any cash attributable to such income. The amount of original issue discount, if any, required to be included in a Noteholder's ordinary gross income for federal income tax purposes in any taxable year will accrue on a daily basis under a constant-yield method that takes into account the compounding of interest. One effect of this method is that a relatively smaller portion of the original issue discount is included in income in the earlier years and a relatively larger portion in later years.

    MARKET DISCOUNT

    The Notes, whether or not issued with original issue discount, will be subject to the "market discount rules" of Section 1276 of the Code. In general, these rules provide that if the holder of a Note purchases a Note at a market discount (I.E., at a price below its stated redemption price at maturity or, if the Note was issued with original issue discount, at a price below its original issue price plus any accrued original issue discount, as described above, in each case subject to a de minimis exception) and thereafter recognizes gain upon a disposition or redemption, the lesser of such gain or the accrued market discount will be taxed as ordinary interest income. Generally, the accrued market discount will be determined on a straight-line basis, although a holder may elect to determine accrued market discount under the constant-yield method.

    Limitations imposed by the Code, which are intended to match deductions with the taxation of income, may defer deductions for interest on indebtedness incurred or continued to purchase or carry a Note with accrued market discount. A holder of a Note may elect to include market discount in gross income as it accrues and, if such holder makes such an election, the foregoing rules with respect to the recognition of ordinary interest income upon a disposition or redemption and the deferral of interest deductions on indebtedness related to a Note will not apply. The adjusted basis of a Note subject to such election will be increased to reflect market discount included in gross income, thereby reducing any gain or increasing any loss on a sale or taxable disposition.

    PREMIUM

    In general, if a holder of a Note purchases the Note at a premium (I.E., an amount in excess of the amount payable upon the maturity thereof), such excess will be treated as "amortizable bond premium." In such case, a holder may elect, under Section 171 of the Code, to offset interest income with the amortizable bond premium as it is amortized under a constant-yield method. The holder's tax basis in the Note then decreases by the amount of the amortizable bond premium used to offset interest income. An election under Section 171 of the Code is available only if a Note is held as a capital asset. Noteholders should consult with their own tax advisors regarding special rules that apply for determining the amount and method of amortizing bond premium with respect to the Notes that may be redeemed prior to maturity.

    SALE OF THE NOTES

    A holder of a Note will recognize gain or loss upon the sale, retirement or other taxable disposition of such Note equal to the difference between the amount of cash plus the fair market value of property received in exchange therefor (except to the extent attributable to, and taxable as, accrued interest) and the seller's adjusted basis in the Note. Such adjusted basis generally will equal the cost of the Note to the seller, increased by any original issue discount previously included in the seller's ordinary gross income with respect to the Note and reduced by (a) any principal payments on the Note previously received by the seller and (b) any amortizable bond premium previously used to offset interest income by the seller. Except as discussed with respect to market discount or to the extent cash received is attributable to, and taxable as, accrued interest, any capital gain or loss recognized upon a sale, exchange, retirement or other disposition of a Note will be short-term, mid-term or long-term capital gain or loss, depending upon whether the Note had been held for no more than one year, more than one year or more than 18 months.

BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

    A holder of a Note may be subject to backup withholding at the rate of 31% with respect to interest paid on a Note and proceeds from the sale, exchange or redemption of the Note unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of a Note who does not provide the Company with his correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax; any amounts withheld are creditable against the holder's federal income tax liability, provided that required information is provided to the IRS.

    The Company will report to the holders of Notes and the IRS the amount of any "reportable payments" (including any original issue discount) and any amount withheld with respect to the Notes during each calendar year.

    THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                        DESCRIPTION OF OTHER SENIOR DEBT

    In March 1997, the Company issued 11 1/2% Senior Notes due 2007 (the "Senior Term Notes") in the aggregate principal amount of $300.0 million. The Senior Term Notes bear interest at the rate of 11 1/2% per annum and mature in March 2007. The Senior Term Notes were issued pursuant to the Base Indenture, as supplemented by a First Supplemental Indenture dated as of March 12, 1997 (the "First Supplemental Indenture").

    The Senior Term Notes are general, unsecured obligations of the Company, and rank senior to all outstanding subordinated indebtedness of the Company and PARI PASSU in right of payment with all current and future unsecured unsubordinated indebtedness of the Company, including the Notes.

    The Senior Term Notes have substantially the same terms as the Notes, except that the Senior Term Notes have priority over the Notes and any other PARI PASSU indebtedness incurred in accordance with the Indenture with respect to Asset Sale Offers. See "Description of Notes--Repurchase at the Option of Holders--Asset Sales."

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), each of the Underwriters named below (the "Underwriters") has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the aggregate number of Notes set forth opposite its name below.

                                                                                  PRINCIPAL
UNDERWRITER                                                                    AMOUNT OF NOTES
-----------------------------------------------------------------------------  ---------------
Donaldson, Lufkin & Jenrette Securities Corporation..........................   $  52,500,000
J.P. Morgan Securities Inc...................................................      22,500,000
                                                                               ---------------
  Total......................................................................   $  75,000,000
                                                                               ---------------
                                                                               ---------------

    The Underwriting Agreement provides that the obligations of the Underwriters to purchase and accept delivery of the Notes offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. If any Notes are purchased by the Underwriters pursuant to the Underwriting Agreement, all such Notes must be purchased.

    The Underwriters propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not to exceed 0.40% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, discounts not in excess of 0.25% of the principal amount of the Notes to certain other dealers. After the initial public offering of the Notes, the offering price, the concession and reallowance and other selling terms may be changed by the Underwriters. $3,150,000 in principal amount of the Notes will be sold to certain officers and a director of the Company in the public offering.

    There is currently no public market for the Notes. The Company does not intend to apply for listing of the Notes on any national securities exchange or automated quotation system. The Company has been advised by the Underwriters that, following completion of the initial offering of the Notes, they presently intend to make a market in the Notes although they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, there can be no assurance as to whether an active trading market for the Notes will develop or, if such a market develops, as to the liquidity of the trading market for the Notes.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. Underwriters may bid for and purchase Notes in the open market to cover syndicate short positions. In addition, the Underwriters may bid for and purchase Notes in the open market to stabilize the price of the Notes. These activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end these activities at any time.

    Since January 1995, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has acted as an underwriter of asset-backed securities issued by Company-sponsored securitization trusts, and of the Company's offerings of its Units Consisting of 11 1/2% Senior Notes due 2007 and Warrants to Purchase Common Stock (the "Units"), 13% Senior Term Notes and Common Stock, for which it receives customary discounts and commissions. In February 1995, the Company paid OFL Funding, Inc. ("DLJ Bridge"), an affiliate of DLJ, a customary fee and agreed to reimburse DLJ Bridge for its expenses in consideration of DLJ Bridge's provision of $70.0 million in senior debt financing, which was repaid with the proceeds of the Company's 1995 Common Stock offering. The Company has also engaged DLJ as its financial advisor and has agreed to pay DLJ an annual fee of $250,000 for services through 1997. In the first quarter of 1997, the Company engaged DLJ as its dealer-manager in connection with the Company's tender offer for its 13% Senior Term Notes and the related consent solicitation, for which it received customary fees. In addition, the Company has engaged DLJ as its broker in connection with the hedging transactions with respect to U.S. Treasury Securities described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources," for which DLJ receives customary commissions.

    J.P. Morgan Securities Inc. has from time to time acted as an underwriter of asset-backed securities issued by Company-sponsored securitization trusts and as an underwriter of the Company's Units and has provided other investment banking services to the Company, for all of which it has received customary discounts and commissions.

                                 LEGAL MATTERS

    Certain legal matters in connection with the issuance of the Securities offered hereby will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota, and for the Underwriters by Latham & Watkins, Chicago, Illinois.

                                    EXPERTS

    The financial statements of the Company incorporated by reference in this Prospectus Supplement and the related Registration Statement for the years ended December 31, 1994, 1995 and 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference herein, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  $500,000,000

                                     [LOGO]
              DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES,
                  COMMON STOCK, SECURITIES WARRANTS AND UNITS
                               -----------------

    Olympic Financial Ltd. (the "Company") may from time to time offer and sell:
(i) its debt securities, which may be either secured or unsecured senior debt securities (the "Senior Debt Securities") or unsecured subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"); (ii) shares of its preferred stock, $.01 par value per share (the "Preferred Stock"), in one or more series; (iii) depositary shares (the "Depositary Shares") evidenced by depositary receipts;
(iv) shares of its common stock, par value $.01 per share (the "Common Stock"); and (v) warrants (collectively, the "Securities Warrants") to purchase Debt Securities (the "Debt Securities Warrants"), Preferred Stock (the "Preferred Stock Warrants") or shares of Common Stock (the "Common Stock Warrants"), for an aggregate initial public offering price of up to $500,000,000 (or the equivalent in foreign currencies, currency units or composite currencies (each, a "Currency")). The Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Securities Warrants (collectively, the "Securities") may be offered independently or together in any combination ("Units") for sale directly to purchasers or through dealers, underwriters or agents to be designated. The Debt Securities and Preferred Stock may be convertible into or exchangeable for other Securities. The Securities will be offered to the public at prices and on terms determined at the time of offering. The Securities may be sold for U.S. dollars or other Currencies and any amounts payable by the Company in respect of the Securities may likewise be payable in U.S. dollars or other Currencies.

    The Senior Debt Securities, except to the extent secured by collateral, if any, will rank PARI PASSU in right of payment with all unsecured and unsubordinated debt of the Company. The Subordinated Debt Securities will be subordinated to all existing and future Senior Debt (as defined) of the Company.

    The Prospectus Supplement accompanying this Prospectus sets forth (where applicable), with respect to the series or issue of Securities for which this Prospectus and such Prospectus Supplement are being delivered: (i) the terms of any Debt Securities offered, including, where applicable, their title, ranking, aggregate principal amount, maturity, rate of interest (or method of calculation) and time of payment thereof, any redemption or repayment terms, any restrictive covenants, the Currency or Currencies in which such Debt Securities will be denominated or payable, any index, formula or other method pursuant to which principal, premium, if any, or interest, if any, may be determined, any conversion or exchange provisions, and other specific terms not described in this Prospectus; (ii) the terms of any Preferred Stock offered, including, where applicable, the specific designation, number of shares, dividend rate (or method of calculation) and time of payment thereof, liquidation preference, any redemption or repayment terms, any conversion or exchange provisions, any voting rights, and other specific terms not described in this Prospectus; (iii) the terms of any Depositary Shares offered which are not described in this Prospectus, including the fraction of a share of Preferred Stock represented by each such Depositary Share; (iv) the terms of any Securities Warrants offered, including where applicable, the exercise price, detachability, duration and other specific terms not described in this Prospectus; and (v) the initial public offering price and the net proceeds to the Company and other specific terms related to the offered Securities.

    As of the date hereof, the Company had outstanding registration statements filed under the Securities Act of 1933, as amended, relating to continuous offerings of: (i) up to $50 million aggregate principal amount of the Company's unsecured subordinated notes issuable at various rates and maturities and subordinated in right of payment to any Senior Debt Securities or Subordinated Debt Securities offered hereby (the "Junior Subordinated Notes") and (ii) up to 3,871,364 shares of Common Stock issuable upon the exercise of outstanding warrants, which have been registered pursuant to the exercise of registration rights previously granted by the Company (the "Outstanding Warrant Stock"). The Securities included in this Prospectus do not include Junior Subordinated Notes or Outstanding Warrant Stock.

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE
   PURCHASERS OF THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" AT PAGE 5
                                    HEREIN.
                               -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                              -------------------

    The Securities may be offered directly, through agents designated from time to time or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable fee, commission, purchase price or discount arrangements with them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement or Prospectus Supplements.
                              -------------------

                  THE DATE OF THIS PROSPECTUS IS MARCH 7, 1997

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Branch of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    Additional information regarding the Company and the Securities offered hereby is contained in the Registration Statement and the exhibits relating thereto in respect of the Securities offered hereby, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

    In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Web site's address is http://www.sec.gov.

    Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars," "U.S. dollars," or "U.S. $").

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-20526) and the Securities Act are incorporated in and made a part of this Prospectus by reference:

      (i)
    Part III of Annual Report on Form 10-K/A-2 for the year ended December 31, 1995, filed March 18, 1996;

     (ii)
    Annual Report on Form 10-K for the year ended December 31, 1996, filed February 8, 1997;

    (iii)
    Current Reports on Form 8-K dated January 6, 1997 and March 7, 1997;

     (iv)
    The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on March 22, 1996; and

      (v)
    The description of the Company's Rights Agreement contained in the Company's Registration Statement on Form 8-A filed on November 7, 1996.

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Company, Olympic Financial Center, 7825 Washington Avenue South, Minneapolis, MN 55439-2435, Attention: Secretary. Telephone requests may be directed to (612) 942-9880.

                                  THE COMPANY

    The Company purchases, securitizes and services consumer automobile loans originated primarily by new car dealers affiliated with major foreign and domestic manufacturers. At September 30, 1996, the Company had purchased loans from more than 7,000 dealers in 38 states, a substantial majority of which sell loans to the Company on a regular basis. Loans are purchased through 17 regional buying centers serving as "hubs" in 14 states, supplemented by a network of dealer development representatives ("DDRs") serving as "spokes." DDRs operating in these "spokes" generate loans in their assigned market, and all administrative functions, including credit approval and loan processing, are performed at the "hub" or at the Company's headquarters in Minneapolis, Minnesota. As a result of this expansion strategy, the Company has expanded the number of dealers in its network and has significantly increased its annual volume of automobile loans purchased, from $305.8 million in 1993 to $740.3 million in 1994, $2.1 billion in 1995, and $2.0 billion for the nine months ended September 30, 1996, without incurring the additional costs that would be associated with establishing a proportionate number of new buying centers. In 1996 the Company implemented a strategy to enhance its servicing and collection capabilities by regionalizing these functions into four servicing and collection centers. During the fourth quarter of 1996 the Company opened these new regional servicing and collection centers in Colorado, Minnesota, North Carolina and Texas. In addition, in 1996 the Company expanded its program to finance and resell repossession inventory in the retail markets and diversified its outlets through multiple used car dealers.

    The Company purchases each loan in accordance with its underwriting guidelines and procedures, which focus on buyer qualifications and collateral value. The Company's underwriting guidelines do not distinguish between new or used vehicles. The Company maintains a tiered pricing system, allowing it to price loans according to the borrower's credit characteristics as measured by the Company's proprietary underwriting and credit scoring criteria. The Company prices its loan products in order to maximize interest rate spreads relative to expected losses within each credit tier. The Company markets its loan products to dealers under two programs, designated Premier and Classic. Premier borrowers generally have stronger credit characteristics than Classic borrowers. The Company considers the loans it purchases under both programs to be in the "prime" loan category. In accordance with prevailing industry practice, the Company offers an up-front dealer participation to the originating dealer for each loan purchased. "Premier" and "Classic" are proprietary trademarks of the Company.

    The Company uses warehouse facilities to fund the initial purchase of loans and then securitizes loans purchased by it as asset-backed securities, generally on a quarterly or more frequent basis. In its securitizations, the Company (through its special purpose subsidiary, Olympic Receivables Finance Corp. ("ORFC")) transfers loans to newly-formed securitization trusts, which issue one or more classes of asset-backed securities. The asset-backed securities are simultaneously sold to investors (except for certain subordinated classes of securities which may be retained by the Company) and the Company recognizes gain on the sale of the loans. Each month, collections of principal and interest on the loans are used by the trustee to pay the holders of the related asset-backed securities, to establish and maintain spread accounts as a source of cash to cover shortfalls in collections, if any, and to pay expenses associated with the securitization and subsequent servicing. After such application by the trustee, excess collections are distributed to ORFC. The Company acts as the servicer of loans held by each trust in return for a monthly fee. All of the Company's securitization trusts are credit-enhanced through financial guaranty insurance policies issued by Financial Security Assurance Inc. ("FSA"), which insure payments of principal and interest due on the related asset-backed securities. As a result, such asset-backed securities have been rated AAA by Standard & Poor's Ratings Services and Aaa by Moody's Investors Service, Inc.

    Olympic Financial Ltd. is a Minnesota corporation. The Company's principal office and mailing address are Olympic Financial Center, 7825 Washington Avenue South, Minneapolis, Minnesota 55439-2435 and its telephone number is (612) 942-9880. The Company has been requested by the U.S. Olympic Committee to change its name by June 1, 1997.

                                  RISK FACTORS

    INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT. INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE FOLLOWING MATTERS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

LIQUIDITY AND ACCESS TO CAPITAL RESOURCES

    NEGATIVE OPERATING CASH FLOWS. The Company's business requires substantial cash to support the payment of dealer participations, the funding of spread accounts in connection with securitizations, the purchase of loans pending securitization, the financing of repossessed inventory and other cash requirements, in addition to debt service and dividends. These cash requirements increase as the volume of the Company's loan purchases increases. To the extent that increases in the volume of loan purchases and securitizations provide income, a substantial portion of such income is received by the Company in cash over the life of the loans. The Company has operated historically on a negative operating cash flow basis and expects to continue to do so for so long as the Company's volume of loan purchases continues to grow at a significant rate. As a result of the Company's historical growth rate, the Company has used increasingly larger amounts of cash than it has generated from its operating activities. The Company has funded these negative operating cash flows principally through borrowings from financial institutions, sales of equity securities and sales of senior and subordinated notes. The Company's ability to execute its growth strategy depends upon its continued ability to obtain substantial additional long-term debt and equity capital through access to the capital markets or otherwise. There can be no assurance that the Company will have access to the capital markets when needed or will be able to obtain financing upon terms reasonably satisfactory to the Company. Factors which could affect the Company's access to the capital markets, or the costs of such capital, include changes in interest rates, general economic conditions, the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects, and the performance of the Company's securitization trusts. In addition, covenants with respect to the Company's debt securities and credit facilities may significantly restrict the Company's ability to incur additional indebtedness and to issue new classes of preferred stock.

    POTENTIAL INABILITY TO REFINANCE EXISTING INDEBTEDNESS. The Company's ability to repay its outstanding indebtedness at maturity may depend on its ability to refinance such indebtedness, which could be adversely affected if the Company does not have access to the capital markets for the sale of additional debt or equity through public offerings or private placements on terms reasonably satisfactory to the Company. See "Negative Operating Cash Flows" above.

    DEPENDENCE ON WAREHOUSE FINANCING. The Company depends on warehouse facilities with financial institutions or institutional lenders to finance its purchase of loans on a short-term basis pending securitization. At September 30, 1996, the Company had $700.0 million of warehouse facilities through banks and institutionally managed asset-backed securities conduits, of which $661.5 million was available. These facilities expire at various times in 1997, subject to renewal or extension at the lender's option. Implementation of the Company's growth strategy requires continued availability of warehouse facilities and may require increases in the capacity of warehouse facilities. There can be no assurance that such financing will be available on terms reasonably satisfactory to the Company. The inability of the Company to arrange additional warehouse facilities or to extend or replace existing facilities when they expire would have a material adverse effect on the Company's business, financial condition and results of operations and on the Company's outstanding securities.

    DEPENDENCE ON SECURITIZATION. The Company has relied upon its ability to aggregate and sell loans as asset-backed securities in the secondary market to generate cash proceeds for repayment of warehouse facilities and to purchase new loans from dealers. Through September 30, 1996 the Company had securitized approximately $5.1 billion of automobile loans, approximately $3.4 billion of which were outstanding at September 30, 1996. Accordingly, adverse changes in the Company's asset-backed securities program or in the asset-backed securities market for automobile receivables generally could materially adversely affect the Company's ability to purchase and resell loans on a timely basis and upon terms reasonably satisfactory to the Company. The Company endeavors to effect public securitizations of its loans on at least a quarterly basis. However, market and other considerations, including the conformity of loans to insurance company and rating agency requirements, could affect the timing of such transactions. Any delay in the sale of loans beyond a quarter-end would eliminate the related gain on sale in the given quarter and adversely affect the Company's reported earnings for such quarter. All of the Company's securitizations from March 1993 through September 30, 1996 and one of the Company's warehouse facilities have utilized credit enhancement in the form of financial guaranty insurance policies issued by FSA to achieve "AAA/Aaa" ratings with respect to the asset-backed securities. The Company believes that financial guaranty insurance policies reduce the costs of the securitizations and such warehouse facility relative to alternative forms of credit enhancements available to the Company. The Company has committed to use FSA for future credit enhancement on insured securitizations through 1997 in consideration for certain limitations on FSA insurance premiums. FSA is not required to insure Company-sponsored securitizations and there can be no assurance that it will continue to do so or that future Company-sponsored securitizations will be similarly rated.

LOAN PERFORMANCE RISKS

    POTENTIAL NEGATIVE EFFECTS ON FINANCIAL CONDITION, RESULTS OF OPERATIONS AND LIQUIDITY. The Company's business, financial condition, results of operations and liquidity depend, to a material extent, on the performance of loans purchased and sold by the Company. When such loans are sold in securitizations, the Company recognizes gain on sale. Finance income receivable, the Company's principal asset, has been calculated using assumptions concerning future default and prepayment rates on securitized loans that are consistent with the Company's historical experience and market conditions and present value discount rates that the Company believes would be requested by an unrelated purchaser of an identical stream of estimated cash flows. Management believes that the Company's estimates of excess cash flow were reasonable at the time each gain on sale of loans was recorded. However, the actual rates of default and/or prepayment on such loans may exceed those estimated for purposes of calculating the Company's finance income receivable and consequently may adversely affect anticipated future excess cash flow. The Company periodically reviews its prepayment and loss assumptions in relation to current performance of the loans and market conditions, and, if necessary, writes down the balance of finance income receivable. The Company's business, financial condition and results of operations could be materially adversely affected by such adjustments in the future. No assurance can be given that loan losses and prepayments will not exceed the Company's estimates or that finance income receivable could be sold at its stated value on the balance sheet, if at all.

    POSSIBLE RESTRICTIONS ON CASH FLOW FROM SECURITIZATIONS. The Company's future liquidity and financial condition, and its ability to finance the growth of its business and to repay or refinance its indebtedness, will depend to a material extent on distributions of excess cash flow from securitization trusts. The Company's agreements with FSA provide that the Company must maintain in a spread account for each insured securitization trust specified levels of excess cash during the life of the trust. These spread accounts are initially funded out of initial deposits or cash flows from the related trust. Thereafter, during each month, excess cash flow due to ORFC from all insured securitization trusts is first used to replenish any spread account deficiencies and is then distributed to the Company. If excess cash flow from all insured securitization trusts, plus cash flow from recoveries, is not sufficient to replenish all such spread accounts, no cash flow would be available to the Company from ORFC for that month. Each insured securitization trust has certain portfolio performance tests relating to levels of delinquency, defaults and net losses on the loans in such trust. If any of these levels are exceeded, the amount required to be retained in the related spread account, and not passed through to ORFC, will be increased. Such levels have historically been exceeded prior to 1996 and the Company has obtained waivers from FSA to permit distributions of cash from certain spread accounts to ORFC. There can be no assurance that such levels will not be exceeded in the future or that, if exceeded, waivers will be available. In certain events with respect to any series of asset-backed securities insured by FSA, the Company will be in default under its insurance agreement with FSA and distributions of cash flow to ORFC from the related securitization trust may be suspended until the asset-backed securities have been redeemed. Such events include the cumulative net loss rate, as defined, equaling or exceeding an agreed upon percentage of the principal balance of loans included in the securitization trust related to such series. Certain of the Company's securitization trusts have exceeded such insurance agreement thresholds prior to 1996 and the Company has obtained waivers from FSA to permit distributions of cash to ORFC. There can be no assurance that such thresholds will not be exceeded in the future or that, if exceeded, waivers will be available. In addition, the spread account for each securitization is cross-collateralized to the spread accounts established in connection with the Company's other securitization trusts (including one of its warehouse facilities) such that excess cash flow from a performing securitization trust may be used to support negative cash flow from, or to replenish a deficient spread account in connection with, a nonperforming securitization trust, thereby further restricting excess cash flow available to ORFC. FSA also has a collateral security interest in the stock of ORFC. If FSA were to foreclose on such security interest following an event of default under an insurance agreement with respect to a securitization trust, FSA could preclude payment of dividends by ORFC to the Company, thereby eliminating the Company's right to receive distributions of excess cash flow from all the FSA-insured securitization trusts. The Company's right to service the loans sold in securitizations insured by FSA is also generally subject to the discretion of FSA. Accordingly, there can be no assurance that the Company will continue as servicer for such loans and receive related servicing fees. Any increase in limitations on the Company's cash flow from securitization trusts or inability to obtain any necessary waivers from FSA or termination of servicing arrangements could materially adversely affect the Company's cash flow and liquidity, and ultimately its business, financial condition and results of operations and its outstanding securities.

    IMPACT OF PORTFOLIO GROWTH AND NEW PRODUCTS. The Company has experienced rapid growth in its loan servicing portfolio. Historically, the statistical incidence of delinquencies and defaults in connection with automobile loans tends to vary over the age of the loan. For example, statistically, loans that are between six and fourteen months old have had a higher likelihood of being delinquent or defaulting than loans with similar credit characteristics that are three months old. Accordingly, to the extent that portfolio growth results in a servicing portfolio containing disproportionately more loans originated within the prior six months, the current and historical delinquency and default rates of loans in the servicing portfolio may understate future delinquency and default rates. Also, there can be no assurance that the Company's transition from centralized to regional servicing and collection will not adversely affect the rate of loan delinquencies and defaults. In addition, to the extent the Company offers new loan products which involve different underwriting policies, the delinquency and default rates of the Company's servicing portfolio may change. The Company has instituted a tiered pricing system and has periodically increased the authorized amount of loans purchased under its Classic program involving borrowers who do not meet all of the underwriting standards in the Company's Premier program and are charged rates of interest higher than those under the Company's Premier program. As a result of the increases in Classic loans as a proportion of the Company's portfolio, there has been an increase in the rates of, and reserves for, delinquency, repossession and loss historically reported by the Company. To estimate future delinquency, repossession and loss experience related to Classic loans, the Company uses a combination of factors, including actual loan performance experience on Premier loans, adjusted for the estimated effects of less favorable credit characteristics, and industry experience on loans with similar credit characteristics. However, there can be no assurance that the Classic loans will perform under varying economic conditions in the manner estimated by the Company. Any increase in delinquency, repossession and loss rates related to Classic loans above the rates estimated by the Company could have a material adverse effect on the Company's business, financial condition and results of operations, as well as its liquidity. Furthermore, because loan default and delinquency rates tend to increase during the six- to fourteen-month period from loan origination, the impact of increases in the Classic program on the Company's overall delinquency, repossession and loss rates will not be fully realized until the amount of Classic loans which have entered this six- to fourteen-month period is proportionate to the amount of Classic loans being purchased by the Company relative to Premier loans. In addition, certain of the Company's loan products which produce higher delinquency, repossession and loss rates than initially expected may continue to have an impact on the Company's overall loan performance, even after being discontinued or modified, until the initially generated loans mature beyond the six- to fourteen-month period. In 1996, the Company discontinued a Classic loan product directed at first-time credits and modified a Classic program for financing the sale of its repossessed inventory in retail markets, each of which had experienced higher than expected delinquency, repossession and loss rates.

    POTENTIAL NEGATIVE IMPACT OF COVENANTS UNDER FINANCE AGREEMENTS. Increases in loan delinquency and loss rates with respect to any securitization trust may result in the trust's portfolio exceeding the various pool performance levels established by FSA, thereby restricting or cutting off cash distributions to ORFC from the securitization spread accounts. See "Cash Flow from Securitizations" above. In addition, such increases may cause the Company to exceed certain pool performance tests established in other agreements governing its indebtedness. Under the terms of the indenture governing the Company's outstanding Senior Term Notes due 2000 (the "Senior Term Notes"), if at any month-end the amount of charge-offs (net of recoveries) of automobile loans in the Company's servicing portfolio during the preceding six-month period, times two, exceeds 1.65% of the average servicing portfolio in the preceding seven months ("Portfolio Loss Ratio"), the Company will be prohibited from purchasing new automobile loans in excess of 20% of the Company's Adjusted Consolidated Cash Flow (as defined in the indenture governing the Senior Term Notes) plus proceeds of warehouse facilities and certain other available cash. If the Portfolio Loss Ratio exceeds 1.65% for two consecutive months, then 50% of such Adjusted Consolidated Cash Flow (as defined in the indenture governing the Senior Term Notes) must be used to offer to repurchase Senior Term Notes. Such a restriction on purchases of new automobile loans could have a material adverse effect on the Company's business, financial condition and results of operations. Covenants with respect to a series of Debt Securities may contain similar restrictions or other covenants relating to portfolio performance. In addition, if at the end of any month the Portfolio Loss Ratio exceeds 1.65% or the Company's delinquency level exceeds 3.5%, an event of default will occur under one of the Company's outstanding warehouse facilities. The delinquency level is calculated as a percentage of outstanding principal balance of all automobile loans owned or securitized by the Company as to which a payment is more than thirty days past due. Upon the occurrence of an event of default under such warehouse facility, the lending banks under such facility may accelerate the payment of amounts outstanding thereunder and would have no further obligation to extend additional credit. Furthermore, any such event of default or acceleration may trigger cross-defaults under other outstanding indebtedness of the Company and may result in the acceleration of amounts due thereunder. The increase in Classic loans during 1996, among other things, has increased the risk that the Company may trigger its Portfolio Loss Ratio covenants in the future.

SUBSTANTIAL INDEBTEDNESS

    The issuance of Debt Securities offered hereby will have the effect of increasing the Company's leverage. The degree to which the Company is leveraged may impair its ability to obtain additional financing in the future. In addition, the Company's debt service costs will increase as a result of the issuance of Debt Securities, except to the extent proceeds are used to repay outstanding indebtedness. The Company is also subject to restrictive covenants under its debt agreements. If the Company should require, but be unable to obtain, any cure, modification or waiver of noncompliance with any such covenants in the future, default could occur with respect to the relevant indebtedness and, under cross-default provisions, other indebtedness of the Company, and there can be no assurance that the Company would be able to repay or refinance such obligations in such circumstances. In addition, the indenture governing the Senior Term Notes contains covenants requiring the Company to repurchase such debt securities under certain circumstances, including a change in control of the Company, as well as covenants that may significantly restrict the Company's ability to incur additional debt and to issue new classes of preferred stock. In 1996, the Company received an indication of interest to buy the Company and requested its financial advisor to examine the strategic alternatives available to the Company, including a sale of the Company. No definitive offers to buy the Company were received, but there can be no assurance that a change in control of the Company will not occur in the future. The terms of a series of Debt Securities issued by the Company in the future may contain similar covenants.

SUBORDINATION OF THE DEBT SECURITIES

    CONTRACTUAL SUBORDINATION OF THE SUBORDINATED DEBT SECURITIES. The payment of principal of or interest or premium on the Subordinated Debt Securities is subordinated in right of payment to all Senior Debt of the Company, as defined in the Subordinated Indenture. As a result, in the event of the dissolution, liquidation, winding up or reorganization of the Company, or of certain bankruptcy and insolvency-related events, the holders of the Subordinated Debt Securities would not receive payment until the holders of Senior Debt were paid in full. Senior Debt is defined in the Indenture to include, among other debt, any Company guarantees of, or reimbursement commitments with respect to, indebtedness in connection with securitization transactions. In the event a default in any payment in respect to any Senior Debt has occurred and is continuing, the Company may not make any payments on the account of the Subordinated Debt Securities.

    STRUCTURAL SUBORDINATION. Any right of the Company to receive assets of any of its subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claims of creditors of such subsidiaries before such proceeds may be available for distribution to the parent Company. Substantially all of the Company's securitizations through September 30, 1996 provide that ORFC, a special purpose subsidiary, owns the rights to excess cash flow from such securitization trusts. Consequently, a significant portion of the Company's available cash flow is in the form of distributions from ORFC. ORFC is a separate and distinct legal entity and has no obligation, contingent or otherwise, to pay any amounts due under the Debt Securities or to make any funds available therefor, whether by dividends to the Company or otherwise. Substantially all of the Company's finance income receivable at September 30, 1996 is held by ORFC, and, in the event of liquidation of both the Company and ORFC, creditors of ORFC would have first claim to such assets before holders of the Debt Securities. To the extent any restriction on the distribution of cash from ORFC or other subsidiaries to the Company is applicable and enforced, the Company's ability to pay interest and principal on the Debt Securities may be impaired. See "Loan Performance Risks--Cash Flow from Securitizations" above.

ECONOMIC CONDITIONS

    AUTOMOBILE MARKET CONDITIONS. Periods of economic slowdown or recession, whether general, regional or industry-related, may increase the risk of default on automobile loans and may have an adverse effect on the Company's business, financial condition and results of operations. Such periods also may be accompanied by decreased consumer demand for automobiles, resulting in reduced demand for automobile loans and declining values of automobiles securing outstanding loans, thereby weakening collateral coverage and increasing the possibility of losses in the event of default. The increased proportion of loans under the Company's Classic program has increased the Company's sensitivity to changes in economic conditions. Significant increases in the inventory of used automobiles during recessionary economies may depress the prices at which repossessed automobiles may be sold or delay the timing of such sales. There can be no assurance that the used automobile markets will be adequate for the sale of repossessed automobiles and any material deterioration of such markets could increase the Company's loan losses or reduce recoveries from the sale of repossession inventory. In addition, the Company has channeled a significant portion of its repossession inventory through retail resale markets instead of wholesale markets, including the financing of such retail sales through its Classic program, which had the effect of reducing the Company's loan losses while delaying cash flow recovered from inventory turnover. The Company has experienced significant growth in its repossesion inventory, which increased from $4.8 million at September 30, 1995 to $46.5 million at September 30, 1996. There can be no assurance that the Company will continue to use such retail resale channels, that it will be able to realize such benefits to loan losses in the future or that its inventories will not reach levels at which they cannot readily be liquidated through such channels. Any such event might have an adverse effect on loan loss levels.

    INTEREST RATES. The Company's profitability may be directly affected by the level of and fluctuations in interest rates, which affect the Company's gross interest rate spread. The Company monitors the interest rate environment and employs prefunding or other hedging strategies designed to mitigate the impact of changes in interest rates on its gross interest rate spread. However, there can be no assurance that the profitability of the Company would not be adversely affected during any period of changes in interest rates.

MANAGEMENT OF RAPID GROWTH

    The rapid growth of the Company's servicing portfolio has resulted in increased demands on the Company's personnel and systems. The Company's ability to support, manage and control continued growth is dependent upon, among other things, its ability to hire, train, supervise and manage its larger workforce. Furthermore, the Company's ability to manage portfolio delinquency and loss rates is dependent upon the maintenance of efficient collection and repossession procedures and adequate staffing therefor. There can be no assurance that the Company will have trained personnel and systems adequate to support such growth.

COMPETITION

    The business of financing automobiles is highly competitive. Existing and potential competitors include well-established financial institutions, such as banks, other automobile finance companies, small loan companies, thrifts, leasing companies and captive finance companies owned by automobile manufacturers, such as General Motors Acceptance Corporation, Chrysler Credit Corp. and Ford Motor Credit Company. Many of these competitors have greater financial, technical and marketing resources than the Company and from time to time offer special buyer incentives in the form of below-market interest rates on certain classes of vehicles. Many of such competitors also have longstanding relationships with automobile dealers and some of such major competitors provide other forms of financing to automobile dealers, including dealer floor plan financing and leasing, which is not provided by the Company. There can be no assurance that the Company will be able to compete successfully with such competitors.

REGULATION

    The Company's business is subject to numerous federal and state consumer protection laws and regulations, which, among other things: (i) require the Company to obtain and maintain certain licenses and qualifications; (ii) limit the interest rates, fees and other charges the Company is allowed to charge;
(iii) limit or prescribe certain other terms of the Company's automobile loan contracts; (iv) require specific disclosures; and (v) define the Company's rights to repossess and sell collateral. The Company believes it is in substantial compliance with all such laws and regulations, and that such laws and regulations have had no material effect on the Company's ability to operate its business. Changes in existing laws or regulations, or in the interpretation thereof, or the promulgation of any additional laws or regulations, could have a material adverse effect on the Company's business, financial condition and results of operations and upon its outstanding securities.

SHARES ELIGIBLE FOR FUTURE SALES

    Additional shares of Common Stock may be issued upon the exercise of outstanding stock options, the conversion of outstanding convertible preferred stock and the exercise of outstanding warrants. Certain holders thereof have registration rights with respect to such shares. The Company has registered pursuant to such rights the sale from time to time of up to 3,871,364 shares of Common Stock when, as and if issued upon the exercise of outstanding warrants. Such issuances, or the resale of the Common Stock so acquired, could have an adverse effect on the market price of the Company's Common Stock.

UNDESIGNATED SHARES; ANTI-TAKEOVER CONSIDERATIONS

    The authorized and unissued stock of the Company, other than shares reserved for issuance pursuant to options and warrants, consists of undesignated shares. The Board of Directors, without any action by the Company's shareholders, is authorized to designate and issue the undesignated shares in such classes or series as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividend, liquidation and voting rights. The Company has adopted a shareholder rights plan to deter a hostile takeover. Further, certain provisions of the Minnesota Business Corporation Act may operate to discourage a negotiated acquisition or unsolicited takeover of the Company. See "Description of Common Stock." Each or any of the foregoing could have the effect of entrenching the Company's directors, impeding or deterring an unsolicited tender offer or takeover proposal regarding the Company and thereby depriving the then current shareholders of the ability to sell their shares at a premium over the market price, or otherwise adversely affecting the voting power, dividend, liquidation and other rights of holders of Common Stock.

                                USE OF PROCEEDS

    Unless otherwise specified in an applicable Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Securities offered hereby will be added to the general funds of the Company and will be available for working capital and other general corporate purposes, including funding the growth in the volume of loan purchases and repayment of maturing obligations and redemption of outstanding indebtedness. Pending such use, the Company may temporarily invest the net proceeds in short-term investments or use them to reduce short-term indebtedness.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The following are the consolidated ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends for the periods presented.

                            MARCH 8, 1990                                                              NINE MONTHS ENDED
                              (DATE OF      SIX MONTHS
                            INCORPORATION)     ENDED               YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                             TO DECEMBER   DECEMBER 31,   ------------------------------------------  --------------------
                              31, 1991         1991         1992       1993       1994       1995       1995       1996
(DOLLARS IN THOUSANDS)      -------------  -------------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed
  charges.................                                               1.72x      2.06x      3.75x      3.64x      4.53x
Deficiency in earnings to
  fixed charges...........    $   1,525      $   1,158    $   1,342
Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends...............                                               1.56x      1.31x      3.10x      2.95x      4.13x
Deficiency in earnings to
  combined fixed charges
  and preferred stock
  dividends...............    $   1,525      $   1,158    $   1,342

    For purposes of calculating the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings are defined as income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and the interest factor in rental charges. Combined fixed charges and preferred stock dividends consist of the fixed charges described above plus the pre-tax income necessary to pay dividends on the Company's outstanding 8% Cumulative Convertible Exchangeable Preferred Stock (the "8% Preferred Stock," all of which was converted or redeemed on or before December 2, 1996).

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The terms of the Debt Securities specific to Senior Debt Securities and to Subordinated Debt Securities are set forth under the headings "Description of Senior Debt Securities" and "Description of Subordinated Debt Securities," respectively. Particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general and specific provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. The Debt Securities may be issued either separately, or together with, or upon conversion of or in exchange for, other Securities.

    The Debt Securities may be issued from time to time in one or more series. The terms of each series of Debt Securities, including without limitation any restrictive covenants with respect thereto, will be established by or pursuant to a resolution of the Board of Directors of the Company and set forth or determined in the manner provided in an Officers' Certificate or by a supplemental indenture. The particular terms of the Debt Securities offered pursuant to any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements.

    The Senior Debt Securities and the Subordinated Debt Securities will be issued under the indentures (the "Senior Indenture" and the "Subordinated Indenture," respectively) between the Company and the Trustee named in the applicable Prospectus Supplement. The forms of Senior Indenture and Subordinated Indenture (collectively, the "Indentures") have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The following brief summary of certain provisions of the Indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indentures, and is further qualified by any description contained in the applicable Prospectus Supplement or Prospectus Supplements. Certain terms capitalized and not otherwise defined herein are defined in the Indentures. Wherever particular sections or defined terms of the Indentures are referred to, such sections or defined terms are incorporated herein by reference.

GENERAL

    The amount of Debt Securities offered by this Prospectus will be limited to the amount of Securities set forth on the cover of this Prospectus that have not been otherwise issued or reserved for issuance. The Indentures will not limit the aggregate principal amount of Debt Securities which may be issued thereunder.

    The Senior Debt Securities, except to the extent secured by collateral, if any, will rank PARI PASSU with other unsecured, unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be unsecured and will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under "Description of Subordinated Debt Securities--Subordination of Subordinated Debt Securities."

    The applicable Prospectus Supplement will indicate the form, registered or bearer, and denominations in which Debt Securities of any series may be issued. Debt Securities may be issuable in the form of one or more Global Securities, as described below under "--Global Securities." The Debt Securities (other than those issued in the form of a Global Security) are exchangeable or transferable without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith and require the holders to furnish appropriate endorsements and transfer documents. (Senior Indenture Section 305; Subordinated Indenture Section 305)

    Debt Securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. Special federal income tax and other considerations applicable thereto and special federal tax and other considerations applicable to any Debt Securities which are denominated in a currency other than U. S. dollars will be described in the Prospectus Supplement or Prospectus Supplements relating thereto.

    Principal of and any premium and interest on the Debt Securities will be payable, and the transfer of the Debt Securities will be registrable, at the corporate trust office of the Trustee in the case of

Subordinated Debt Securities and the office or agency maintained for such purpose in the case of the Senior Debt Securities. Interest on any Debt Security that is payable will be paid to the Person in whose name that Debt Security is registered in the Security Register. In addition, in the case of Subordinated Debt Securities payment of interest may be made at the option of the Company by check mailed to the address of the Person entitled thereto as it appears on the Security Register. (Senior Indenture Sections 301, 305 and 307; Subordinated Indenture Sections 301, 305, 307, 1001 and 1002)

    The applicable Prospectus Supplement or Prospectus Supplements will describe the terms of the Debt Securities offered thereby, including the following: (i) the title of the offered Debt Securities and whether the offered Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (ii) any limit on the aggregate principal amount of the offered Debt Securities; (iii) the Person to whom any interest on the offered Debt Securities will be payable, if other than the Person in whose name they are registered on the regular record date for such interest; (iv) the date or dates, or the method by which such date or dates are determined or extended, on which the principal or installments of principal and premium, if any, of the offered Debt Securities is or are payable; (v) the rate or rates (which may be fixed or variable) at which the offered Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date from which any such interest will accrue, the dates on which such interest on the offered Debt Securities will be payable and the regular record dates therefor, the circumstances, if any, in which the Company may defer interest payments and the basis for calculating interest if other than a 360-day year of twelve 30-day months; (vi) the place or places where the principal of and premium, if any, and interest on the offered Debt Securities will be payable and the offered Debt Securities may be surrendered for registration of transfer or exchange, if other than those provided for in the Senior Indenture or the Subordinated Indenture; (vii) if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (viii) the obligation, if any, of the Company to redeem or purchase Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Debt Securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (ix) whether the Debt Securities of the series will be convertible into shares of Common Stock and/or exchangeable for other securities, and if so, the terms and conditions upon which such Debt Securities will be so convertible or exchangeable, and any deletions from or modifications or additions to the applicable Indenture to permit or to facilitate the issuance of such convertible or exchangeable Debt Securities or the administration thereof; (x) the identity of each Security Registrar and Paying Agent, if other than or in addition to the Trustee; (xi) if the amount of principal of or any premium or interest on the offered Debt Securities may be determined by reference to an index or pursuant to a formula, the manner in which such amounts shall be determined; (xii) the applicability of, and any addition to or change in the covenants and definitions set forth in the applicable Indenture, as described under "Description of Senior Debt Securities" and "Description of Subordinated Debt Securities"; (xiii) the denominations in which any offered Debt Securities will be issuable, if other than denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000; (xiv) if other than U. S. dollars, the currency or currencies for the payment of principal of and any premium and interest on the offered Debt Securities and the manner of determining the U.S. dollar equivalent of the principal amount thereof for purposes of the definition of "outstanding", and, if the principal of or any premium or interest on the offered Debt Securities is payable, at the election of the Company or the holder thereof, in one or more currencies other than that or those in which the offered Debt Securities are stated to be payable, the currency or currencies in which payment of the principal of and any premium and interest on such offered Debt Securities is to be made and the periods within which and the terms and conditions upon which such election is to be made; (xv) any other event or events of default applicable with respect to the offered Debt Securities in addition to or in lieu of those described under "Description of Senior Debt Securities-- Events of Default under the Senior Indenture" and "Description of Subordinated Debt Securities--Events of Default under the Subordinated Indenture", and any change in the right of the Trustee or the holders to declare the principal of or any premium or interest on the offered Debt Securities due and payable; (xvi) if less than the principal amount thereof, the portion of the principal payable upon acceleration of such Debt Securities following an Event of Default; (xvii) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary for such Global Security or Securities, and any circumstances under which any such Global Security may be exchanged for Debt Securities registered in the name of, and any transfer of such Global Security may be registered to, a Person other than such depositary or its nominee, if other than those described in the applicable Indenture (see "--Global Securities"); (xviii) if applicable, that the offered Debt Securities, in whole or in any specified part, are not defeasible; (xix) whether, with respect to any series of Senior Debt Securities, such series will be secured and the type, amount and other terms of, and provisions relating to, the collateral to be provided as such security, and any deletions, additions or modifications to the Senior Indenture to permit the issuance of secured Senior Debt Securities or the administration thereof; and (xx) any other terms of the offered Debt Securities not inconsistent with the provisions of the applicable Indenture. (Senior Indenture Section 301; Subordinated Indenture Section 301)

    If the purchase price of any Debt Securities is payable in a currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the Debt Securities is payable in any currency other than U.S. dollars, the specific terms and other information with respect to such Debt Securities and such foreign currency, including any material foreign currency risks, will be specified in the Prospectus Supplement or Prospectus Supplements relating thereto.

    Under the Indentures, the terms of the Debt Securities of any series may differ, and the Company, without the consent of the holders of the Debt Securities of any series, may reopen a previous series of Debt Securities and issue additional Debt Securities of such series or establish additional terms of such series.

GLOBAL SECURITIES

    The following description will apply to any series of Debt Securities issued, in whole or in part, in the form of a Global Security or Global Securities deposited with, or on behalf of, The Depository Trust Company ("DTC") (each such Debt Security represented by a Global Security being herein referred to as a "Book-Entry Security").

    Upon initial issuance, all Book-Entry Securities of the same series and bearing interest, if any, at the same rate or pursuant to the same formula and having the same date of issuance, redemption provisions, if any, repayment provisions, if any, stated maturity and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Securities will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or a nominee of DTC. Unless otherwise specified in the applicable Pricing Supplement, all Book-Entry Securities will be denominated in U. S. dollars.

    Upon the issuance of a Global Security, DTC will credit accounts held with it with the respective principal or face amounts of the Book-Entry Securities represented by such Global Security. The accounts to be credited shall be designated initially by the Agent through which the Debt Security was sold or, to the extent that such Debt Securities are offered and sold directly, by the Company. Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with DTC ("participants") and to persons that may hold interests through such participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant.

    Payment of principal of, premium, if any, and interest, if any, on Book-Entry Securities represented by any such Global Security will be made to DTC or its nominee, as the case may be, as the sole registered holder of the Book-Entry Securities represented thereby for all purposes under the Indentures. None of the Company, the Trustee, the Paying Agent or any agent of the Company or the Trustee will have a responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Book-Entry Securities or any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in a Global Security owning through such participants or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

    The Company has been advised by DTC that upon receipt of any payment of principal of, premium, if any, or interest, if any, on any such Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held by such participants for customer accounts registered in "street name," and will be the sole responsibility of such participants.

    No Global Security may be transferred except as a whole by a nominee of DTC to DTC or to another nominee of DTC, or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

    A Global Security representing Book-Entry Securities is exchangeable for certificated Debt Securities of the same series and bearing interest, if any, at the same rate or pursuant to the same formula, having the same date of issuance, redemption provisions, if any, repayment provisions, if any, stated maturity and other terms and of differing authorized denominations aggregating a like amount, if any, if (x) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (y) the Company in its sole discretion determines that such Global Security shall be exchangeable for certificated Debt Securities or (z) there shall have occurred and be continuing an Event of Default with respect to the Book-Entry Securities. Such certificated Debt Securities shall be registered in the names of the owners of the beneficial interests in such Global Security as provided by DTC's relevant participants (as identified by DTC).

    Owners of beneficial interests in a Global Security will not be considered the registered holders thereof for any purpose under the applicable Indenture, and no Global Security representing Book-Entry Securities shall be exchangeable or transferrable. Accordingly, each person owning a beneficial interest in such a Global Security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a registered holder under the applicable Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    DTC, as the registered holder of each Global Security, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a registered holder is entitled to give or take under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of registered holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a registered holder is entitled to give or take under such Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks (which may include the Trustee), trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                     DESCRIPTION OF SENIOR DEBT SECURITIES

    The following description sets for certain specific terms of the Senior Debt Securities and provisions of the Senior Indenture. Certain general terms of the Senior Debt Securities are described under "Description of Debt Securities." The following brief summary of certain provisions of the Senior Debt Securities and the Senior Indenture, together with the summary description under "Description of Debt Securities," does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Senior Indenture, and is further qualified by any description contained in the applicable Prospectus Supplement or Prospectus Supplements. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions in the Senior Indenture." Certain terms capitalized and not otherwise defined herein are defined in the Senior Indenture. Wherever particular sections or defined terms of the Senior Indenture are referred to, such sections or defined terms are incorporated herein by reference.

REDEMPTION

    The Prospectus Supplement relating to any offered Senior Debt Securities or series thereof will specify the provisions, if any, for redemption of such Senior Debt Securities or series thereof at the option of the Company.

    Except as set forth in the Prospectus Supplement with respect to any offered Senior Debt Securities or series thereof, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Debt Securities. The Prospectus Supplement relating to any offered Senior Debt Securities or series thereof will specify the provisions, if any, regarding sinking fund provisions related to such Senior Debt Securities or series thereof. The Senior Indenture provides that the Company may deliver Outstanding Senior Debt Securities of like tenor of a series (other than any previously called for redemption) and may apply as a credit Senior Debt Securities of like tenor of a series which have been redeemed either at the election of the Company pursuant to the terms of such Senior Debt Securities or through the application of permitted optional sinking fund payments pursuant to the terms of such Senior Debt Securities, in each case in satisfaction of all or any part of any sinking fund payment with respect to the Senior Debt Securities of like tenor of such series required to be made pursuant to the terms of such Securities as provided for by the terms of such series. (Senior Indenture Sections 1102 and 1103)

    The Senior Indenture provides that, if less than all of the Senior Debt Securities of any series are to be redeemed at any time, selection of Senior Debt Securities for redemption will be made by the Trustee on a pro rata basis (and in such manner as complies with applicable legal and stock exchange requirements, if any), or by such other method as the Trustee shall deem fair and appropriate, and portions of the Senior Debt Securities selected for redemption shall be in amounts of $1,000 or whole multiples thereof, except that if all of the Senior Debt Securities of a holder are to be redeemed, the entire outstanding amount shall be redeemed. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Debt Securities to be redeemed at its registered address. If any Senior Debt Security is to be redeemed in part only, the notice of redemption that relates to such Senior Debt Security shall state the portion of the principal amount thereof to be redeemed. A new Senior Debt Security in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Debt Security. On and after the redemption date, interest ceases to accrue on Senior Debt Securities or portions of them called for redemption. (Senior Indenture Sections 403 and 404)

REPURCHASE AT THE OPTION OF HOLDERS

    Except as set forth in the Prospectus Supplement with respect to any offered Senior Debt Securities or any series thereof, the Senior Indenture does not contain provisions that permit the Holders of the Senior Debt Securities to require that the Company repurchase or redeem the Senior Debt Securities in the event of a sale of assets or a takeover, recapitalization or similar restructuring, nor does the Senior Indenture contain covenants specifically designed to protect holders in the event of a highly leveraged transaction involving the Company. The Senior Indenture provides that, if repurchase rights are provided for in a

Prospectus Supplement and amounts deposited in connection with all such repurchase rights are insufficient to pay the repurchase price of all Senior Debt Securities having such repurchase rights, the Trustee shall select Senior Debt Securities to be repurchased on a pro rata basis among all holders of such series of Senior Debt Securities having such repurchase rights and exercising the option to elect repurchase. (Senior Indenture Sections 1201 and 1204)

CERTAIN COVENANTS IN THE SENIOR INDENTURE

    MERGER, CONSOLIDATION, OR SALE OF ASSETS. The Senior Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Senior Debt Securities and the Senior Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and (v) the applicable rating agencies shall have reaffirmed or raised their ratings with respect to certain asset-back securities that have been rated in whole or in part on the basis of the Company's credit. (Senior Indenture Section 601)

    REPORTS. The Senior Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Senior Debt Securities are outstanding, the Company will file with the Trustee and furnish to the holders of Senior Debt Securities (i) all quarterly and annual financial reports on Forms 10-Q and 10-K and all proxy statements that the Company is required to file, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and including, with respect to the annual information only, a report by the Company's certified independent accountants, and (ii) all current reports that the Company is required to file with the Commission on Form 8-K. In addition, if the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Senior Indenture provides that the Company will nevertheless continue to file a copy of all such information and reports with the Commission and the Trustee and make such information available to securities analysts and prospective investors upon request. (Senior Indenture Section 504)

EVENTS OF DEFAULT UNDER THE SENIOR INDENTURE

    The Senior Indenture provides that each of the following constitutes an Event of Default with respect to the Senior Debt Securities of any series issued pursuant to the Senior Indenture: (i) default for 30 days in the payment when due of interest on the Senior Debt Securities of that series; (ii) default in payment when due of the principal of or premium, if any, on the Senior Debt Securities of that series; (iii) failure to deposit any sinking fund payment, when and as due, in respect of the Senior Debt Securities of that series; (iv) failure by the Company to comply with the provisions described under the caption "Merger, Consolidation or Sale of Assets;" (v) failure by the Company for 60 days after notice from the Trustee or holders of at least 25% of the principal amount of the Senior Debt Securities of that series to comply with any of its other agreements in the Senior Indenture or the Senior Debt Securities of that series; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (as defined in the Senior Indenture) for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Senior Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vii) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries and (ix) any other Event of Default provided with respect to the Senior Debt Securities of that series. (Senior Indenture Section 701)

    If any Event of Default occurs and is continuing with respect to any series of Senior Debt Securities, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Senior Debt Securities of such series may declare the unpaid principal amount (or, if any of the Senior Debt Securities of that series are Original Issue Discount Senior Debt Securities, such lesser portion of the principal amount of such Senior Debt Securities as may be specified in the terms thereof), premium, if any, and any accrued and unpaid interest on all the Senior Debt Securities of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Subsidiary of the Company, all principal, premium, if any, and interest on outstanding Senior Debt Securities will become due and payable without further action or notice. Holders of the Senior Debt Securities may not enforce the Senior Indenture or the Senior Debt Securities except as provided in the Senior Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Debt Securities of any series may direct the Trustee in its exercise of any trust or power with respect to such series of Senior Debt Securities. The Trustee may withhold from Holders of the Senior Debt Securities of any series notice of any continuing Default or Event of Default (except a Default or Event of Default in payment on any Senior Debt Security or any series or in the payment of any sinking fund installment with respect to such series) if it determines that withholding notice is in their interest. (Senior Indenture Sections 702, 705, 706 and 805)

    In the case of any Event of Default with respect to the Senior Debt Securities of any series occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or any of its Subsidiaries the primary purpose of which was avoiding payment of the premium, if any, that the Company would have had to pay with respect to such series if the Company then had elected to redeem such Senior Debt Securities pursuant to the optional redemption provisions, if any, established in accordance with the Senior Indenture, if any, an equivalent premium shall also become and be immediately due and payable if such Senior Debt Securities were repaid to the extent permitted by law. (Senior Indenture Section 701)

    The Holders of a majority in aggregate principal amount of the Senior Debt Securities of any series then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Debt Securities of such series waive any existing Default or Event of Default with respect to such series of Senior Debt Securities and its consequences under the Senior Indenture except a continuing Default or Event of Default with respect to such series in the payment of interest on, or the principal of, or premium, if any, on the Senior Debt Securities of such series. (Senior Indenture Section 704)

    The Holders of a majority in principal amount of the outstanding Senior Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. (Senior Indenture Section 705) The Senior Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. (Senior Indenture Section 801)

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Senior Indenture, and the Company is required upon becoming aware of any Default or Event of Default with respect to a series of Senior Debt Securities, or any event of default under any other mortgage, indenture or instrument to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. (Senior Indenture Section 505)

DEFEASANCE PROVISIONS IN THE SENIOR INDENTURE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Debt Securities of any series issued pursuant to the Senior Indenture ("Legal Defeasance"), except for (i) the rights of Holders of outstanding Senior Debt Securities of that series to receive payments in respect of the principal of, premium, if any, and interest on the Senior Debt Securities of that series when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Debt Securities concerning issuing temporary Senior Debt Securities, registration of Senior Debt Securities, mutilated, destroyed, lost or stolen Senior Debt Securities and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Senior Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Senior Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Debt Securities of such series. In addition, after the Company's election to exercise its option regarding Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Debt Securities of such series. (Senior Indenture Sections 902 and
903)

    In order to exercise either Legal Defeasance or Covenant Defeasance with respect to any series of Senior Debt Securities issued pursuant to the Senior Indenture, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Debt Securities of such series, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay (A) the principal of, premium, if any, and interest on the outstanding Senior Debt Securities of such series on the stated maturity or on the applicable redemption date, as the case may be, or (B) any mandatory sinking fund payments or analogous payments applicable to the Senior Debt Securities of such series on the day on which such payments are due and payable; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Senior Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States confirming that the Holders of the outstanding Senior Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default with respect to such series shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Senior Indenture or any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the

Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Debt Securities of such series over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with. (Senior Indenture Section 904)

MODIFICATION AND WAIVER

    Modifications and amendments of the Senior Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Senior Debt Securities of all series affected by such modification or amendment (voting as one class); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Senior Debt Security affected thereby:
(i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Debt Security, reduce the principal amount of, or premium or interest on, any Senior Debt Security, reduce the amount of principal of an Original Issue Discount Senior Debt Security due and payable upon acceleration of the maturity thereof, change the place of payment where or coin or currency in which the principal of, or any premium or interest on, any Debt Security is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Senior Debt Security; or (ii) reduce the percentage in principal amount of outstanding Senior Debt Securities of any series, the consent of the holders of which is required for modification or amendment of the Senior Indenture or for waiver of compliance with certain provisions of the Senior Indenture or for waiver of certain defaults; or (iii) modify any of the various sections relating to above-described provisions. (Senior Indenture Section 1002)

    The holders of not less than a majority in aggregate principal amount of the outstanding Senior Debt Securities of each series may waive any past Default or Event of Default under the Senior Indenture with respect to Senior Debt Securities of that series, except a continuing Default or Event of Default under the Senior Indenture (i) in the payment of principal of, or any premium or interest on, any Senior Debt Security of such series held by a nonconsenting holder, or (ii) in respect of a covenant or provision of the Senior Indenture which cannot be modified or amended without the consent of the holder of each outstanding Senior Debt Security of such series affected, as described above. (Senior Indenture Sections 704 and 1002)

    The Senior Indenture provides that, in determining whether the holders of the requisite principal amount of the "outstanding" Senior Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Senior Debt Securities, (i) the principal amount of an Original Issue Discount Senior Debt Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof to such date, and (ii) the principal amount of a Senior Debt Security denominated in a foreign currency or currency unit that will be deemed to be outstanding will be the United States dollar equivalent, determined as of the date of original issuance of such Senior Debt Security, of the principal amount of such Senior Debt Security (or, in the case of an Original Issue Discount Senior Debt Security, the United States dollar equivalent, determined as of the date of original issuance of such Senior Debt Security, of the amount determined as provided in (i) above). (Senior Indenture Section 101)

CERTAIN DEFINITIONS IN THE SENIOR INDENTURE

    Set forth below are certain defined terms used in the Senior Indenture. Reference is made to the Senior Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. (Senior Indenture Section 101)

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, plus (iii) with respect to the Company, without duplication, the respective amounts reported on the Company's balance sheet as of such date with respect to the Company's 8% Preferred Stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Senior Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, and (y) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Debt Securities mature.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    "GOVERNMENT SECURITIES" means securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof.

    "ORIGINAL ISSUE DISCOUNT SENIOR DEBT SECURITY" means any Senior Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the terms of the Senior Indenture.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof), with certain exceptions.

                  DESCRIPTION OF SUBORDINATED DEBT SECURITIES

    The following description sets forth certain specific terms of the Subordinated Debt Securities and provisions of the Subordinated Indenture. Certain general terms of the Subordinated Debt Securities are described under "Description of Debt Securities." The following brief summary of certain provisions of the Subordinated Debt Securities and the Subordinated Indenture, together with the summary description under "Description of Debt Securities," does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Subordinated Indenture, and is further qualified by any description contained in the applicable Prospectus Supplement or Prospectus Supplements. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions in the Subordinated Indenture." Certain terms capitalized and not otherwise defined herein are defined in the Subordinated Indenture. Wherever particular sections or defined terms of the Subordinated Indenture are referred to, such sections or defined terms are incorporated herein by reference.

    The Prospectus Supplement relating to any offered Subordinated Debt Securities will specify any restrictive covenants applicable to such Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Subordinated Debt Securities do not impose any financial or leverage restrictions on the Company and will not contain provisions that permit the holders of such Securities to require that the Company repurchase or redeem such Securities in the event of a takeover, recapitalization or similar restructuring, nor will the Subordinated Debt Securities contain covenants specifically designed to protect holders in the event of a highly leveraged transaction involving the Company.

EVENTS OF DEFAULT UNDER THE SUBORDINATED INDENTURE

    The following events are defined in the Subordinated Indenture as "Events of Default" with respect to the Subordinated Debt Securities of any series issued pursuant to the Subordinated Indenture: (i) failure to pay any interest on any Subordinated Debt Security of that series when due and payable, continued for 30 days; (ii) failure to pay principal of or any premium on any Subordinated Debt Security of that series when due and payable; (iii) failure to deposit any sinking fund payment, when and as due, in respect of any Subordinated Debt Security of that series; (iv) failure to perform, or breach of, any other covenant or warranty of the Company in the Subordinated Indenture or the Subordinated Debt Securities of such series (other than a covenant or warranty a default in the performance or breach of which is dealt with elsewhere in the Subordinated Indenture or which is included in the Subordinated Indenture solely for the benefit of a series of Subordinated Debt Securities other than that series), continued for 60 days after written notice as provided in the Subordinated Indenture; (v) the occurrence and continuation of an event of default under any indenture or instrument under which the Company or any Subsidiary shall have outstanding at least $5.0 million aggregate principal amount of Indebtedness (as defined in the Subordinated Indenture)(other than as part of a Securitization Transaction), the maturity of which has been accelerated and such acceleration has not been rescinded or annulled within 60 days; (vi) certain events in bankruptcy, insolvency or reorganization involving the Company; (vii) the entry against the Company or any Subsidiary of a final judgment, judicial decree or order for the payment of money in excess of $5.0 million which remains unpaid, unvacated, unbounded or unstayed for a period of 60 days; or (viii) any other event of default provided with respect to Subordinated Debt Securities of that series. (Subordinated Indenture Section
501)

    If an Event of Default with respect to any series of outstanding Subordinated Debt Securities under the Subordinated Indenture occurs and is continuing, then either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Subordinated Debt Securities of that series by notice as provided in the Subordinated Indenture may declare the principal amount (or, if any of the Subordinated Debt Securities of that series are Original Issue Discount Subordinated Debt Securities, such lesser portion of the principal amount of such Subordinated Debt Securities as may be specified in the terms thereof) of all of the Subordinated Debt Securities of that series to be due and payable immediately; provided that in the case of certain events of bankruptcy, insolvency or reorganization involving the Company, the principal amount of such Subordinated Debt Securities (or specified portion thereof) shall become due and payable immediately, without such notice. At any time after a declaration of acceleration with respect to Subordinated Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Subordinated Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Subordinated Indenture Section 502)

    The Subordinated Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the holders of Subordinated Debt Securities, unless such holders shall have offered to the Trustee reasonable security or indemnity.

(Subordinated Indenture Sections 601 and 603) Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding Subordinated Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Subordinated Debt Securities of that series. (Subordinated Indenture Section
512)

    The Company is required to furnish to the Trustee annually a statement as to the compliance by the Company with all conditions and covenants under the Subordinated Indenture. (Subordinated Indenture Section 703)

MODIFICATION AND WAIVER

    Modifications and amendments of the Subordinated Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Subordinated Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Subordinated Debt Security affected thereby: (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any such outstanding Subordinated Debt Security, reduce the principal amount of, or premium or interest on, any such outstanding Subordinated Debt Security, reduce the amount of principal of an Original Issue Discount Subordinated Debt Security due and payable upon acceleration of the maturity thereof, change the place of payment where or coin or currency in which the principal of, or any premium or interest on, any such outstanding Subordinated Debt Security is payable, or impair the right to institute suit for the enforcement of any payment on or with respect to any such outstanding Subordinated Debt Security; or (ii) reduce the percentage in principal amount of outstanding Subordinated Debt Securities of any series, the consent of the holders of which is required for modification or amendment of the Subordinated Indenture or for waiver of compliance with certain provisions of the Subordinated Indenture or for waiver of certain defaults with respect to such series of Subordinated Debt Securities; or (iii) modify any of the above-described provisions or any of the provisions relating to waivers of past defaults and defeasance of certain obligations except for certain stated modifications. (Subordinated Indenture Section 902)

    The holders of not less than a majority in aggregate principal amount of the outstanding Subordinated Debt Securities of each series may, on behalf of the holders of all Subordinated Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Subordinated Indenture. (Subordinated Indenture Section 1006) The holders of not less than a majority in aggregate principal amount of the Outstanding Subordinated Debt Securities of each series may, on behalf of the holders of all Subordinated Debt Securities of that series, waive any past default under the Subordinated Indenture with respect to Subordinated Debt Securities of that series, except a default (i) in the payment of principal of, or any premium or interest on, any Subordinated Debt Security of such series when due (other than amounts due and payable solely upon acceleration), or (ii) in respect of a covenant or provision of the Subordinated Indenture which cannot be modified or amended without the consent of the holder of each outstanding Subordinated Debt Security of such series affected. (Subordinated Indenture
Section 513) The definition of "Senior Debt" in the Subordinated Indenture may not be amended or modified in a manner adverse to the holders of then outstanding Senior Debt without the consent of the holders of all Senior Debt affected thereby. (Subordinated Indenture Section 908)

    The Subordinated Indenture provides that, in determining whether the holders of the requisite principal amount of the outstanding Subordinated Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Subordinated Debt Securities, (i) the principal amount of an original issue discount Subordinated Debt Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, and
(ii) the principal amount of a Subordinated Debt Security denominated in a foreign currency or currency unit that will be deemed to be outstanding will be the United States dollar equivalent, determined as of the date of original issuance of such Subordinated Debt Security, of the principal amount of such Subordinated Debt Security (or, in the case of an Original Issue Discount Subordinated Debt Security, the United States dollar equivalent, determined as of the date of original issuance of such Subordinated Debt Security, of the amount determined as provided in (i) above). (Subordinated Indenture Section 101)

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Subordinated Indenture provides that the Company, without the consent of the holders of any of the outstanding Subordinated Debt Securities under the Subordinated Indenture, may consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that (i) any successor Person assumes by supplemental indenture the Company's obligations on the Subordinated Debt Securities and under the Subordinated Indenture and (ii) after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have occurred and be continuing under the Subordinated Indenture. (Subordinated Indenture Section 801)

DEFEASANCE PROVISIONS IN THE SUBORDINATED INDENTURE

    DEFEASANCE AND DISCHARGE. The Company will be discharged from any and all obligations in respect of the Subordinated Debt Securities of any series (except for certain obligations to register the transfer or exchange of Subordinated Debt Securities, to replace destroyed, stolen, lost or mutilated Subordinated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) on the 91st day after the date of deposit with the Trustee, in trust, of money, U.S. Government Obligations (defined below) which through the payment of interest and principal thereof in accordance with their terms will provide money, or a combination thereof, in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Subordinated Debt Securities of such series on the dates on which such payments are due and payable in accordance with the terms of the Subordinated Indenture and such Subordinated Debt Securities. Any such discharge is also subject to certain other conditions, including the limitation that such discharge may only occur if there has been a change in applicable federal law, or the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not cause the holders of such series of Subordinated Debt Securities to recognize income, gain or loss for federal income tax purposes and that such holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case had such deposit, defeasance and discharge not occurred; and that such discharge will not cause any outstanding Subordinated Debt Securities then listed on the New York Stock Exchange or other securities exchange to be de-listed as a result thereof. (Subordinated Indenture Section 403) The term "U.S. Government Obligations" is defined to mean direct obligations of the United States of America, backed by its full faith and credit. (Subordinated Indenture Section
101)

    DEFEASANCE OF CERTAIN COVENANTS. The Company may omit to comply with certain restrictive covenants with respect to the Subordinated Debt Securities of any series. If the Company elects not to comply with any term, provision or condition in any such covenant, the Company must deposit with the Trustee money, U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide money, or a combination thereof, in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Subordinated Debt Securities of such series on the dates on which such payments are due and payable in accordance with the terms of the Subordinated Indenture and such Subordinated Debt Securities. Any such covenant defeasance is also subject to certain other conditions, including the delivery to the Trustee of an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the Subordinated Debt Securities to recognize income, gain or loss for federal income tax purposes and that such holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case had such deposit and defeasance not occurred. (Subordinated Indenture Section 1005).

    DEFEASANCE AND EVENTS OF DEFAULT. In the event the Company omits compliance with certain covenants of the Subordinated Indenture and the Subordinated Debt Securities issued pursuant thereto are declared due and payable because of the occurrence of any event of default, although the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Subordinated Debt Securities at the time of their stated maturity, it may not be sufficient to pay amounts due on the Subordinated Debt Securities at the time of the acceleration resulting from such event of default. In such event, the Company shall remain liable for all such payments.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

    The Subordinated Debt Securities will be subordinate and subject in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Senior Debt. Upon any distribution to creditors in a liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceeding involving the Company, the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations (as defined in the Subordinated Indenture) due on or to become due on or in respect of all Senior Debt, before the holders of Subordinated Debt Securities are entitled to receive any payment or distribution of any kind, whether in cash, property or securities, by set off or otherwise (including any payment or distribution which may be payable or deliverable by reason of the payment of any Junior Subordinated Debt) on account of the principal of (and premium, if any) or interest on the Subordinated Debt Securities or on account of any purchase, redemption or other acquisition of Subordinated Debt Securities by the Company, any Subsidiary of the Company, the Trustee or any Paying Agent or on account of any other obligation of the Company in respect of any Subordinated Debt Securities (excluding (i) shares of stock or securities of the Company or another corporation provided for by a plan of reorganization or readjustment that are subordinated in right of payment to all then outstanding Senior Debt to substantially the same extent as, or to a greater extent than, the Subordinated Debt Securities are so subordinated and
(ii) payments of assets from any defeasance trust which have been on deposit for 90 consecutive days without the occurrence of blockage of payment on any such series of Subordinated Debt Securities as described below) ("Securities Payments"). Until the Senior Debt is paid in full, any Securities Payment to which the holders of Subordinated Debt Securities or the Trustee for their benefit would be entitled, will be paid or delivered by the Company or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of Senior Debt or their representative or representatives or the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Debt may have been issued. (Subordinated Indenture Sections 1301 and 1302) The Company may not make any payments on the account of the Subordinated Debt Securities, or on account of the purchase or redemption or other acquisition of the Subordinated Debt Securities, if there has occurred and is continuing a default in the payment of the principal of (or premium, if any) or interest on any Senior Debt (a "Senior Payment Default"). (Subordinated Indenture Section 1303)

    In the event that the Trustee receives any Securities Payment prohibited by the subordination provisions of the Subordinated Indenture, such payment will be held by the Trustee in trust for the benefit of, and will immediately be paid over upon written request to, the holders of Senior Debt or their representative or representatives, or the trustee or trustees under any applicable indenture for application to the payment of Senior Debt. (Subordinated Indenture Section
1304) Such subordination will not prevent the occurrence of any event of default in respect of the Subordinated Debt Securities.

    By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Debt may receive more, ratably, and holders of the Subordinated Debt Securities having a claim pursuant to such securities may receive less, ratably, than the other creditors of the Company. There may also be interruption of scheduled interest and principal payments resulting from events of default on Senior Debt.

CERTAIN DEFINITIONS IN THE SUBORDINATED INDENTURE

    Set forth below are certain defined terms use in the Subordinated Indenture. Reference is made to the Subordinated Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. (Subordinated Indenture Section 101)

    "JUNIOR SUBORDINATED DEBT" means the Indebtedness of the Company under its Subordinated Extendible Notes and Subordinated Fixed-Term Notes issued pursuant to the indenture dated as of July 1, 1994, as amended and restated as of April 28, 1995, by and between the Company and Norwest Bank Minnesota, National Association, as Trustee.

    "ORIGINAL ISSUE DISCOUNT SUBORDINATED DEBT SECURITY" means any Subordinated Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to the Subordinated Indenture.

    "SECURITIZATION TRANSACTION" means a public or private transfer of installment sales contracts, loans, leases or other receivables by which the Company directly or indirectly securitizes a pool of specified installment sales contracts, loans, leases or other receivables.

    "SENIOR DEBT" means all Indebtedness (as defined in the Subordinated Indenture) of the Company, except Indebtedness created or evidenced by an instrument which expressly provides that such Indebtedness is subordinated in right of payment to any other Indebtedness of the Company. Without limiting the generality of the foregoing, Senior Debt shall include: (i) the guarantee by the Company of any Indebtedness of any other Person (including, without limitation, subordinated Indebtedness of another Person), unless such guarantee is expressly subordinated to any other Indebtedness of the Company; (ii) Indebtedness of the Company under its Senior Term Notes due 2000 issued pursuant to the indenture dated as of April 28, 1995, by and between the Company and Norwest Bank Minnesota, National Association, as Trustee; and (iii) Indebtedness of the Company under that certain Amended and Restated Credit Agreement dated as of August 4, 1995, by and among the Company, First Bank National Association, as Administrative Bank, and certain other banks party thereto. Without limiting the generality of the foregoing, Senior Debt shall not include Indebtedness of the Company under the Subordinated Debt Securities or the Junior Subordinated Debt. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates and (y) any Indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted hereby).

    "WAREHOUSE FACILITY" means a funding arrangement with one or more financial institutions or other lenders or purchasers, either directly or through a special purpose vehicle, exclusively to finance for a period not to exceed six months the purchase of consumer installment sales contracts, loans, leases or other receivables pending Securitization Transactions, including, without limitation, so-called "pool bank" arrangements and repurchase agreements.

                         DESCRIPTION OF PREFERRED STOCK

    The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Stock. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designation relating to each series of the Preferred Stock to be filed as an exhibit to a document incorporated by reference in this Prospectus.

GENERAL

    Pursuant to the Company's articles of incorporation, as amended, the Board of Directors of the Company has the authority, without further shareholder action, to issue from time to time shares of preferred stock, $.01 par value (the "Preferred Stock"), in one or more series and with such terms and at such times and for such consideration as the Board of Directors of the Company may determine. The authority of the Board of Directors of the Company includes the determination or fixing of the following with respect to shares of any series thereof: (i) the number of shares and designation or title thereof;

(ii) rights as to dividends; (iii) whether and upon what terms the shares are to be redeemable; (iv) the rights of the holders upon the dissolution, or upon the distribution of assets, of the Company; (v) whether and upon what terms the shares shall have a purchase, retirement or sinking fund; (vi) whether and upon what terms the shares are to be convertible; (vii) the voting rights, if any, which shall apply; and (viii) any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series. The Preferred Stock will, when issued, be fully paid and nonassessable. The Preferred Stock will have no preemptive rights to subscribe for any additional securities which may be issued by the Company. The transfer agent and registrar for the Preferred Stock will be specified in the applicable Prospectus Supplement.

    The Preferred Stock shall have the dividend, liquidation, redemption, voting and conversion rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including (i) the title, stated value and liquidation preference of such Preferred Stock and the number of shares offered; (ii) the initial public offering price at which such Preferred Stock will be issued; (iii) the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (iv) any redemption or sinking fund provisions; (v) any conversion provisions; and (vi) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

    As described under "Description of Depositary Shares" the Company may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"), each representing a fractional interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Depositary (as defined below).

DIVIDENDS

    Subject to the preferential rights as to dividends of holders of any other capital stock of the Company ranking prior to any series of the Preferred Stock, the holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company or a duly authorized committee thereof, out of funds legally available therefor, cash dividends at such rates and on such dates as will be set forth in the Prospectus Supplement relating to such series. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be set forth in the Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company or a duly authorized committee thereof.

    Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative ("Noncumulative Preferred Stock"), then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates.

    No full dividends will be declared or paid or set apart for payment on any stock of the Company ranking, as to dividends, on a parity with or junior to the Preferred Stock for any period unless full dividends on the Preferred Stock of each series (including any accumulated dividends) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment. When dividends are not paid in full upon any series of Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Preferred Stock, all dividends declared or made upon Preferred Stock of each series and any other Preferred Stock ranking on a parity as to dividends with the Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on Preferred Stock of each series and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share (which, in the case of Noncumulative Preferred Stock, shall not include any accumulation in respect of unpaid dividends for prior dividend periods) on shares of each series of the Preferred Stock and such other Preferred Stock bear to each other. Except as provided in the preceding sentence, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or any other stock of the Company ranking junior to the Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation, dissolution or winding up of the Company, nor may any Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock as to dividends and distributions of assets upon liquidation, dissolution or winding up of the Company) unless, in each case, the full dividends on each series of the Preferred Stock shall have been paid or declared and set aside for payment. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on any series of the Preferred Stock which may be in arrears.

REDEMPTION AND REPURCHASE

    A series of the Preferred Stock may be redeemable, in whole or in part, at the option of the Company, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by the Company at the option of the holders, in each case upon terms, at the times and at the prices set forth in the Prospectus Supplement relating to such series. Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued Preferred Stock.

    The Prospectus Supplement relating to a series of the Preferred Stock which is subject to mandatory redemption will specify the number of shares of such series of the Preferred Stock which shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. The redemption price may be payable in cash or other property, as specified in the Prospectus Supplement relating to such series of the Preferred Stock. If the redemption price is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such series may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the applicable shares of such series of the Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the Prospectus Supplement relating to such series of the Preferred Stock.

    If fewer than all of the outstanding shares of any series of the Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of the Company and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares).

    Notwithstanding the foregoing, if any dividends, including any accumulation, on Preferred Stock of any series are in arrears, no Preferred Stock of such series shall be redeemed unless all outstanding Preferred Stock of such series are simultaneously redeemed, and the Company shall not purchase or otherwise acquire any Preferred Stock of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series pursuant to a purchase or exchange offer provided such offer is made on the same terms to all holders of such series of the Preferred Stock.

    Notice of redemption shall be given by mailing the same to each record holder of the shares to be redeemed, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to the respective addresses of such holders as the same shall appear on the stock books of the Company. Each such notice shall state (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights as to such shares, if any, shall terminate. If fewer than all shares of any series of the Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

    If notice of redemption has been given, from and after the redemption date for the shares of the series of the Preferred Stock called for redemption (unless default shall be made by the Company in providing money for the payment of the redemption price of the shares so called for redemption), dividends on the Preferred Stock so called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the Company (except the right to receive the redemption price) shall cease. Upon surrender in accordance with such notice of the certificates representing any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), the redemption price set forth above shall be paid out of funds provided by the Company. If fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

CONVERSION OR EXCHANGE

    The Prospectus Supplement relating to a series of the Preferred Stock which is convertible or exchangeable will state the terms on which shares of that series are convertible into or exchangeable for shares of Common Stock, another series of Preferred Stock or Debt Securities.

RIGHTS UPON LIQUIDATION

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of each series of the Preferred Stock and any other Preferred Stock ranking on a parity with such series of Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Company will be entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of the Common Stock or any other class or series of stock of the Company ranking junior to such series of the Preferred Stock as to such distribution, liquidation distributions in the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) for the then current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto. Such right shall, however, be subject to the preferential rights, if any, of holders of any capital stock of the Company ranking prior to such series of the Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Company. Unless otherwise provided in the applicable Prospectus Supplement, neither the sale of all or substantially all of the property and assets of the Company, nor the merger or consolidation of the Company into or with any other corporation nor the merger or consolidation of any other corporation into or with the Company, shall be deemed to be a dissolution, liquidation or winding up. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of the Preferred Stock of any series and any other shares of stock of the Company ranking as to any such distribution on a parity with such series of the Preferred Stock shall be insufficient to pay in full all amounts to which such holders are entitled, no such distribution shall be made on account of any shares of any other series of the Preferred Stock or other securities of the Company ranking as to any such distribution on a parity with the Preferred Stock of such series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the Preferred Stock of such series, ratably, in proportion to the full distributive amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up. After payment of the full amount of the liquidation distribution to which they are entitled, the holders of such series of the Preferred Stock will have no right or claim to any of the remaining assets of the Company.

VOTING RIGHTS

    Except as indicated below or in the Prospectus Supplement relating to a particular series of the Preferred Stock, or except as expressly required by the Minnesota Business Corporation Act, the holders of the Preferred Stock will not be entitled to vote. In the event the Company issues shares of a series of the Preferred Stock, unless otherwise indicated in the Prospectus Supplement relating to such series, each share will be entitled to one vote on matters on which holders of such series are entitled to vote. However, as more fully described under "Description of Depositary Shares," if the Company elects to provide for the issuance of Depositary Shares representing fractional interests in a share of a series of Preferred Stock, the holders of each such Depositary Share will, in effect, be entitled through the Depositary to such fraction of a vote, rather than a full vote. In the case of any series of Preferred Stock having one vote per share on matters on which holders of such series are entitled to vote, the voting power of such series, on matters on which holders of such series and holders of any other series of Preferred Stock are entitled to vote as a single class, will depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series of the Preferred Stock.

    A series of the Preferred Stock may also have other voting rights -- for example, upon the occurrence of certain events or relative to the taking of certain actions. Any such special voting rights will be set forth in the Prospectus Supplement relating to such series of Preferred Stock.

                        DESCRIPTION OF DEPOSITARY SHARES

    The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which will be filed or incorporated by reference as exhibits to the Registration Statement to which this Prospectus pertains.

GENERAL

    The Company may, at its option, elect to offer fractional interests in Preferred Stock, rather than full Preferred Stock. In the event such option is exercised, the Company will provide for the issuance by a Depositary to the public of Depositary Receipts evidencing Depositary Shares, each of which will represent a fractional interest (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock) in a share of a particular series of the Preferred Stock as described below.

    The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a Preferred Share underlying such Depositary Share, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

    Pending the preparation of definitive Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

WITHDRAWAL OF PREFERRED STOCK

    Upon surrender of the Depositary Receipts at the principal corporate trust office of the Depositary (unless the related Depositary Shares have previously been called for redemption), the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his order, of the number of Preferred Stock and any money or other property represented by such Depositary Shares.

Partial Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor. No assurance can be given that a market will exist for the withdrawn Preferred Stock.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock. less any taxes required to be withheld therefrom, to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

    The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to holders of Depositary Shares.

REDEMPTION AND REPURCHASE OF DEPOSITED PREFERRED STOCK

    If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption at the option of the Company, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to the Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Company.

    After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

    Depositary Shares, as such, are not subject to repurchase by the Company at the option of the holders. Nevertheless, if the Preferred Stock represented by Depositary Shares are subject to repurchase at the option of the holders, the related Depositary Receipts may be surrendered by the holders thereof to the Depositary with written instructions to the Depositary to instruct the Company to repurchase the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts at the applicable repurchase price specified in the related Prospectus Supplement. The Company, upon receipt of such instructions and subject to the Company having funds legally available therefor, will repurchase the requisite whole number of such Preferred Stock from the Depositary, who in turn will repurchase such

Depositary Receipts. Notwithstanding the foregoing, holders shall only be entitled to request the repurchase of Depositary Shares representing one or more whole shares of the related Preferred Stock. The repurchase price per Depositary Share will be equal to the repurchase price and any other amounts per share payable with respect to the Preferred Stock multiplied by the fraction of a Preferred Share represented by one Depositary Share. If the Depositary Shares evidenced by a Depositary Receipt are to be repurchased in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be repurchased.

VOTING OF DEPOSITED PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock.

CONVERSION AND EXCHANGE OF DEPOSITED PREFERRED STOCK

    If the Preferred Stock represented by Depositary Shares are exchangeable at the option of the Company for other Securities, then, whenever the Company exercises its option to exchange all or a portion of such Preferred Stock held by the Depositary, the Depositary will exchange as of the same exchange date a number of such Depositary Shares representing the Preferred Stock so exchanged, provided the Company shall have issued and deposited with the Depositary the Securities for which such Preferred Stock are to be exchanged. The exchange rate per Depositary Share shall be equal to the exchange rate per Preferred Share multiplied by the fraction of a Preferred Share represented by one Depositary Share. If less than all of the Depositary Shares are to be exchanged, the Depositary Shares to be exchanged will be selected by the Depositary by lot or pro rata or other equitable method, in each case as may be determined by the Company. If the Depositary Shares evidenced by a Depositary Receipt are to be exchanged in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be exchanged.

    Depositary Shares, as such, are not convertible or exchangeable at the option of the holders into other Securities or property. Nevertheless, if the Preferred Stock represented by Depositary Shares are convertible into or exchangeable for other Securities at the option of the holders, the related Depositary Receipts may be surrendered by holders thereof to the Depositary with written instructions to the Depositary to instruct the Company to cause conversion or exchange, as the case may be, of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into a whole number of shares of Common Stock or Preferred Stock, a whole number of Common Stock Warrants or Debt Securities in authorized denominations, as specified in the related Prospectus Supplement. The Company, upon receipt of such instructions, will cause the conversion or exchange, as the case may be, and delivery to the holders such number of whole shares of Common Stock or Preferred Stock, whole number of Common Stock Warrants, or principal amount of Debt Securities in authorized denominations (and cash in lieu of any fractional Security). The exchange or conversion rate per Depositary Share shall be equal to the exchange or conversion rate per Preferred Share multiplied by the fraction of a Preferred Share represented by one Depositary Share. If the Depositary Shares evidenced by a Depositary Receipt are to be converted or exchanged in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted or exchanged.

TAXATION

    Owners of Depositary Shares will be treated for federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares and, accordingly, will be entitled to take into account for federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares as provided in the Deposit Agreement,
(ii) the tax basis of each Preferred Share to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for the Preferred Stock in the hands of an exchanging owner of Depositary Shares who held such Depositary Shares as a capital asset at the time of the exchange thereof for Preferred Stock will include the period during which such person owned such Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

    The Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

    Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    As of September 30, 1996, 33,003,889 shares of Common Stock were outstanding. An aggregate of 65,846,111 undesignated shares, $.01 par value, remain authorized and unissued. Such shares may be issued as Common Stock or may be issued as such other class (including as Preferred Stock, as described above) or series and with such other rights and preferences as the Board of Directors may determine. As of September 30, 1996, an aggregate of 9,369,665 of such authorized, unissued shares have been reserved for issuance as Common Stock upon the exercise of stock options, warrants or other rights granted, including shares reserved for issuance as Common Stock upon conversion of the 8% Preferred Stock, all of which was converted or redeemed on or before December 2, 1996. Subject to any prior rights of any Preferred Stock then outstanding, holders of the Common Stock are entitled to receive such dividends as are declared by the Board of Directors of the Company out of funds legally available therefor. Subject to the rights, if any, of any Preferred Stock then outstanding, all voting rights are vested in the holders of Common Stock, each share being entitled to one vote. Subject to any prior rights of any such Preferred Stock, in the event of liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them. Holders of shares of Common Stock do not have any preemptive right to subscribe for any additional securities which may be issued by the Company. The outstanding shares of Common Stock are fully paid and nonassessable. The transfer agent and registrar for the Common Stock is Norwest Bank Minnesota, National Association, South St. Paul, Minnesota.

SHAREHOLDER RIGHTS PLAN

    Each share of Common Stock has one Preferred Stock Purchase Right ("Right") attached. Each whole Right entitles the holder to buy one one-hundredth of a share of the Company's Class A Preferred Stock at an initial per share price of $90 (subject to adjustment). The Rights will only become exercisable ten days after a person or group becomes an "Acquiring Person" by acquiring beneficial ownership of 15% or more of the outstanding Common Stock or announcing a tender or exchange offer for 15% or more of the Common Stock, subject to certain exceptions. If the Rights become exercisable, a holder will generally be entitled to acquire Common Stock having a value equal to twice the Right's exercise price. If the Company is acquired in a merger or other business combination transaction, or 50% or more of its assets or earning power is sold, mortgaged or transferred, each Right will entitle its holder to purchase, at the Right's exercise price, that number of shares of the acquiring company's common stock having a then current market value of twice the Right's exercise price. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

    At any time after the Rights become exercisable, the Board of Directors may exchange the Rights, in whole or in part, at an exchange ratio of one share of Common Stock per Right, subject to adjustment. In addition, after the acquisition by an "Acquiring Person" of 15% or more of the outstanding Common Stock but prior to the tenth day following the acquisition, the Board of Directors will be entitled to redeem the Rights, upon approval of a majority of the "Continuing Directors" of the Company, at $.01 per Right. The Rights will expire at the close of business on October 28, 2006 if not previously redeemed or exercised.

    The Rights have certain anti-takover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company unless the offer is conditional on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer at an equitable price and which is otherwise in the best interests of the Company and its shareholders, as determined by the Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Board of Directors may, at its option, redeem the Rights at any time prior to the tenth day following an "Acquiring Person's" acquisition of 15% or more of the outstanding Common Stock.

    The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the Rights Agreement, a copy of which is incorporated by reference as an exhibit to the Registration Statement.

MINNESOTA ANTI-TAKEOVER LAWS

    The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act, which provisions may operate to discourage a negotiated acquisition or unsolicited takeover of the Company and thereby deprive the then current shareholders of the ability to sell their shares at a premium over the market price. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

    In the event of certain tender offers for stock of the Company, Section 302A.675 of the Minnesota Business Corporation Act precludes the tender offeror from acquiring additional shares of stock (including acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of such an offer unless the selling shareholders are given the opportunity to sell the shares on terms that are substantially equivalent to those contained in the earlier tender offer. The section does not apply if a committee of the Board consisting of all of its disinterested directors (excluding present and former officers of the corporation) approves the subsequent acquisition before shares are acquired pursuant to the earlier tender offer.

                       DESCRIPTION OF SECURITIES WARRANTS

    The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Shares. Securities Warrants may be issued independently or together with other Securities offered by any Prospectus Supplement and may be attached to or separate from such other Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as Securities Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant Certificates or beneficial owners of Securities Warrants. Copies of the forms of Securities Warrant Agreements, including the forms of Securities Warrant Certificates representing the Securities Warrants, will be filed or incorporated by reference as exhibits to the Registration Statement to which this Prospectus pertains. The following summaries of certain provisions of the forms of Securities Warrant Agreements and Securities Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreements and the Securities Warrant Certificates.

GENERAL

    If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the Currencies in which such Securities Warrants are being offered; (iii) the designation, aggregate principal amount, Currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants; (iv) the designation and terms of any series of Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Security; (v) the date on and after which such Securities Warrants and the related series of Securities will be transferable separately; (vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which and Currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vii) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (viii) whether the Securities Warrants will be issued in registered or bearer form; (ix) a discussion of any material United States federal income tax consequences; and
(x) any other terms of such Securities Warrants.

    In the case of Securities Warrants for the purchase of Preferred Stock or Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants and, in the case of Securities Warrants for Preferred Stock, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of the series of Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Security; (iv) the date on and after which such Securities Warrants and the related series of Securities will be transferable separately; (v) the number of Preferred Stock or shares of Common Stock purchasable upon exercise of each such Securities Warrant and the price at which such number of Preferred Stock or shares of Common Stock may be purchased upon each exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the expiration date thereof; (vii) a discussion of any material United States federal income tax consequences; and (viii) any other terms of such Securities Warrants. Securities Warrants for the purchase of Preferred Stock or Common Stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

    Securities Warrant Certificates may be exchanged for new Securities Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock or Common Stock, holders of such Securities Warrants will not have any rights of holders of the Preferred Stock or Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Preferred Stock, Depositary Shares or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

    Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of Preferred Stock or shares of Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

    Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant Certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt of the Securities Warrant Certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant Certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant Certificate are exercised, a new Securities Warrant Certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENTS

    The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

COMMON STOCK WARRANT ADJUSTMENTS

    The exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including
(i) the issuance of capital stock as a dividend or distribution on the Common Stock; (ii) subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Warrant Agreement for such series of Common Stock Warrants); (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Company (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above). In the event that the Company shall distribute any rights or warrants to acquire capital stock pursuant to clause (iv) above (the "Capital Stock Rights"), pursuant to which separate certificates representing such Capital Stock Rights will be distributed subsequent to the initial distribution of such Capital Stock Rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of Common Stock Warrants), such subsequent distribution shall be deemed to be the distribution of such Capital Stock Rights; provided that the Company may, in lieu of making any adjustment in the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant upon a distribution of separate certificates representing such Capital Stock Rights, make proper provision so that each holder of such a Common Stock Warrant who exercises such Common Stock Warrant (or any portion thereof) (a) before the record date for such distribution of separate certificates shall be entitled to receive upon such exercise shares of Common Stock issued with Capital Stock Rights and (b) after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights shall be entitled to receive upon such exercise, in addition to the shares of Common Stock issuable upon such exercise, the same number of such Capital Stock Rights as would a holder of the number of shares of Common Stock that such Common Stock Warrant so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such Common Stock Warrant was exercised immediately prior to the record date for such distribution. Common Stock owned by or held for the account of the Company or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

    No adjustment in the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase any of the foregoing.

    In the case of (i) a reclassification of or change to the Common Stock, other than changes in par value, (ii) a consolidation or merger involving the Company, other than where the Company is the continuing corporation and reclassification or change, as described in (i) above, is involved or (iii) a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, the holders of the Common Stock Warrants then outstanding will be entitled thereafter to convert such Common Stock Warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such Common Stock Warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

                              PLAN OF DISTRIBUTION

    The Company may offer and sell the Securities in any of three ways: (i) through agents (ii) through underwriters or dealers, or (iii) directly to one or more purchasers. The Prospectus Supplement or Prospectus Supplements with respect to any of the Securities offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents, the purchase price of such Securities, the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which such Securities may be listed.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    If so indicated in the Prospectus Supplement relating to any Securities offered thereby, the Company will authorize underwriters, dealers and agents to solicit offers by certain specified institutions to purchase such Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in such Prospectus Supplement, and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

    Any underwriter, dealer or agent participating in the distribution of an offering of Securities may be deemed to be an underwriter, and any discounts or commissions received by it on the sale or resale of Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contributions with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents, and affiliates thereof, may be customers of, engage in transactions with, or perform services for the Company and its affiliates in the ordinary course of business.

    Unless otherwise indicated in the applicable Prospectus Supplement, all Securities (other than the Common Stock) will be new issues of securities with no established trading market. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given concerning the liquidity of the trading market for any Securities.

                             VALIDITY OF SECURITIES

    The validity of the Securities will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                    EXPERTS

    The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                               PAGE
Prospectus Supplement Summary...............................    S-3
Risk Factors................................................   S-12
Use of Proceeds.............................................   S-21
Capitalization..............................................   S-21
Selected Consolidated Financial Information.................   S-22
Business....................................................   S-24
Description of Notes........................................   S-39
Certain Federal Income Tax Consequences.....................   S-64
Description of Other Senior Debt............................   S-66
Underwriting................................................   S-67
Legal Matters...............................................   S-68
Experts.....................................................   S-68

                            PROSPECTUS

Available Information.......................................      2
Incorporation of Certain Documents by Reference.............      2
The Company.................................................      4
Risk Factors................................................      5
Use of Proceeds.............................................     11
Ratios of Earnings to Fixed Charges and to Combined Fixed
 Charges and Preferred Stock Dividends......................     11
Description of Debt Securities..............................     12
Description of Senior Debt Securities.......................     16
Description of Subordinated Debt Securities.................     21
Description of Preferred Stock..............................     26
Description of Depositary Shares............................     30
Description of Common Stock.................................     34
Description of Securities Warrants..........................     35
Plan of Distribution........................................     38
Validity of Securities......................................     38
Experts.....................................................     38

                                  $75,000,000

                                     [LOGO]

                              11 1/2% SENIOR NOTES
                                    DUE 2007
                         ------------------------------

                             PROSPECTUS SUPPLEMENT

                         ------------------------------

                          DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                               J.P. MORGAN & CO.

                                OCTOBER 3, 1997

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